UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SUPERVALU INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders
To Be Held Thursday, August 16, 2018

The 2018 Annual Meeting of Stockholders of SUPERVALU INC. will be held on Thursday, August 16, 2018, at 8:00 a.m., Central Time, at the SUPERVALU INC. headquarters, 11840 Valley View Road, Eden Prairie, MN 55344. The purposes of the Annual Meeting are to:

1)	Elect nine directors;

2)
Consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 7, 2018, by and among SUPERVALU INC., SUPERVALU Enterprises, Inc. and SUPERVALU Merger Sub, Inc., which agreement is included in this Proxy Statement/Prospectus as Appendix A (the “Reorganization Agreement”), which we refer to as the “Holding Company Proposal,” in connection with the reorganization of our corporate structure into a holding company structure, for the reasons set forth in this Proxy Statement/Prospectus and detailed in Proposal 2;

3)	Ratify the appointment of KPMG LLP as the independent registered public accounting firm;

4)	Hold an advisory vote on executive compensation;

5)
Consider and vote upon a proposal regarding additional disclosure concerning the use of the Company’s corporate aircraft submitted by a dissident stockholder, Blackwells Capital LLC (“Blackwells”), which we refer to as the “Blackwells Aircraft Proposal,” which is detailed in Proposal 5; and

6)	Transact such other business as may properly come before the meeting.
At the Annual Meeting, SUPERVALU’s stockholders will be asked to consider, among other items, a proposed reorganization of our company structure. As detailed further in Proposal 2 of the enclosed Proxy Statement/Prospectus, we are proposing the reorganization to:

•	Separate our Wholesale and Retail operations to better enable us to focus on our Wholesale operations;

•	Facilitate our previously announced strategic transformation plan to sell certain retail assets to third parties and focus on our Wholesale business;

•	Better restrict each business segment’s liabilities to its own segment;

•	Increase our strategic, business and financial flexibility; and

•
Enable us to achieve our strategic transformation plan in a tax efficient manner that may facilitate our ability to utilize a portion of our capital loss carryforward, which could generate approximately $300 million of cash tax benefits for the Company over the next approximately 15 years (assuming, among other things, the occurrence of certain future events, sufficient future taxable income to realize these cash tax benefits and no change in applicable corporate tax rates).

In addition, one of our stockholders, Blackwells, has notified us that it intends to nominate six persons for election as directors to the SUPERVALU Board of Directors at the Annual Meeting. You may receive solicitation materials from Blackwells seeking your proxy to vote for its nominees to become members of the Board of Directors, including an opposition proxy statement and a GREEN proxy card.
THE BOARD OF DIRECTORS DOES NOT ENDORSE ANY BLACKWELLS NOMINEE AND URGES YOU NOT TO SIGN OR RETURN ANY GREEN PROXY CARD SENT TO YOU BY BLACKWELLS. We are not responsible for the accuracy of any information provided by or relating to Blackwells or its nominees contained in solicitation materials filed or disseminated by or on behalf of Blackwells or any other statements Blackwells may make.
We believe that the nominees recommended by our Board of Directors (the “Board of Directors’ Nominees”) are best positioned to serve our Company and our stockholders. ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH AND ALL OF THE BOARD OF DIRECTORS’ NOMINEES ON THE WHITE PROXY CARD.

YOUR VOTE IS EXTREMELY IMPORTANT. Whether or not you plan to attend the Annual Meeting, please take a few minutes now to vote by telephone or by Internet by following the instructions on the WHITE proxy card, or to sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope provided. If you are a beneficial owner or you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker or other nominee.
PLEASE NOTE THAT VOTING TO “WITHHOLD” WITH RESPECT TO ANY BLACKWELLS NOMINEE ON THE GREEN PROXY CARD SENT TO YOU BY BLACKWELLS IS NOT THE SAME AS VOTING FOR OUR BOARD OF DIRECTORS’ NOMINEES BECAUSE A VOTE TO “WITHHOLD” WITH RESPECT TO A BLACKWELLS NOMINEE ON ITS GREEN PROXY CARD WILL REVOKE ANY WHITE PROXY CARD YOU MAY HAVE PREVIOUSLY SUBMITTED. TO SUPPORT THE BOARD OF DIRECTORS’ NOMINEES, YOU SHOULD VOTE FOR THE BOARD OF DIRECTORS’ NOMINEES ON THE WHITE PROXY CARD AND DISREGARD, AND NOT RETURN, ANY GREEN PROXY CARD SENT TO YOU BY BLACKWELLS.
IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED A GREEN PROXY CARD SENT TO YOU BY BLACKWELLS, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED. ANY LATER DATED GREEN PROXY CARD THAT YOU SEND TO BLACKWELLS WILL ALSO REVOKE YOUR PROXY, INCLUDING WHITE PROXIES THAT YOU HAVE VOTED FOR OUR BOARD OF DIRECTORS’ NOMINEES, AND WE STRONGLY URGE YOU NOT TO SIGN OR RETURN ANY GREEN PROXY CARDS SENT TO YOU BY BLACKWELLS. ONLY YOUR LATEST DATED PROXY CARD WILL BE COUNTED.
The Board of Directors has fixed the close of business on June 25, 2018 as the record date for the purpose of determining stockholders who are entitled to notice of and to vote at the Annual Meeting. Holders of SUPERVALU’s common stock are entitled to one vote for each share held of record on the record date.
Given the contested nature of the election, your broker, bank or other nominee will only be able to vote your shares with respect to any proposals at the Annual Meeting if you have instructed them how to vote. Your broker, bank or other nominee has enclosed a voting instruction card for you to use to direct them regarding how to vote your shares. Please instruct your broker, bank or other nominee how to vote your shares using the voting instruction card you received from them. Please return your completed WHITE proxy card or voting instruction card to your broker, bank or other nominee and contact the person responsible for your account so that your vote can be counted. If your broker, bank or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well.
If you have any questions about the matters described in this Proxy Statement/Prospectus, how to submit your proxy or if you need additional copies of this Proxy Statement/Prospectus, the enclosed WHITE proxy card or voting instructions, please contact our proxy solicitor at the contact listed below:
Innisfree M&A Incorporated
Toll free at (877) 456-3510
Banks and brokers may call collect at (212) 750-5833.

July 2, 2018	BY ORDER OF THE BOARD OF DIRECTORS

Stuart D. McFarland Senior Vice President, General Counsel and Corporate Secretary

Dear SUPERVALU Stockholder:

On behalf of your Board of Directors, it is my pleasure to invite you to participate in our Annual Meeting of Stockholders by voting on the proposals to be considered at SUPERVALU’s 2018 Annual Meeting, to be held on Thursday, August 16, 2018, at 8:00 a.m., Central Time, at the SUPERVALU INC. headquarters, 11840 Valley View Road, Eden Prairie, MN 55344.
You are being asked to make important decisions regarding the structure and management of your Company. Your vote is especially important this year regardless of the number of shares you own.
A key responsibility of SUPERVALU’s Board is to oversee the Company’s long-term strategy. SUPERVALU has been undergoing a strategic transformation since 2016, and we continue to execute on that transformation as we become the wholesale supplier of choice for grocery retailers across the United States, while also executing initiatives to deliver long-term stockholder value.
One of the proposals we have included in this Proxy Statement/Prospectus for your vote is a proposal to adopt an Agreement and Plan of Merger, dated as of June 7, 2018, by and among SUPERVALU INC., SUPERVALU Enterprises, Inc. and SUPERVALU Merger Sub, Inc. (our, “Holding Company Proposal”) as part of a reorganization of our corporate structure into a holding company structure, which we believe will further facilitate our strategic transformation as detailed in this Proxy Statement/Prospectus.
In the pages that follow, we provide you with information on each of the proposals to be considered at the Annual Meeting to:

•	Elect our nine nominees to be members of our Board;

•	Approve our Holding Company Proposal;

•	Ratify our independent registered public accounting firm;

•	Cast an advisory vote on our executive compensation;

•	Vote on an advisory stockholder proposal; and

•	Transact any other business that may properly be voted on at our Annual Meeting.
This Proxy Statement/Prospectus also outlines important information you need to enable you to vote and to contact us. As a valued stockholder, we invite you to vote on the proposals set forth in this Proxy Statement/Prospectus.
We have an experienced, diverse and steadily refreshed Board, with each of our director nominees receiving at least 98.7% of the vote of our stockholders last year. It is with the Board’s oversight that we provide you with information on SUPERVALU that demonstrates our proactive commitment to being a grocery distribution leader in a rapidly changing industry.
On behalf of the entire Board, we thank you for your confidence in us. We value your investment, your input and your support. We will continue to work diligently on your behalf to earn your ongoing trust in us.
Sincerely,
Donald R. Chappel
Chairman
Board of Directors of SUPERVALU INC.

PROXY STATEMENT/PROSPECTUS TABLE OF CONTENTS

PROXY STATEMENT/PROSPECTUS
The Board of Directors of SUPERVALU INC. (“SUPERVALU,” the “Company,” “we,” “us” or “our”) is soliciting proxies for use at the 2018 Annual Meeting of Stockholders to be held on Thursday, August 16, 2018, at 8:00 a.m., Central Time, at the SUPERVALU INC. headquarters, 11840 Valley View Road, Eden Prairie, MN 55344, and at any adjournment or postponement of the meeting. The proxy materials were mailed to you beginning on or about July 2 , 2018.
PURPOSES OF THE ANNUAL MEETING
The purposes of the Annual Meeting are to:

1)	Elect nine directors;

2)
Consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 7, 2018, by and among SUPERVALU INC., SUPERVALU Enterprises, Inc. and SUPERVALU Merger Sub, Inc., which agreement is included in this Proxy Statement/Prospectus as Appendix A (the “Reorganization Agreement”), which we refer to as the “Holding Company Proposal,” in connection with the reorganization of our corporate structure into a holding company structure for the reasons set forth in this Proxy Statement/Prospectus and detailed in Proposal 2;

3)	Ratify the appointment of KPMG LLP as the independent registered public accounting firm;

4)	Hold an advisory vote on executive compensation;

5)
Consider and vote upon a proposal regarding additional disclosure concerning the use of the Company’s corporate aircraft submitted by a dissident stockholder, Blackwells Capital LLC (“Blackwells”), which we refer to as the “Blackwells Aircraft Proposal,” which is detailed in Proposal 5; and

6)	Transact such other business as may properly come before the meeting.
VOTING PROCEDURES
Number of Shares Outstanding
SUPERVALU’s common stock is the only class of capital stock outstanding. The holders of common stock are entitled to one vote for each share held. As of June 25, 2018, the record date for the meeting, 38,623,859 shares of common stock were outstanding and eligible to vote at the meeting.
Vote Required; Method of Counting Votes; and Board of Directors’ Recommendations
You may vote “FOR,” “AGAINST” or “ABSTAIN” on Items 2, 3, 4 and 5, and vote “FOR” or “WITHHOLD” with respect to our nominees for director, in each case, as described below. If you submit your proxy, but abstain from voting, your shares will be counted as present at the meeting for the purpose of determining a quorum.
The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote:

Item	Vote Required	Board Recommendation	Broker Discretionary Voting Allowed	Impact of Abstention
Proposal 1—Election of nine directors	Plurality of votes cast (1)	For	No	None
Proposal 2—Holding Company Proposal	Majority of the shares outstanding and entitled to vote	For	No	Against
Proposal 3—Ratification of the appointment of KPMG LLP as the independent registered public accounting firm	Majority of the shares outstanding and entitled to vote	For	No	Against
Proposal 4—Advisory vote on executive compensation	We will consider our stockholders to have approved our executive compensation if the number of votes FOR exceeds the number of votes AGAINST	For	No	None
Proposal 5—Blackwells Aircraft Proposal	Majority of votes cast	Against	No	None

(1)
Because the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors. A plurality means that the nine director nominees who receive the highest number of votes cast will be elected.

YOUR VOTE IS VERY IMPORTANT. Whether or not you expect to attend the meeting in person, please submit your proxy vote in one of the following ways:

1.	Voting by Mail. If you wish to vote by mail, please sign, date and return the enclosed WHITE proxy card promptly in the postage-paid envelope provided.

2.
Voting by Telephone and the Internet. If you wish to vote by telephone or the Internet, please follow the instructions on the enclosed WHITE proxy card. If you vote by telephone or the Internet, you do not need to return the WHITE proxy card.

3.
Shares Held in Street Name. If your shares are held in the name of a bank, broker or other nominee, follow the voting instructions you receive from the holder of record to vote your shares. Telephone and Internet voting are also available to stockholders owning stock through most major banks and brokers.

4.
Revoking Your Proxy. You may revoke your proxy at any time before your shares are voted by sending a written notice to the Corporate Secretary, or by submitting another proxy with a later date. You may also revoke your proxy by voting at the meeting in person.

It is important that all stockholders vote. Many of our stockholders hold their shares in more than one account and may receive separate proxy cards or voting instruction forms for each of those accounts. To ensure that all of your shares are represented at the Annual Meeting, we recommend that you vote every WHITE proxy card you receive. If you properly execute your WHITE proxy card but do not specify on your WHITE proxy card (or when giving your proxy on the Internet) how you want to vote your shares, your shares will be voted FOR the election of all nine directors as nominated by our Board of Directors, FOR the approval of the Holding Company Proposal, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, FOR the approval of compensation for the named executive officers and AGAINST the Blackwells Aircraft Proposal.
Additionally, please note that Blackwells has indicated its intent to nominate six alternative nominees for election as directors at the Annual Meeting. In connection with Blackwells’ alternative nominations, you may receive proxy solicitation materials from Blackwells, including an opposition proxy statement and a GREEN proxy card. YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU DISREGARD AND DO NOT RETURN ANY GREEN PROXY CARD YOU RECEIVE FROM BLACKWELLS. We do not endorse the election of any of Blackwells’ nominees for director and recommend that you vote FOR the Board of Directors’ Nominees.
IF YOU HAVE ALREADY VOTED USING BLACKWELLS’ GREEN PROXY CARD, YOU MAY CHANGE YOUR VOTE AND REVOKE YOUR PRIOR PROXY, WHICH IS DONE BY SIGNING AND DATING THE ENCLOSED WHITE PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR BY VOTING VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED ON THE ENCLOSED WHITE PROXY CARD. Only the latest dated proxy you submit will be counted. If you withhold your vote on any Blackwells nominee using Blackwells’ GREEN proxy card, your vote will not be counted as a vote for the Board of Directors’ Nominees and will result in the revocation of any previous vote you may have cast on our WHITE proxy card. Accordingly, if you wish to vote pursuant to the recommendation of our Board, you should disregard any proxy card that you receive that is not a WHITE proxy card. We are not responsible for the accuracy of any information provided by or relating to Blackwells or its nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Blackwells or any other statements that Blackwells or its representatives may otherwise make.
If you change your mind after you vote your shares, you can revoke your proxy at any time before it is actually voted at the Annual Meeting by:

•	submitting another signed proxy with a later date;

•	voting by telephone or the Internet on a date after your prior telephone or Internet vote;

•	sending a written notice of revocation to our Corporate Secretary; or

•	attending the meeting and withdrawing your proxy.
Given the contested nature of the election, your broker, bank or other nominee will only be able to vote your shares with respect to any of the proposals at the Annual Meeting if you instruct them how to vote. Your bank, broker or other nominee has enclosed a voting instruction card for you to use to direct the bank, broker or other nominee regarding how to vote your shares. Please instruct your bank, broker or other nominee how to vote your shares using the voting instruction card you received from them. Please return your completed WHITE proxy card or voting instruction card to your bank, broker or other nominee and contact the person responsible for your account so that your vote can be counted. If your bank, broker or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well.
ATTENDING THE ANNUAL MEETING
If you plan to attend the Annual Meeting in person, you will need to provide proof that you own SUPERVALU stock in order to be admitted to the meeting.

•
Stockholders of Record. If you are a stockholder of record (i.e., a person who owns shares registered directly in his or her name with SUPERVALU’s transfer agent) and plan to attend the meeting, please indicate this when voting, either by marking the attendance box on the WHITE proxy card or responding affirmatively when prompted during telephone or Internet voting.

•
Owners of Shares Held in Street Name. Beneficial owners of SUPERVALU common stock held in street name by a bank, broker or other nominee will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the bank, broker or other nominee are examples of proof of ownership. If your shares are held in street name and you want to vote in person at the meeting, you must obtain a written proxy from the bank, broker or other nominee holding your shares.

If you vote in person at the Annual Meeting, your vote will replace any votes you previously submitted by proxy.

SUMMARY OF THE HOLDING COMPANY PROPOSAL
This section highlights key aspects of the Holding Company Proposal, including the Reorganization Agreement, which are described in greater detail elsewhere in Proposal 2 of this Proxy Statement/Prospectus. It does not contain all of the information that may be important to you. To better understand the Holding Company Proposal, and for a more complete description of the legal terms of the Reorganization Agreement, you should read this entire document carefully, including the description in Proposal 2, the Annexes to this Proxy Statement/Prospectus, and the additional documents to which we refer you. For more information, see “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”
The Principal Parties
SUPERVALU INC.
11840 Valley View Road
Eden Prairie, Minnesota 55344
Telephone: (952) 828-4000
SUPERVALU INC. (“SUPERVALU”) is the largest public company grocery wholesaler in the United States. SUPERVALU’s core Wholesale business distributes grocery and other products and provides services to retailers across the United States. SUPERVALU’s business is classified into two reportable segments: Wholesale and Retail. The Wholesale business serves a diverse and dynamic customer base that benefits from its scale efficiencies, broad product assortment, including an industry-leading portfolio of private brands and unique ethnic and specialty products, and services offering. SUPERVALU also operates three Retail banners in its continuing operations.
SUPERVALU has been undergoing a strategic transformation since 2016 to become the wholesale supplier of choice for grocery retailers across the United States, while also executing initiatives to deliver long-term stockholder value. To achieve its strategic transformation, SUPERVALU has executed and continues to execute on its four strategic pillars of growing its core Wholesale business, optimizing its asset base, deleveraging its balance sheet and engaging in strategic and opportunistic mergers and acquisitions. In fiscal 2018, SUPERVALU continued its strategic transformation by growing and investing in its Wholesale business through the acquisitions of Unified Grocers, Inc. (“Unified”) and Associated Grocers of Florida, Inc. (“AG Florida”), as well as new distribution centers in Harrisburg, Pennsylvania and Joliet, Illinois. This growth of its Wholesale business and distribution network builds upon the value proposition SUPERVALU offers customers, including creating greater scale and efficiencies, building capabilities and expanding its product assortment, and developing value-added services. SUPERVALU also continued its strategic transformation in fiscal 2018 by exiting its Farm Fresh banner and announcing that it is pursuing the sale of certain of its corporately owned and operated retail operations consisting of Shop ‘n Save in the St. Louis, Missouri area (“Shop ‘n Save”) and its Shop ‘n Save stores located in West Virginia, Maryland, Pennsylvania and Virginia (“Shop ‘n Save East”).
Information about SUPERVALU is available on its website at www.supervalu.com. The contents of our website are not incorporated by reference herein and are not deemed to be part of this Proxy Statement/Prospectus.
SUPERVALU Enterprises, Inc.
11840 Valley View Road
Eden Prairie, Minnesota 55344
Telephone: (952) 828-4000
SUPERVALU Enterprises, Inc. (“SUPERVALU Enterprises”) was formed as a wholly owned subsidiary of SUPERVALU in order to effectuate the reorganization. Prior to the reorganization merger, SUPERVALU Enterprises will have no assets or operations, other than those incident to its formation.
SUPERVALU Merger Sub, Inc.
11840 Valley View Road
Eden Prairie, Minnesota 55344
Telephone: (952) 828-4000
SUPERVALU Merger Sub, Inc. (“Merger Sub”) was formed as a wholly owned subsidiary of SUPERVALU Enterprises in order to effectuate the reorganization merger. Prior to the reorganization merger, Merger Sub will have no assets or operations, other than those incident to its formation.
Reorganization Procedure (Page 70)
Following the approval of the Reorganization Agreement by the SUPERVALU stockholders and the satisfaction or waiver of the other conditions specified in the Reorganization Agreement (which are described below), Merger Sub will merge with and into SUPERVALU. We refer to the merger of Merger Sub with and into SUPERVALU as the “reorganization merger.”
The result of the reorganization merger will be that SUPERVALU will become a wholly owned subsidiary of SUPERVALU Enterprises. SUPERVALU Enterprises will be the publicly traded holding company of its subsidiaries. Following the reorganization merger, SUPERVALU Enterprises intends to change its name to “SUPERVALU INC.” such that the publicly traded company will continue to be named SUPERVALU INC. Concurrently with this name change, the entity currently named SUPERVALU INC. will change its name to “SUPERVALU Operations, Inc.” For purposes of this Proxy Statement/Prospectus, we will refer to the new holding company as “SUPERVALU Enterprises” and the current public company, which will become a wholly owned subsidiary of SUPERVALU Enterprises as a result of the reorganization merger, as “SUPERVALU.”
Also following the reorganization merger, SUPERVALU Enterprises intends to contribute all of the issued and outstanding shares of common stock of SUPERVALU to a newly formed wholly owned subsidiary of SUPERVALU Enterprises, which we refer to as “NewCo.” Shortly thereafter, SUPERVALU intends to convert from a Delaware corporation to a Delaware limited liability company and distribute to NewCo all of the issued and outstanding shares of capital stock of certain of its subsidiaries that hold assets comprising SUPERVALU’s Retail business and Wholesale business. We refer to the reorganization merger and the transactions described in this paragraph collectively as the “reorganization.” Following the reorganization, additional steps may be taken, including the sale of certain assets of SUPERVALU’s Retail business to third parties, but such steps are not considered part of the reorganization for purposes of this Proxy Statement/Prospectus.
Reasons for the Reorganization; Recommendation of the SUPERVALU Board (Page 69)
At a meeting of the Board held on June 7, 2018, the Board concluded that the reorganization is advisable, determined that the terms of the Reorganization Agreement are fair to and in the best interest of SUPERVALU and its stockholders and adopted and approved the Reorganization Agreement. The SUPERVALU Board recommends a vote “FOR” the adoption and approval of the Holding Company Proposal and Reorganization Agreement. During the course of its deliberations, the Board consulted with management, outside legal counsel and outside tax advisors and considered a number of factors, including that the reorganization is expected to:

•
organize and segregate the operations of our Retail and Wholesale businesses in an operationally efficient and strategic manner, including to separate the wholesale and retail operations that are currently held directly by SUPERVALU;

•
facilitate the previously announced strategic transformation plan of the Board to seek to sell certain retail assets to third parties and focus on the Company’s Wholesale business, including by implementing a structure that would allow the retail assets to be sold primarily through a sale of one or more legal entities (including SUPERVALU) if that were determined to be the appropriate structure for such sale or sales; and, additionally, thereby potentially mitigate the logistical difficulties that could be associated with transferring the retail assets currently held directly by SUPERVALU to third parties;

•	reduce the risk that liabilities of one segment of the Company’s business will be attributed to the other segment;

•	increase our strategic, business and financial flexibility; and

•
enable us to achieve our strategic transformation plan in a tax efficient manner that may facilitate our ability to utilize a portion of our capital loss carryforward, which could generate approximately $300 million of cash tax benefits for the Company over the next approximately 15 years (assuming, among other things, the occurrence of certain future events, sufficient future taxable income to realize these cash tax benefits and no change in applicable corporate tax rates).

What SUPERVALU Stockholders Will Receive in the Reorganization Merger (Page 72)
In the reorganization merger, each outstanding share of SUPERVALU common stock will be converted automatically into one share of SUPERVALU Enterprises common stock.
In addition, each outstanding option to purchase shares of SUPERVALU common stock, if not exercised before the completion of the reorganization merger, will be converted automatically into an option to acquire, at the same exercise price, an identical number of shares of SUPERVALU Enterprises common stock. Each outstanding restricted stock award, restricted stock unit award and performance stock unit award in respect of shares of SUPERVALU common stock will be converted automatically into a corresponding award in respect of an identical number of shares of SUPERVALU Enterprises common stock. Except as set forth in the immediately preceding two sentences, all such equity awards will continue to have the same terms and conditions as applied immediately prior to the reorganization merger.

On the record date, there were outstanding 38,623,859 shares of SUPERVALU common stock (including 1,040 shares of restricted stock). As of the record date, approximately 1.6% of the outstanding shares of SUPERVALU common stock were held by SUPERVALU’s directors and executive officers and their affiliates. We currently expect that SUPERVALU’s directors and executive officers will vote their shares in favor of the Holding Company Proposal, although they are under no obligation to do so.
Conditions to Completion of the Reorganization Merger (Page 73)
The completion of the reorganization merger depends on the satisfaction or waiver of a number of conditions, including, but not limited to, the following:

•
absence of any stop order suspending the effectiveness of the registration statement, of which this Proxy Statement/Prospectus forms a part, relating to the shares of SUPERVALU Enterprises common stock to be issued in the reorganization merger;

•	approval and adoption of the Reorganization Agreement by the affirmative vote of a majority of the votes outstanding and entitled to be cast by SUPERVALU’s stockholders at the Annual Meeting;

•	receipt of approval for listing on the NYSE of shares of SUPERVALU Enterprises common stock to be issued in the reorganization merger; and

•	absence of any order or proceeding that would prohibit or make illegal completion of the reorganization merger.
The steps of the reorganization, other than the reorganization merger, are not subject to these conditions. However, it is not expected that the other steps of the reorganization would occur if the reorganization merger is not first completed.
Deferral and Abandonment; Termination of Reorganization Agreement (Page 73)
We may terminate the Reorganization Agreement and not complete the reorganization merger, even after adoption by our stockholders, if we determine to do so for any reason.
Directors and Executive Officers of SUPERVALU Enterprises Following the Reorganization Merger (Page 76)
It is expected that the board of directors of SUPERVALU Enterprises following the merger will consist of the same persons comprising the SUPERVALU Board immediately prior to the merger. SUPERVALU Enterprises expects that its executive officers following the reorganization merger will be the same as those of SUPERVALU immediately prior to the reorganization merger.
Material U.S. Federal Income Tax Consequences (Page 73)
The reorganization merger is intended to be a tax-free transaction under U.S. federal income tax laws. Accordingly, we expect that you will not recognize any gain or loss for U.S. federal income tax purposes upon your receipt of SUPERVALU Enterprises common stock in exchange for your shares of SUPERVALU common stock in the reorganization merger. However, the tax consequences to you will depend on your own situation. You are urged to consult your own tax advisors concerning the tax consequences of the reorganization merger to you, including any U.S. federal, state, local or non-U.S. tax consequences of the reorganization merger. For further information, see “Proposal 2: Holding Company Proposal — Material U.S. Federal Income Tax Consequences.”
Markets and Market Prices
SUPERVALU Enterprises common stock is not currently traded on any stock exchange. SUPERVALU common stock is traded under the symbol “SVU” on the NYSE, and we expect SUPERVALU Enterprises common stock to trade on the NYSE under the symbol “SVU” following the reorganization merger. On June 25, 2018, the closing price per SUPERVALU share was $21.39.
Appraisal Rights (Page 76)
Under Delaware law, SUPERVALU’s stockholders do not have appraisal rights with respect to the reorganization merger.
Certain Financial Information
We have not included pro forma financial comparative per share information concerning SUPERVALU that gives effect to the reorganization because, immediately after the completion of the reorganization, the consolidated financial statements of SUPERVALU Enterprises will be the same as SUPERVALU’s consolidated financial statements immediately prior to the reorganization, and the reorganization merger will result in the conversion of each share of SUPERVALU common stock into one share of SUPERVALU Enterprises common stock. In addition, we have not provided financial statements of

SUPERVALU Enterprises because, prior to the reorganization merger, it will have no assets, liabilities or operations other than those incident to its formation. We have incorporated by reference our Annual Report on Form 10-K for the year ended February 24, 2018, as well as other filings with the Securities and Exchange Commission. For further information, see “Incorporation of Certain Documents by Reference.”
Questions and Answers About the Holding Company Proposal
What is the Holding Company Proposal?
We are asking you to approve an agreement and plan of merger that would result in a reorganization of our corporate structure into a holding company structure and result in your becoming a stockholder of a new Delaware corporation that is a holding company called SUPERVALU Enterprises, which is currently our wholly owned subsidiary. Under the Reorganization Agreement, Merger Sub, a Delaware corporation and a wholly owned subsidiary of SUPERVALU Enterprises, will merge with and into SUPERVALU, with SUPERVALU surviving the merger as a wholly owned subsidiary of SUPERVALU Enterprises. We refer to the merger of Merger Sub with and into SUPERVALU as the “reorganization merger.”
Upon completion of the reorganization merger, SUPERVALU Enterprises will, in effect, replace SUPERVALU, our present public company, as the publicly held corporation, conducting, directly or through subsidiaries, all of the operations we conduct as of immediately prior to the reorganization merger. As a result of the reorganization merger, the current stockholders of SUPERVALU will become stockholders of SUPERVALU Enterprises with the same number and percentage of shares of SUPERVALU Enterprises as they hold of SUPERVALU as of immediately prior to the reorganization merger. The Reorganization Agreement, which sets forth the plan of reorganization and is the primary legal document that governs the reorganization merger, is attached as Appendix A to this Proxy Statement/Prospectus. You are encouraged to read the Reorganization Agreement carefully.
Following the reorganization merger, SUPERVALU Enterprises intends to change its name to “SUPERVALU INC.” such that the publicly traded company will continue to be named SUPERVALU INC. Concurrently with this name change, the entity currently named SUPERVALU INC. will change its name to “SUPERVALU Operations, Inc.” For purposes of this Proxy Statement/Prospectus, we will refer to the new holding company as “SUPERVALU Enterprises,” and the current public company, which will become a wholly owned subsidiary of SUPERVALU Enterprises as a result of the reorganization merger, as “SUPERVALU.”
Following the reorganization merger, SUPERVALU Enterprises intends to contribute all of the issued and outstanding shares of common stock of SUPERVALU to a newly formed wholly owned subsidiary of SUPERVALU Enterprises (“NewCo”). Shortly thereafter, SUPERVALU intends to convert from a Delaware corporation to a Delaware limited liability company and then distribute to NewCo all of the issued and outstanding shares of capital stock of certain of its subsidiaries that hold assets relating to SUPERVALU’s Retail business and Wholesale business. We refer to the reorganization merger and the transactions described in this paragraph collectively as the “reorganization.” Following the reorganization, additional steps may be taken, including the sale of certain assets of SUPERVALU’s Retail business to third parties, but such steps are not considered part of the reorganization for purposes of this Proxy Statement/Prospectus.
Why are you proposing the reorganization?
We are proposing the reorganization to:

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organize and segregate the operations of our Retail and Wholesale businesses in an operationally efficient and strategic manner, including to separate the wholesale and retail operations that are currently held directly by SUPERVALU;

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facilitate the previously announced strategic transformation plan of the Board to seek to sell certain retail assets to third parties and focus on the Company’s Wholesale business, including by implementing a structure that would allow the retail assets to be sold primarily through a sale of one or more legal entities (including SUPERVALU) if that were determined to be the appropriate structure for such sale or sales; and, additionally, thereby potentially mitigate the logistical difficulties that could be associated with transferring the retail assets currently held directly by SUPERVALU to third parties;

•	reduce the risk that liabilities of one segment of the Company’s business will be attributed to the other segment;

•	increase our strategic, business and financial flexibility; and

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enable us to achieve our strategic transformation plan in a tax efficient manner that may facilitate our ability to utilize a portion of our capital loss carryforward, which could generate approximately $300 million of cash tax benefits for the Company over the next approximately 15 years (assuming, among other things, the occurrence of certain future events, sufficient future taxable income to realize these cash tax benefits and no change in applicable corporate tax rates).
To review the reasons for our reorganization in greater detail, see “Proposal 2: Holding Company Proposal — Reasons for the Reorganization; Recommendation of the SUPERVALU Board.”
What will happen to my stock?
In the reorganization merger, your shares of SUPERVALU common stock will automatically be converted into the same number of shares of SUPERVALU Enterprises common stock. As a result, you will become a stockholder of SUPERVALU Enterprises, and immediately following the reorganization merger you will own the same number and percentage of shares of SUPERVALU Enterprises common stock that you owned of SUPERVALU common stock as of immediately prior to the reorganization merger.
Following the reorganization merger, SUPERVALU Enterprises intends to change its name to “SUPERVALU INC.” such that the publicly traded company will continue to be named SUPERVALU INC. Concurrently with this name change, the entity currently named SUPERVALU INC. will change its name to “SUPERVALU Operations, Inc.” Accordingly, stockholders will hold common stock of “SUPERVALU INC.,” which will be listed on the NYSE under the symbol “SVU.”
How will being a stockholder of SUPERVALU Enterprises be different from being a SUPERVALU stockholder?
Immediately after the reorganization merger, you will own the same number and percentage of shares of SUPERVALU Enterprises common stock that you owned of SUPERVALU common stock immediately prior to the reorganization merger. You will own shares of a Delaware holding company that owns our current assets and operations through its operating subsidiaries. Your rights as a stockholder of SUPERVALU Enterprises will be substantially the same as your rights as a stockholder of SUPERVALU, including rights as to voting and dividends. For more information, see “Description of Capital Stock.”
Will the business of the Company change as a result of the reorganization?
No. Following the reorganization merger, SUPERVALU Enterprises will be the holding company for SUPERVALU’s business as it is conducted immediately prior to the reorganization merger. The consolidated assets, liabilities and stockholders’ equity of SUPERVALU Enterprises immediately following the reorganization merger will be the same as the consolidated assets, liabilities and stockholders’ equity of SUPERVALU immediately prior to the reorganization merger.
Will the management of the Company change as a result of the reorganization?
No. Our management will not change as a result of the reorganization. The directors and executive officers of SUPERVALU Enterprises immediately following the reorganization merger will be the same as the directors and executive officers of SUPERVALU immediately prior to the reorganization merger.
What will be the name of the public company following the reorganization merger?
The name of the public company following the reorganization merger will be “SUPERVALU Enterprises, Inc.” Following the reorganization merger, SUPERVALU Enterprises intends to change its name to “SUPERVALU INC.” such that the publicly traded company will continue to be named SUPERVALU INC. Concurrently with this name change, the entity currently named SUPERVALU INC. will change its name to “SUPERVALU Operations, Inc.”
Will the public company’s CUSIP number change as a result of the reorganization merger?
Yes. Following the reorganization merger, the CUSIP number of shares of SUPERVALU Enterprises common stock will be 86854L 109.
Will I have to turn in my stock certificates?
No. Please do not turn in your stock certificates. We will not require you to exchange your stock certificates as a result of the reorganization merger. After the reorganization merger, your SUPERVALU common stock certificates will represent the same number of shares of SUPERVALU Enterprises common stock.
Will the reorganization merger affect my U.S. federal income taxes?
The reorganization merger is intended to be a tax-free transaction under U.S. federal income tax laws. Accordingly, we expect that you will not recognize any gain or loss for U.S. federal income tax purposes upon your receipt of SUPERVALU Enterprises common stock in exchange for your shares of SUPERVALU common stock in the reorganization merger. However, the tax consequences to you will depend on your own situation. You should consult your own tax advisors concerning the tax consequences of the reorganization merger to you, including any U.S. federal, state, local or non-U.S. tax consequences of the reorganization merger. For further information, see “Proposal 2: Holding Company Proposal — Material U.S. Federal Income Tax Consequences.”
How will the reorganization merger be treated for accounting purposes?
For accounting purposes, the reorganization merger will be treated as a merger of entities under common control. The accounting treatment for such events is similar to the former “pooling of interests method.” Accordingly, the consolidated financial position and results of operations of SUPERVALU will be included in the consolidated financial statements of SUPERVALU Enterprises on the same basis as historically presented.
Why is my vote required to approve the Holding Company Proposal?
Delaware law and SUPERVALU’s amended and restated certificate of incorporation require a stockholder vote to approve the merger of SUPERVALU and Merger Sub as part of the reorganization.
What vote is required to approve the Holding Company Proposal?
The required vote is the affirmative vote of a majority of the shares outstanding and entitled to vote at the Annual Meeting.
What percentage of the outstanding shares do directors and executive officers hold?
As of the record date, directors, executive officers and their affiliates beneficially owned approximately 1.6% of the outstanding shares of SUPERVALU common stock. To that extent, their interest in the reorganization is the same as the interest in the reorganization of our stockholders generally.
If our stockholders approve the reorganization merger, when will it occur?
If our stockholders approve the reorganization merger and all other conditions to completion of the reorganization merger are satisfied or waived, the reorganization merger will become effective on the date we file a Certificate of Merger with the Secretary of State of the State of Delaware or a later date that we specify therein.
We may terminate the Reorganization Agreement or defer or abandon the reorganization merger prior to the filing of the Certificate of Merger, even after adoption by our stockholders, if we determine that for any reason the completion of the reorganization would be inadvisable or not in the best interest of our Company or our stockholders.
Do I have appraisal (or dissenters’) rights?
No. Holders of SUPERVALU common stock do not have appraisal (or dissenters’) rights under Delaware law as a result of the reorganization merger even if the reorganization is approved by our stockholders because SUPERVALU common stock is listed on the NYSE and SUPERVALU Enterprises common stock will be listed on the NYSE following the reorganization merger.
Whom do I contact if I have questions about the Holding Company Proposal?
You may contact us at:
SUPERVALU INC.
Corporate Secretary’s Office
P.O. Box 990
Minneapolis, Minnesota 55344
Telephone: (952) 828-4000

RISK FACTORS RELATING TO THE HOLDING COMPANY PROPOSAL
In considering whether to vote in favor of the Holding Company Proposal, you should consider all of the information we have included in this Proxy Statement/Prospectus, including the description in Proposal 2, the Annexes to this Proxy Statement/Prospectus, and all of the information included in the documents we have incorporated by reference, including our Annual Report on Form 10-K for the fiscal year ended February 24, 2018 and the risk factors described therein and in the other documents incorporated by reference. For more information, see “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”
In addition, you should pay particular attention to the risks described below.
We may choose to defer or abandon the reorganization.
Completion of the reorganization may be deferred or abandoned, at any time, whether before or after the Annual Meeting. We may defer completion or may abandon the reorganization, even after adoption by our stockholders, if we determine that for any reason the completion of the reorganization would be inadvisable or not in the best interest of our Company or our stockholders.
We may not obtain the expected benefits of the reorganization.
We believe the reorganization will provide us with benefits in the future. These expected benefits may not be obtained if market conditions or other circumstances prevent us from taking advantage of the strategic, business and financial flexibility that we believe the reorganization will afford us. As a result, we may incur the costs of creating the holding company structure without realizing the possible benefits. In addition, the holding company structure may not be successful in insulating the liabilities of our subsidiaries from each other or from SUPERVALU Enterprises. For example, creditors or other third parties may challenge the impact of the holding company structure and any subsequent transfers of assets and liabilities on our relationship with them.
The amount and timing of any cash tax benefits resulting from the reorganization, if any, may be significantly different than expected.
The completion of the reorganization may result in us realizing an estimated approximately $300 million of cash tax benefits over the next 15 years. However, the amount and timing of any such cash tax benefits will depend on a number of factors, many of which we cannot predict with certainty and which may be out of our control. For example, if the amount and timing of our future taxable income is different than we expected, or if changes to U.S. corporate tax rates or other tax laws affect our ability to realize certain tax benefits, the amount and timing of any cash tax benefits resulting from the completion of the reorganization may be significantly different than anticipated.
The proposed reorganization may result in substantial direct and indirect costs, whether or not it is completed.
The reorganization may result in substantial direct costs. These costs and expenses are expected to consist primarily of attorneys’ fees, tax advisors’ fees, accountants’ fees and filing fees and financial printing expenses, which are expected to be substantially incurred prior to the vote of our stockholders, as well as costs related to our indebtedness and contractual relationships as detailed immediately below. The reorganization may also result in certain indirect costs by diverting the attention of our management and employees from our business and by increasing our administrative costs and expenses. The reorganization may also result in certain state transfer or other taxes.
As a result of the reorganization merger, we will be required to make an offer to repurchase our 6.75% Senior Notes due 2021 and our 7.75% Senior Notes due 2022 (the “Senior Notes”) at 101% of the principal amount thereof. The repurchase offer may result in costs and expenses to SUPERVALU and may require us to incur new indebtedness on terms that are less favorable than the Senior Notes.
As a result of the reorganization merger, we will be required to make an offer to holders of our Senior Notes to repurchase the Senior Notes at 101% of the principal amount thereof. We will incur certain costs and expenses in connection with repurchasing any Senior Notes tendered in the offer that would not arise absent the reorganization merger. In addition, it may be necessary for us to incur additional indebtedness to finance the repurchase of our Senior Notes. There can be no assurance that such additional indebtedness will be available to us and, if available, the terms of that indebtedness may be less favorable to us than the terms of the Senior Notes. If additional indebtedness is not available to us, we may be able to use our ABL Revolving Credit Facility to finance the repurchase of our Senior Notes until such additional indebtedness becomes available, in which case we would have reduced availability under our ABL Revolving Credit Facility for working capital and other needs.

The reorganization merger and resulting right of noteholders to require us to repurchase the Senior Notes would result in an Event of Default under our ABL Revolving Credit Facility and Secured Term Loan Facility. We expect to seek waivers or amendments to each of these facilities to avoid any such Event of Default. We may be required to pay fees or agree to changes to the terms of such facilities in connection with such waivers or amendments.
The reorganization merger and resulting right of noteholders to require us to repurchase the Senior Notes would result in an Event of Default under our ABL Revolving Credit Facility and Secured Term Loan Facility. We expect to seek waivers or amendments to each of these facilities to avoid any such Event of Default. However, there can be no assurance that we will be able to obtain the necessary waivers or amendments. In any case, we may be required to pay fees or agree to changes to the terms of such facilities in connection with such waivers or amendments.
Any consent, non-renewal, termination or other similar rights under any of our contracts that are triggered by the reorganization could have an adverse effect on our operations and financial performance.
Our relationships with our customers, suppliers, landlords, employees and other third parties are typically governed by written contracts. Certain of these contracts may include provisions that would permit the third party to terminate or modify the contract, or that would require its consent under the terms of the contract, as a result of the reorganization merger or other aspects of the reorganization. In those situations, we may need to negotiate with the applicable third party to obtain a consent or waiver of a contractual right, and the third-party may fail to grant the consent or waiver or impose new terms or conditions that are adverse to us in connection with doing so. Any non-renewals, terminations, unfavorable renegotiation or changes of terms that result from the reorganization of our third party contracts could have an adverse effect on our business and operations, including product or service availability and cost, and on our financial performance and results of operations.
We may not complete a sale or sales of certain of our retail assets to third parties or another strategic transaction prior to the expiration of our capital loss carryforward in February 2019, or at all, in which case we may not be able to utilize that carryforward.
We believe that the reorganization could facilitate our ability to utilize a portion of our capital loss carryforward in a tax efficient manner, which could generate approximately $300 million of cash tax benefits for the Company over the next approximately 15 years (assuming, among other things, the occurrence of certain future events, sufficient future taxable income to realize these cash tax benefits and no change in applicable corporate tax rates). To utilize our capital loss carryforward, we must engage in a strategic transaction involving the sale of certain of our assets following the reorganization, but prior to February 2019, when our capital loss carryforward expires. The Board has previously announced that it intends to seek to sell certain of our retail assets to third parties and focus on the Company’s Wholesale business. However, we may not be able to identify a third party for such a strategic transaction, or any third parties that we do identify may not be willing to agree to terms that are acceptable to us. As a result, such a strategic transaction may not be completed by February 2019. In that case, we may not be able to utilize our capital loss carryforward and the potential cash tax benefits for the Company would not be generated from the reorganization.
If the reorganization merger does not qualify as a tax-free transaction under U.S. federal income tax laws, SUPERVALU stockholders could be subject to significant U.S. federal income tax liabilities.
The reorganization merger is intended to be a tax-free transaction under U.S. federal income tax laws. SUPERVALU has received an opinion from PricewaterhouseCoopers, LLP (“PwC”) to the effect that the reorganization merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or an exchange described in Section 351 of the Code. The opinion is based on assumptions and representations from SUPERVALU, as well as on certain covenants and undertakings by SUPERVALU. If any of the representations, assumptions, covenants or undertakings upon which the opinion is based is incorrect, incomplete, inaccurate or violated, the validity of the opinion may be affected and the tax consequences of the reorganization merger could differ from those described in this Proxy Statement/Prospectus.
In addition, we intend to seek a private letter ruling from the IRS regarding certain U.S. federal income tax matters relating to the reorganization and the reorganization merger, possibly including the U.S. federal income tax consequences of the reorganization merger to our stockholders. However, receipt of the IRS private letter ruling is not a condition to the completion of the reorganization merger, and no assurances can be made that the IRS will issue such a ruling or that we will even continue to seek such a ruling. Even if we were to receive the IRS private letter ruling, the IRS could determine that the reorganization merger does not qualify for its intended U.S. federal income tax treatment if it determines that any of the facts, assumptions, representations, statements or undertakings upon which such IRS private letter ruling was based is false or has been violated. In addition, the IRS private letter ruling may not address all of the issues that are relevant to the U.S. federal income tax treatment of the reorganization merger. Accordingly, there can be no assurances that we will receive the IRS private letter ruling and, even if we do receive the IRS private letter ruling, there can be no assurance that the IRS will not assert that the reorganization merger does not qualify for its intended U.S. federal income tax treatment or that a court would not sustain such a challenge.
If the reorganization merger does not qualify as a tax-free transaction under U.S. federal income tax laws, you will recognize gain or loss for U.S. federal income tax purposes upon the receipt of SUPERVALU Enterprises common stock in exchange for your shares of SUPERVALU common stock in the reorganization merger. For further information, see “Proposal 2: Holding Company Proposal — Material U.S. Federal Income Tax Consequences.”
As a holding company, SUPERVALU Enterprises will depend in large part on its operating subsidiaries to satisfy its obligations.
After the completion of the reorganization merger, SUPERVALU Enterprises will be a holding company with no business operations of its own. Its only significant assets will be the outstanding capital stock of its subsidiaries. As a result, it will rely on funds from its current subsidiaries and any subsidiaries that it may form in the future to meet its obligations.

CAUTIONARY STATEMENTS FOR PURPOSES OF THE SAFE HARBOR PROVISIONS OF THE SECURITIES LITIGATION REFORM ACT
Any statements contained in this Proxy Statement/Prospectus regarding the outlook for our businesses and their respective markets, such as projections of future performance, guidance, statements of our plans and objectives, forecasts of market trends and other matters, are forward-looking statements based on our assumptions and beliefs. Such statements may be identified by such words or phrases as “will likely result,” “are expected to,” “will continue,” “may continue,” “outlook,” “is anticipated,” “estimate,” “project,” “believes,” “intends” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed in such statements, and no assurance can be given that the results in any forward-looking statement will be achieved. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statement speaks only as of the date on which it is made, and we disclaim any obligation to subsequently revise any forward-looking statement to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events.
Certain factors could cause our future results to differ materially from those expressed or implied in any forward-looking statements contained in this Proxy Statement/Prospectus. These factors include the factors discussed in Part I, Item 1A of our Annual Report on Form 10-K under the heading “Risk Factors” and any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statements. Since it is not possible to foresee all such factors, these factors should not be considered as complete or exhaustive.

PROPOSAL 1: ELECTION OF DIRECTORS
Directors are elected for a term of one year. If a vacancy exists or occurs during the year, the vacant directorship may be filled by the vote of the remaining directors until the next annual meeting, at which time the stockholders elect a director to fill the vacancy. There are currently nine members of the Board, each of whom has been nominated for re-election at this Annual Meeting.
We believe that the nominees recommended by our Board of Directors (the “Board of Directors’ Nominees”) are best positioned to serve our Company and our stockholders. ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH AND ALL OF THE BOARD OF DIRECTORS’ NOMINEES ON THE WHITE PROXY CARD.
If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our amended and restated bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee would not become a director and would not serve on the Board of Directors as a “holdover director.”
The Board has nominated Donald R. Chappel, Irwin S. Cohen, Philip L. Francis, Mark Gross, Eric G. Johnson, Mathew M. Pendo, Francesca Ruiz de Luzuriaga, Frank A. Savage and Mary A. Winston for one-year terms expiring in 2019. The Board of Directors has been informed that each nominee is willing to serve as a director. However, if any nominee is unable to serve or for good cause will not serve, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying card will vote for the Board’s substitute nominee. Additional information regarding the Board of Directors’ Nominees is set forth below.
Assuming the presence of a quorum, directors are typically elected by the majority of the votes cast with respect to such director at the Annual Meeting. A majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Blackwells has notified the Company that it intends to propose six alternative director nominees for election at the Annual Meeting. Assuming Blackwells proposes director nominees, and assuming these nominees are not withdrawn prior to the Annual Meeting, there will be more than nine director nominees. Our amended and restated bylaws require that in a contested election in which the number of nominees exceeds the number of directors to be elected, the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A plurality means that the nominees receiving the highest number of votes cast will be elected. Accordingly, the nine nominees receiving the highest number of “FOR” votes will be elected. Withhold votes will be counted as present for purposes of this vote but are not counted as votes cast. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.
THE BOARD DOES NOT ENDORSE ANY BLACKWELLS NOMINEE AND RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES PROPOSED BY THE BOARD. THE BOARD STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY GREEN PROXY CARD SENT TO YOU BY BLACKWELLS. IF YOU HAVE PREVIOUSLY SUBMITTED A GREEN PROXY CARD SENT TO YOU BY BLACKWELLS, YOU CAN VOTE FOR THE BOARD’S NOMINEES AND ON THE OTHER MATTERS TO BE VOTED ON AT THE ANNUAL MEETING BY USING THE ENCLOSED WHITE PROXY CARD OR VOTING INSTRUCTION CARD (INCLUDING VIA THE TELEPHONE OR INTERNET METHODS OF VOTING SPECIFIED THEREON), WHICH WILL AUTOMATICALLY REVOKE YOUR PRIOR PROXY. ANY LATER DATED GREEN PROXY CARD THAT YOU SEND TO BLACKWELLS WILL ALSO REVOKE YOUR PROXY, INCLUDING WHITE PROXIES THAT YOU HAVE VOTED FOR OUR BOARD OF DIRECTORS’ NOMINEES, AND WE STRONGLY URGE YOU TO NOT SIGN OR RETURN ANY GREEN PROXY CARDS SENT TO YOU BY BLACKWELLS.
The Board of Directors unanimously recommends that stockholders use the enclosed WHITE proxy card and vote “FOR” the election of Donald R. Chappel, Irwin S. Cohen, Philip L. Francis, Mark Gross, Eric G. Johnson, Mathew M. Pendo, Francesca Ruiz de Luzuriaga, Frank A. Savage and Mary A. Winston as directors.

THE ONLY WAY TO SUPPORT ALL NINE OF YOUR BOARD OF DIRECTORS’ NOMINEES IS TO VOTE “FOR” THE BOARD’S NOMINEES ON THE WHITE PROXY CARD. PLEASE DO NOT SIGN OR RETURN A GREEN PROXY CARD FROM BLACKWELLS, EVEN IF YOU WISH TO VOTE “AGAINST” OR “WITHHOLD” ON ITS DIRECTOR NOMINEES. DOING SO MAY CANCEL ANY PREVIOUS VOTE YOU CAST ON OUR WHITE PROXY CARD.

THE BOARD OF DIRECTORS’ NOMINEES FOR ELECTION
AS DIRECTORS AT THE ANNUAL MEETING
The following sets forth information, as June 12, 2018, concerning the Board of Directors’ nine nominees for election as director:

Donald R. Chappel, Chairman
Director Since: 2010
Independent
Age: 66

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SUPERVALU Committees: Corporate Governance and Nominating Committee
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Retired Senior Vice President and Chief Financial Officer of The Williams Companies, Inc.
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Former director of the general partner of Williams Partners

Mr. Chappel is the retired Senior Vice President and Chief Financial Officer of The Williams Companies, Inc., a position he held from April 2003 until his retirement in November 2017. Williams is one of the leading energy infrastructure companies in North America. Williams owns an approximate 74% interest in Williams Partners L.P. (“Williams Partners”), including all of the general partnership interest. Williams Partners is a large-cap master limited partnership (“MLP”) with operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. Williams Partners was formerly known as Access Midstream Partners, L.P. and in February 2015 merged with another energy infrastructure MLP controlled by Williams also known as Williams Partners L.P. (“Pre-Merger Williams Partners”). Access Midstream Partners was the surviving entity in the merger and changed its name to Williams Partners L.P.
Mr. Chappel served as a director of the general partner of Williams Partners from 2012, and as its Chief Financial Officer from December 31, 2014, until his retirement in November 2017. Mr. Chappel served as Chief Financial Officer and a director of the general partner of Pre-Merger Williams Partners from 2005 until its merger in 2015. Mr. Chappel was Chief Financial Officer, from 2007, and a director, from 2008, of the general partner of Williams Pipeline Partners L.P., until its merger with Pre-Merger Williams Partners in 2010. Williams Pipeline Partners L.P. was an energy pipeline MLP formed and controlled by Williams. Prior to joining Williams, Mr. Chappel held various financial, administrative and operational leadership positions. Mr. Chappel is included in Institutional Investor magazine’s Best CFOs listing for 2006 to 2008 and 2010 to 2014. Among his many qualifications, Mr. Chappel brings significant experience in finance and accounting as a senior finance executive of several large public companies.
Mr. Chappel serves as a director of two non-profit organizations, The Children’s Hospital Foundation at St. Francis and Family & Children’s Services of Oklahoma.

Irwin S. Cohen
Director Since: 2003
Independent
Age: 77

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SUPERVALU Committees: Audit Committee (Chair)
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Retired Partner of Deloitte & Touche LLP
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Founder of Deloitte’s Consumer Products, Retail and Services Practice and former Global Managing Partner
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Director of Stein Mart, Inc., Chair of Audit Committee
Mr. Cohen is a Retired Partner of Deloitte & Touche LLP, a professional services firm providing audit, tax, financial advisory and consulting services. Mr. Cohen, who joined Deloitte in 1962 and became a partner in 1972, served as the Global Managing Partner of the Consumer Products, Retail and Services Practice of Deloitte from 1997 to 2003. Mr. Cohen also founded and led Deloitte’s Consumer Products, Retail and Services Practice as it grew to serve over 100 countries in Europe, Asia Pacific and the Americas. Mr. Cohen brings considerable experience in retail and accounting as a result of his experience with Deloitte.
Mr. Cohen is also a director and chair of the Audit Committee of Stein Mart, Inc., a discount fashion retailer with sales in excess of $1 billion. In addition, he currently serves or has served on the boards of several private and non-profit companies.

Philip L. Francis
Director since: 2006
Independent
Age: 71

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SUPERVALU Committees: Leadership Development and Compensation Committee (Chair)
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Former President and Chief Executive Officer of Shaw’s Supermarkets, Inc. and Cardinal Foods
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Retired Executive Chairman of PetSmart, Inc.
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Director of At Home Group, Inc.
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Former director of CareFusion
Mr. Francis retired in 2012 from PetSmart, Inc. after serving ten years as Chief Executive Officer and two years as the Executive Chairman. PetSmart is a specialty retailer of services and solutions for pets. Prior to joining PetSmart, Mr. Francis was the President and Chief Executive Officer of Shaw’s Supermarkets, Inc. and Cardinal Foods. His formal education includes a Bachelor of Science degree from the University of Illinois in Agricultural Science and an MBA in Marketing and Management from Indiana University. Among his many qualifications, Mr. Francis brings significant retail industry experience, as well as experience in business strategy as a senior executive of a large public company.
Mr. Francis is a director of At Home Group, Inc., a retail chain specializing in home décor products. He previously served as a director of PetSmart, Inc. from 1989 to 2012, and as a director of CareFusion from 2009 until it was sold in March 2015. He is active with several non-profit or service organizations that include Teach for America, Greater Phoenix Leadership (past chairman), Federal Reserve Board-Western Region Advisory Council, and TGEN-Translational Genomics Research Institute. He is a past campaign chair and board chair of Valley of the Sun United Way and is active in UMOM (homeless) and ASU Idea Enterprise.

Mark Gross
Director Since: 2016
President and Chief Executive Officer
Age: 55

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President and Chief Executive Officer of SUPERVALU
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Founder and former President of Surry Investment Advisors LLC
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Former Co-President, Chief Financial Officer and General Counsel of C&S Wholesale Grocers and President of its retail grocery affiliate
Mr. Gross has served as the President and Chief Executive Officer of the Company since February 5, 2016. Prior to joining the Company, Mr. Gross had served since 2006 as President of Surry Investment Advisors LLC, an advisory firm that Mr. Gross founded to provide services to grocery distributors and retailers with respect to strategic and operational matters. In this role, Mr. Gross assisted grocery clients on several multi-billion dollar acquisitions and divestitures and consulted with private equity firms with respect to investments in food retail, distribution and consumer packaged goods sectors. From 1997 to 2006, Mr. Gross worked at C&S Wholesale Grocers, most significantly serving as Co-President of C&S from 2005 to 2006. Additionally, during his tenure with C&S, Mr. Gross served as Chief Financial Officer and General Counsel of C&S, and President of its retail grocery affiliate.
Among his many qualifications, Mr. Gross brings a wealth of grocery wholesale and retail industry experience, including significant experience in business strategy and operations as a senior executive of a large grocery wholesale company and as an advisor to several grocery companies and investors. Mr. Gross graduated cum laude from the University of Pennsylvania Law School and holds a BA from Dartmouth College where he graduated with highest honors in his major.

Eric G. Johnson
Director Since: 2013
Independent
Age: 67

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SUPERVALU Committees: Corporate Governance and Nominating Committee (Chair)
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President and Chief Executive Officer of Baldwin Richardson Foods Company
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Former Chief Executive Officer of Johnson Products Company
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Director of Lincoln National Corporation, Chairman of Finance Committee
Mr. Johnson is the President and Chief Executive Officer of Baldwin Richardson Foods Company (“Baldwin Richardson”), one of the largest African-American-owned businesses in the food industry, a position he has held since 1997. Baldwin Richardson is a major producer of products and ingredients for McDonald’s, Kellogg, General Mills and Frito Lay. Baldwin Richardson also has retail brands and foodservice products that it distributes nationally. Mr. Johnson purchased Baldwin Ice Cream Co. in 1992, and, in 1997, he completed the acquisition of Richardson Foods from Quaker Oats Company to form Baldwin Richardson. From 1989 to 1991, Mr. Johnson served as Chief Executive Officer of Johnson Products Company. Among his many qualifications, Mr. Johnson brings considerable food industry and business experience from the perspective of a manufacturer and supplier of food products to the retail and foodservice markets.
Mr. Johnson serves as a member of the Board of Directors for Lincoln National Corporation and is chairman of its Finance Committee. He also sits on the Board of Trustees for Babson College and serves on the Board of the Urban League of Rochester. Mr. Johnson is a graduate of Babson College.

Mathew M. Pendo
Director Since: 2014
Independent
Age: 54

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SUPERVALU Committees: Corporate Governance and Nominating Committee
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Managing Director of Oaktree Capital
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Former Managing Director at Sandler O’Neill Partners
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Former Director of Ally Financial Inc.
Mr. Pendo serves as Managing Director of Oaktree Capital, an investment firm that specializes in less efficient markets and alternative investments, and has held that position since June 2015. Prior to joining Oaktree, from September 2013 until June 2015, Mr. Pendo served as a Managing Director at Sandler O’Neill Partners, an investment banking boutique focused on the financial services industry. Prior to joining Sandler O’Neill Partners, Mr. Pendo served as the Chief Investment Officer for the Troubled Asset Relief Program (“TARP”) at the U.S. Department of the Treasury from November 2010 until March 2013. He previously served as Managing Director Investment Banking for Barclays Capital from 2003 until October 2010, where he served as Co-Head of the Industrials Group and the U.S. Investment Banking Group. Among his many qualifications, Mr. Pendo brings substantial financial and investment banking experience to the Board.
Mr. Pendo previously served as a director of Ally Financial Inc., a bank holding company focused on the auto finance and online banking industries, from 2013 to 2015. Mr. Pendo holds a Bachelor of Arts degree in Economics from Princeton University and received a Distinguished Service Award from the U.S. Department of Treasury for his work overseeing TARP’s investment activities.

Francesca Ruiz de Luzuriaga
Director Since: 2015
Independent
Age: 64

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SUPERVALU Committees: Audit Committee
•
Former Chief Operating Officer of Mattel Interactive, a business unit of Mattel, Inc.
•
Former Executive Vice President, Worldwide Business Planning and Resources, and former Chief Financial Officer of Mattel, Inc.
•
Director of Office Depot, Inc., member of Compensation and Governance Committees
•
Former Director of Providian Financial Corporation and OfficeMax Incorporated
Ms. Luzuriaga has been an independent business development consultant since 2000. Previously, she was the Chief Operating Officer of Mattel Interactive, a business unit of Mattel, Inc., one of the major toy manufacturers in the world, from 1999 to 2000. Prior to holding this position, she served Mattel as its Executive Vice President, Worldwide Business Planning and Resources, from 1997 to 1999, and as its Chief Financial Officer from 1995 to 1997. Among her many qualifications, Ms. Luzuriaga brings substantial prior leadership experience in the operations and strategy side of businesses, both in the United States and internationally, as well as financial expertise and experience in corporate finance.
Ms. Luzuriaga is a director and serves on the Compensation and Governance Committees for Office Depot, Inc. Previously, she was a director of OfficeMax Incorporated from 1998 to November 2013. She has been a director since January 2012, and chair of the Board since January 2017, of SCAN Health Plan, a not-for-profit Medicare Advantage health plan, as well as a director of its Foundation since January 2017. From 2002 until 2005, she was also a director of Providian Financial Corporation.

Frank A. Savage
Director Since: 2014
Independent
Age: 70

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SUPERVALU Committees: Leadership Development and Compensation Committee
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Senior Advisor to Lazard Ltd.
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Former Vice Chairman of U.S. Investment Banking at Lazard Ltd.
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Former Co-Head of Lazard’s Restructuring Group and member of Lazard’s Deputy Chairman Committee
•
Director of Rite Aid Corporation
Mr. Savage has been a senior advisor to investment banking firm Lazard Ltd. (“Lazard”) since January 2014 and served as Vice Chairman of U.S. Investment Banking at Lazard from 2009 to December 2013. He was the Co-Head of Lazard’s Restructuring Group from June 1999 to December 2013 and also served on Lazard’s Deputy Chairman Committee from 2006 to December 2013. Prior to joining Lazard, Mr. Savage served as Co-Head of the Restructuring Practice at investment banking firm BT Alex. Brown Inc. and before that was the Head of the Restructuring Group at investment bank UBS AG. Mr. Savage holds a degree from the University of Pennsylvania’s Wharton School of Business. Among his many qualifications, Mr. Savage brings extensive financial, restructuring and investment banking experience to the Board.
Mr. Savage has served as a director of Rite Aid Corporation since June 2015.

Mary A. Winston
Director Since: 2016
Independent
Age: 56

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SUPERVALU Committees: Leadership Development and Compensation Committee; Audit Committee
•
Former Executive Vice President and Chief Financial Officer of Family Dollar Stores, Inc.
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Founder and President of WinsCo Enterprises, Inc.
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Former Senior Vice President and Chief Financial Officer for Giant Eagle, Inc.
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Director of Dover Corporation, Member of Finance and Compensation Committees, Former Chair of Audit Committee
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Director of Domtar Corporation, Member of Audit and Finance Committees
•
Director of Acuity Brands
Ms. Winston is the founder and President of WinsCo Enterprises, Inc., a consulting firm providing financial and board governance advisory services, and has held that position since 2016. Ms. Winston previously served from 2012 until August 2015 as Executive Vice President - Chief Financial Officer of Family Dollar Stores, Inc., a discount retailer with more than 8,300 stores and nearly $11 billion in revenues prior to its acquisition by Dollar Tree in July 2015. Before joining Family Dollar, from 2008 to 2012, Ms. Winston served as Senior Vice President and Chief Financial Officer for Giant Eagle, Inc., a regional grocery and fuel retailer. Ms. Winston was Founder and President of WinsCo Financial, LLC, a financial solutions consulting firm, from 2007 to 2008 and served as Executive Vice President and Chief Financial Officer of Scholastic Corporation, a children’s publishing and media company, from 2004 to 2007. Among her many qualifications, Ms. Winston brings corporate executive leadership experience as well as extensive financial management and leadership.
Ms. Winston has served as a director of Dover Corporation, a diversified industrial manufacturing company, since 2005, where she served as chair of its Audit Committee from 2008 to 2018 and now serves on its Finance and Compensation Committees. She has served as a director and member of the Audit and Finance Committees of Domtar Corporation, a paper, pulp and consumer personal care products manufacturer, since 2015, and as a director of Acuity Brands, Inc., a provider of indoor and outdoor lighting and energy management solutions, since April 2017. Ms. Winston previously served as a director of Plexus Corporation, an electronic manufacturing services company, from 2008 to February 2016. Ms. Winston is also Board chair and President of the Carolinas chapter of the National Association of Corporate Directors.

BACKGROUND OF THE SOLICITATION
The following discussion provides background information regarding our interactions with Blackwells Capital LLC (“Blackwells”) in 2017 and 2018.
Beginning on our fourth quarter fiscal 2016 earnings call in April 2016, we expressly articulated and began to implement our vision to emphasize wholesale as our core business and to strategically transform SUPERVALU into the supplier of choice for distribution of consumable products. In connection with that strategy, among other things, we completed the sale of our Save-A-Lot business in December 2016; completed the strategic acquisitions of Unified and AG Florida in June 2017 and December 2017, respectively, which expanded our Wholesale business and distribution network; and made strategic capital investments to grow our core Wholesale business, including the purchase and improvement of distribution warehouses. In October 2017, we announced that we were evaluating our assets, including owned real estate, to maximize value, which included considering sale leaseback transactions for our distribution centers as part of an effort to realize our real estate value and de-lever our balance sheet.
We also made board refreshment a priority, highlighting the issue beginning in our 2015 proxy statement. As a result of this effort, we have identified new directors who are an integral part in overseeing our transformational strategy, with two of our directors having joined our Board in the past two years, and six of our nine directors having served on our Board for less than five years. On August 14, 2017, we engaged Spencer Stuart, a leading independent search firm, to identify new directors who could provide additive perspectives and skillsets to our Board. Our Corporate Governance and Nominating Committee has since interviewed six director candidates facilitated by Spencer Stuart.
On May 25, 2017, Mr. Steven Bloomquist (our Vice President of Investor Relations) had a telephone conversation with Mr. Abie Shamah, a Portfolio Manager at Blackwells. On the call, Blackwells introduced itself as a new fund interested in investing in SUPERVALU, and the conversation covered several topics related to our business. Following this meeting, at Blackwells’ request, Mr. Bloomquist subsequently had additional telephone conversations with Mr. Shamah on June 26, 2017 and July 25, 2017. Following the July 25, 2017 telephone call, Mr. Shamah requested to visit with Mr. Mark Gross (our President and Chief Executive Officer) and Mr. Rob Woseth (our Executive Vice President and then-Interim Chief Financial Officer), a meeting that took place on August 24, 2017 at the Company’s corporate offices in Eden Prairie, Minnesota. During this meeting, we discussed with Mr. Shamah a number of initiatives and matters we had previously announced, including the focus on our Wholesale business, potential synergies from the Unified acquisition and potential sale leaseback transactions, as well as industry trends and free cash flow. Mr. Shamah and Mr. Bloomquist had subsequent telephone conversations on September 20, 2017 and October 17, 2017.
On October 25, 2017, Blackwells sent our Board a letter via email, which was subsequently released publicly on October 26, 2017. That letter expressed appreciation for our “ongoing dialogue” with Blackwells and our “constructive engagement” regarding the Company’s future. However, the letter went on to criticize our performance and outlined four initiatives for our Board to consider: (1) monetization of the Company’s real estate, which we had already announced on our second quarter earnings call that we were evaluating all of our assets, including real estate and retail (and had been working with two national real estate advisory groups for several months before that announcement); (2) a repositioning away from the retail grocery business, which we had already announced on our second quarter earnings call and we also had previously announced before that earnings call that we were pursuing store sales and closures for underperforming locations (and had already retained an advisor and received indications of interest from certain of the ultimate purchasers); (3) leadership refreshment, which was well underway, with an active search for a Chief Financial Officer in process (and an interim Chief Financial Officer who is now our permanent Chief Financial Officer) and a new head of our retail operations having been hired in January 2017; and (4) certain capital allocation initiatives, including commitment to pay a dividend and the institution of a share buyback plan, which our Board did not deem advisable given the Company’s capital structure, and several of the Company’s large stockholders also expressed to us that they did not support. Blackwells’ letter ignored the fact that these initiatives had either been considered by the Board or were already well underway, and publicly announced by the Company, prior to Blackwells’ involvement in the Company. The Board had also already made refreshment a priority in recent years, as outlined above. At the time, we continued to move forward with our publicly announced strategy of significantly growing our Wholesale business, working to monetize select real estate assets through sale leaseback transactions and continuing to pursue the optimization of our retail portfolio.
On October 31, 2017, our Board sent a letter responding to Blackwells’ open letter to our Board, confirming our belief in the course and execution of our strategic plan. In response to Blackwells’ indication in its October 25, 2017 letter that it expected to be able to engage the Board and management constructively, our Board offered Blackwells a meeting with our management in order to further discuss our plans and Blackwells’ proposed initiatives. However, Blackwells declined this offer and instead requested a meeting with our Board. The Company agreed to coordinate meetings between Blackwells and Mr. Don Chappel (our Chairman) and Mr. Gross.

On December 6, 2017, the Company participated in Barclays’ “Eat, Sleep, Play - It’s Not All Discretionary” Conference in New York, New York. At the conference, Messrs. Gross and Woseth delivered a presentation to investors that reiterated our commitment to our previously announced initiatives, including our strategic transformation into a wholesale company, strategic investments in distribution centers, cost management for our Retail business and the exploration of sale leaseback transactions to realize our real estate value.
The next day, representatives of the Company, including Messrs. Gross, Woseth and Bloomquist met with Mr. Jason Aintabi and other representatives of Blackwells at Blackwells’ offices in New York, New York. At the meeting, Blackwells raised its concerns regarding the Company’s performance and other matters, and urged us to fill vacant management roles. Mr. Aintabi also noted that Blackwells would consider acquiring certain of our retail assets but declined to confirm any general range of a purchase price that it would consider.
During the fall and winter of 2017, we continued to move forward with our strategic initiatives, including the completion of our acquisition of AG Florida and entry into a multi-year e-commerce relationship with Instacart.
On January 17, 2018, Messrs. Chappel, Gross, Woseth and Bloomquist had a meeting with Mr. Aintabi and other representatives from Blackwells at our offices in Eden Prairie, Minnesota. At the meeting, Mr. Aintabi proposed that the Company appoint himself and two of his employees to the Board. Mr. Aintabi also expressed an interest in acquiring our retail operations or serving as a first bidder in order to begin a sales process for the assets. Mr. Aintabi offered that Blackwells would pay nothing for our retail operations for which we had just reported in our January 10, 2018 earnings release had $74 million of Adjusted EBITDA through our third quarter of fiscal 2018. We noted that our Retail business would need to be sufficiently capitalized and purchased and led by someone with at least some grocery or retail experience given our Retail business would be a significant customer of our Wholesale business. Mr. Aintabi suggested he might be such a leader despite his lack of industry experience. We stated that we remained laser focused on creating value for our stockholders and were open to considering all value creating ideas. Two days after the meeting, on January 19, 2018, Mr. Aintabi sent Messrs. Chappel and Gross an email reiterating Blackwells’ proposal that the Company appoint three Blackwells representatives, including Mr. Aintabi, to the Board. The email also formally requested an idea that Mr. Aintabi mentioned at the meeting that we establish and publicly announce a Strategic Review Committee, which would be “overseen by Blackwells representatives on the Board,” and for us to provide a response as to Blackwells’ interest in our retail operations. The email demanded a response to Blackwells’ proposal by January 26, 2018 following the Board’s regularly scheduled meeting.
At a regularly scheduled meeting of the Board from January 24 through 26, 2018, our Board, among other things, conducted a comprehensive review of our strategic plan, reviewed the performance of our retail segment and the expansion of our wholesale operations, and discussed other potential alternatives to maximize stockholder value. Also at the meeting, the Board considered Blackwells’ proposal to appoint three Blackwells representatives to the Board, along with the other requests detailed in Blackwells’ email. Following discussion, in light of the Company’s commitment to board refreshment, the Board invited Blackwells to suggest potential independent director candidates with knowledge of our industry and relevant expertise that would be additive to the Board.
On February 6, 2018, Blackwells sent a letter to the Board, accusing the Company of “summarily reject[ing]” its proposal to appoint three Blackwells representatives, including Mr. Aintabi, to the Board. As a result, Blackwells stated its intent to submit nominations for director at the 2018 Annual Meeting of Stockholders. This letter was published the following morning. The Company issued a press release the same day, confirming its confidence in its strategic plan. The Company also noted that it planned to evaluate Blackwells’ director candidates when they were submitted in due course.
On March 14, 2018, the Company issued a press release announcing that it had entered into agreements to sell 21 of its 38 Farm Fresh Food stores for approximately $43 million in cash. We stated that we were also continuing discussions and exploring potential transactions to sell the remaining Farm Fresh stores to current and prospective wholesale customers and certain Farm Fresh employees. Blackwells issued a responsive press release the next day, noting that the sale was an “incremental step” and reiterating its intent to nominate a slate of directors to the Board at the 2018 Annual Meeting of Stockholders.
On March 20, 2018 (the day before the nomination deadline for director nominations and stockholder proposals), Blackwells submitted a notice of its intent to nominate six director candidates for election at the 2018 Annual Meeting of Stockholders and to submit a stockholder proposal on use of the Company’s aircraft. See “Proposal 5: Blackwells Aircraft Proposal” in this Proxy Statement/Prospectus.
The Company subsequently confirmed receipt of the nomination notice in a press release. In the press release, we confirmed that our transformation into a wholesale grocery supplier was well underway and showing results and affirmed the strength of the Board that was overseeing this strategy. We also noted that, while Blackwells had publicly and privately announced its intent to nominate three director candidates to the Board just a month prior, it now proposed to replace six of nine Board members. We further noted that this attempt effectively sought control of the Company without paying a premium to all stockholders, and sought representation that was disproportionate to Blackwells’ stake (which was, at the time, approximately 2% of the Company’s outstanding shares of common stock, when excluding out-of-the-money options held by Blackwells).
On March 22, 2018, Blackwells submitted a letter to the Company pursuant to Section 220 of the General Corporation Law of the State of Delaware (the “DGCL”) demanding the Company’s stockholder list materials. In response, the Company provided Blackwells certain stockholder list materials.
On April 9, 2018, Mr. Greg Taxin of Spotlight Advisors, an advisor to Blackwells, had a call with Mr. Igor Kirman of Wachtell, Lipton, Rosen & Katz, the Company’s legal advisor. During the call, Mr. Taxin expressed that Blackwells was open to considering a settlement of the proxy fight and that in fact it did not intend run, and to have, six directors on the Board. Mr. Kirman stated he would advise the Board of Mr. Taxin’s call.
On April 13, 2018, Blackwells submitted a second letter to the Company pursuant to Section 220 of the DGCL demanding to inspect extensive and detailed records related to the Company’s corporate aircraft. We responded by letter on April 27, 2018, explaining that Blackwells had failed to establish its entitlement to the records and that we had publicly disclosed our policies regarding use of the corporate aircraft. We nevertheless offered to discuss producing a targeted set of records for Blackwells’ review.
At a regularly scheduled meeting of the Board on April 19, 2018, the Board discussed Messrs. Kirman and Taxin’s conversation and decided to offer to interview two of Blackwells’ director nominees in connection with a potential settlement. The Board determined that it would consider the two Blackwells nominees in accordance with the Board’s customary evaluation process for new directors — specifically, vetting by Spencer Stuart, as was done for other candidates recently considered in connection with the Company’s board refreshment process, followed by an interview, if appropriate, with the Company’s Corporate Governance and Nominating Committee.
On April 23, 2018, at the Board’s instruction, Mr. Kirman called Messrs. Taxin and Lawrence S. Elbaum of Vinson & Elkins LLP, Blackwells’ legal advisor (“Vinson & Elkins”), and noted that the Company was willing to consider two of Blackwells’ director nominees, with Spencer Stuart vetting the nominees first, followed by an interview, if appropriate, with the Company’s Corporate Governance and Nominating Committee.
On May 3, 2018, during a phone conversation among Messrs. Kirman, Taxin and Elbaum, Blackwells responded that the parties should discuss settlement terms before engaging in any interviews, and proposed that the Company appoint three Blackwells nominees chosen by Blackwells to the Board and remove any two current directors (chosen by the Company) from the Board. The Board had a telephonic meeting to discuss the proposal on May 11, 2018. Following such consideration, on May 14, 2018, Mr. Kirman, at the Board’s direction, conveyed to Mr. Taxin that the Company remained willing to interview the two Blackwells nominees previously offered but could not consider settlement terms without first evaluating the candidates. Blackwells declined to make its candidates available to be interviewed by the Company.
In April and May 2018, we also continued to announce progress with our strategic initiatives, including entry into agreements to sell and leaseback eight of our distribution centers and completion of the sale of 21 of our Farm Fresh stores that we had announced in March.
On May 18, 2018, Blackwells submitted a third letter to the Company pursuant to Section 220 of the DGCL, supplementing its prior demand to inspect corporate records and demanding inspection of additional categories of documents not identified in its April 13 letter. We responded by letter on May 25, 2018, explaining that Blackwells had still failed to establish its entitlement to the records. We nevertheless reiterated our offer to discuss producing a targeted set of records for Blackwells’ review.
On May 29, 2018, Mr. Aintabi and Blackwells filed a Schedule 13D with the SEC disclosing a 7.3% ownership interest in the Company. Based on the Schedule 13D, 1,674,105 shares of the Company’s common stock (or approximately 4.3% of the Company’s outstanding common stock as of June 7, 2018) were beneficially owned by Mr. Aintabi and Blackwells, and 1,126,700 shares of the Company’s common stock (or approximately 2.9% of the Company’s outstanding common stock as of June 7, 2018) were underlying call options held by Mr. Aintabi and Blackwells that were exercisable within 60 days of May 29, 2018. While owning 1,126,700 call options, Mr. Aintabi and Blackwells were also short 1,092,600 call options, as a result of which Mr. Aintabi and Blackwells’ net long call position was only 34,100 shares. In addition, Mr. Aintabi and Blackwells also own 1,156,800 put options, offset by a short position of 48,500 puts. These put options are nearly all in-the-money as of the date of this Proxy Statement/Prospectus.
Also on May 29, 2018, Blackwells filed its preliminary proxy statement with respect to the 2018 Annual Meeting of Stockholders.

Also on May 29, 2018, Blackwells submitted a fourth letter to the Company pursuant to Section 220 of the DGCL again supplementing its prior demand to inspect corporate records and demanding inspection of additional categories of documents not identified in its April 13 or May 18 letters. This letter also demanded to inspect documents concerning any screening processes we employ concerning director candidates. On May 31, 2018, Blackwells submitted a fifth letter to the Company pursuant to Section 220 of the DGCL, again supplementing its prior demand to inspect corporate records.
On June 12, 2018, the Company filed its preliminary proxy statement.
On June 18, 2018, Blackwells contacted the Company’s Investor Relations department to inquire about the Holding Company Proposal, and the Company subsequently responded to Blackwells to discuss the Holding Company Proposal.
On June 21, 2018, Blackwells filed an amendment to its preliminary proxy statement. In the amendment, Blackwells stated, among other things, that it intends to vote its shares for the Holding Company Proposal.
On June 26, 2018, the Company filed an amendment to its preliminary proxy statement.
On June 27, 2018, Blackwells filed the second and third amendments to its preliminary proxy statement.
On June 27, 2018, a representative of Quinn Emanuel Urquhart & Sullivan, LLP, counsel to Blackwells, called a representative of Wachtell, Lipton, Rosen & Katz to propose a settlement to the proxy fight that would involve the Company appointing three of Blackwells’ director nominees to the Board.
On June 29, 2018, Blackwells filed its definitive proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth information with respect to the only persons or groups known to us as of June 21, 2018, to be the beneficial owners of more than five percent of SUPERVALU common stock. As of June 21, 2018, there were 38,622,930 shares of SUPERVALU common stock issued and outstanding.
Special Note on Blackwells: Based on an analysis of the information presented in the definitive proxy statement filed by Blackwells on June 29 , 2018, Mr. Aintabi and Blackwells together own 923,900 call options with a weighted average strike price of $23.18 , but are short 1,453,000 call options with a weighted average strike price of $23.61 . If all of these options were exercised as of July 2 , 2018, Blackwells and Mr. Aintabi would sell a net 529,100 shares for net proceeds of $12,888,700 . Blackwells and Mr. Aintabi own 2,031,635 shares of SUPERVALU common stock outright. Blackwells and Mr. Aintabi also own 1,603,000 put options, offset by a short position of 3,700 puts. Most of these put options are in-the-money as of the date of this Proxy Statement/Prospectus.

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership	Percent of Class
(1)	BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	4,873,089	12.6%
(2)	The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	3,926,387	10.2%
(3)	Jason Aintabi and Blackwells Capital LLC, 600 Madison Avenue, 18th Floor, New York, NY 10022	2,955,535**	7.7%
(4)	Towle & Co., 1610 Des Peres Road, Suite 250, St. Louis, MO 63131	2,579,143	6.7%
(5)	Dimensional Fund Advisors LP, 6300 Bee Cave Rd., Austin, TX 78746	2,043,760	5.3%
(6)	Louis A. Amen, 7200 Dominion Circle, Commerce, CA 90040	2,030,661	5.3%

(1)
Share ownership is as of December 31, 2017, as set forth in a Schedule 13G/A (Amendment No. 6) filed with the SEC on January 19, 2018. According to that filing, BlackRock, Inc., a parent holding company, is deemed to beneficially own 4,873,089 shares of SUPERVALU common stock, with sole dispositive power as to all of such shares and sole voting power as to 4,775,631 shares.

(2)
Share ownership is as of December 31, 2017, as set forth in a Schedule 13G/A (Amendment No. 4) filed with the SEC on February 9, 2018. According to that filing, The Vanguard Group (“Vanguard”) is deemed to beneficially own 3,926,387 shares of SUPERVALU common stock. Vanguard reported sole voting power with respect to 42,336 shares, shared voting power with respect to 4,105 shares, sole dispositive power with respect to 3,882,847 shares and shared dispositive power with respect to 43,540 shares. The filing reports that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., has beneficial ownership of 39,435 shares as a result of its serving as investment manager of collective trust accounts, and that Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., has beneficial ownership of 7,006 shares as a result of its serving as investment manager of Australian investment offerings.

(3)
Share ownership is as of June 29 , 2018, as set forth in the definitive proxy statement filed with the SEC on June 29 , 2018. According to that filing, Mr. Aintabi, an affiliate of Blackwells, is deemed to beneficially own 2,955,535 shares of SUPERVALU common stock, which are comprised of (i) 111,105 shares directly beneficially owned by Mr. Aintabi, (ii) 391,400 shares underlying call options exercisable within 60 days of June 29, 2018, (iii) 1,920,530 shares directly beneficially owned by Blackwells and (iv) 532,500 shares underlying call options exercisable within 60 days of June 29 , 2018.

**See “Special Note on Blackwells” above.

(4)
Share ownership is as of March 31, 2018, as set forth in a Schedule 13F filed with the SEC on May 8, 2018. According to that filing, Towle & Co. is deemed to beneficially own 2,579,143 shares of SUPERVALU common stock and has sole voting and dispositive power with respect to all of such shares.

(5)
Share ownership is as of December 31, 2017, as set forth in a Schedule 13G filed with the SEC on February 9, 2018. According to that filing, Dimensional Fund Advisors LP is deemed to beneficially own 2,043,760 shares of SUPERVALU common stock, with sole dispositive power as to all of such shares and sole voting power as to 1,960,305 shares.

(6)
Share ownership is as of January 31, 2018, as set forth in a Schedule 13G filed with the SEC on February 14, 2018. According to that filing, Louis A. Amen beneficially owns 2,030,661 shares of SUPERVALU common stock and has sole voting and dispositive power with respect to all of such shares.

SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth information as of June 21, 2018, concerning beneficial ownership of SUPERVALU’s common stock by each of our directors and director nominees, for each of our executive officers named in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”) and for all of our current directors and executive officers as a group.
The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)	Percent of Class
Donald R. Chappel	55,449	*
Irwin S. Cohen	36,640	*
Philip L. Francis	30,435 (3)	*
Eric G. Johnson	27,033	*
Mathew M. Pendo	12,061	*
Francesca Ruiz de Luzuriaga	10,547	*
Frank A. Savage	23,226	*
Mary A. Winston	8,642	*
Mark Gross	174,227	*
Rob N. Woseth	84,156	*
James W. Weidenheimer	13,069	*
Michael C. Stigers	63,671	*
Randy G. Burdick	83,072	*
Bruce H. Besanko	32,791	*
All current directors and executive officers as a group (15 persons)	637,364	1.6%

*	Less than 1%

(1)
All persons listed have sole voting and investment power with respect to all of the shares listed except the following non-employee directors who have sole voting power, but no investment power, over shares held in the SUPERVALU INC. Directors’ Deferred Compensation Plan (2009 Restatement), as follows: Mr. Chappel, 54,020 shares; Mr. Cohen, 36,640 shares; Mr. Francis, 29,578 shares; Mr. Johnson, 27,033 shares; Mr. Pendo, 12,061 shares; Ms. Luzuriaga, 9,833 shares; Mr. Savage, 23,226 shares; and Ms. Winston, 8,642 shares.

(2)
Includes shares underlying options exercisable or exercisable within 60 days of June 21, 2018, as follows: Mr. Gross, 167,760 shares; Mr. Woseth, 73,783 shares; Mr. Weidenheimer, 5,603 shares; Mr. Stigers, 51,450 shares; Mr. Burdick, 72,221 shares; and all current directors and executive officers as a group, 378,588 shares.

(3)	Includes 857 shares held in a trust for which Mr. Francis and his spouse serve as the trustees.

BOARD PRACTICES
In order to help our stockholders better understand our Board practices, we are including the following description of current practices. The Corporate Governance and Nominating Committee periodically reviews these practices.

Governance Highlights
✓	Independent Board Leadership: The independent directors on the Board have selected an independent Non-Executive Chairman of the Board to lead our Board governance functions.
✓	Majority Independent Directors: Eight of our nine director nominees are independent, and only independent directors serve on our Board committees.
✓
Board Refreshment: Three of our nine director nominees have less than three years of service on the Board, and six of our nine director nominees have served on our Board for less than five years as of the record date.

✓	Annual Election of Directors: Our directors are elected annually.
✓
Board Evaluations: Our Board and each committee conducts an annual performance evaluation of itself, and directors conduct similar individual evaluations, which process is facilitated by an outside consultant.

✓	Diverse Experiences Represented on Board: Our Board nominees have broad perspectives, experiences and knowledge relevant to our business and include gender and ethnic diversity.
✓	Majority Voting: Our directors are elected by a majority vote, except in the case of a contested election. Any director who does not receive a majority vote must tender his or her resignation.
✓
Proxy Access: Stockholders who meet certain ownership, retention and other requirements set forth in our amended and restated bylaws may nominate for inclusion in our proxy statement a certain number of director candidates.

✓	Share Ownership Requirement: Directors are required to hold a minimum number of shares of our common stock with a transition period for new directors.
✓	No Poison Pill: We do not have a poison pill.
Leadership Structure
The Board determines the best board leadership structure for SUPERVALU from time to time. The Board believes that it is not in the best interest of the Company or our stockholders to have an inflexible rule regarding whether the offices of Chair of the Board and CEO must be separate. When a vacancy occurs in the office of either the Chair or the CEO, the Board will consider the specific characteristics and circumstances existing at that time and will determine whether the role of Chair should be separate from that of the CEO and, if the roles are separate, whether the Chair should be selected from the independent directors or from management.
In recent years, the Board has determined that it is in the best interests of the Company that the positions of Chair of the Board and CEO be separate. The Board believes that this separation is appropriate as it allows the CEO to focus on leading the Company’s business operations and driving the Company’s growth strategies, while the Chair focuses on leading the Board in its consideration of strategic issues and monitoring corporate governance and other stockholder issues. To the extent that the Chair of the Board is not independent, the Board would appoint a separate independent lead director.
Mr. Gerald Storch served as the Company’s Non-Executive Chairman of the Board from January 2014 until he did not stand for re-election as a director at the 2017 Annual Meeting of Stockholders. In considering this vacancy, the Board determined that it remained in the best interests of the Company that the positions of Chair of the Board and CEO remain separate. Accordingly, the Board appointed Mr. Chappel as the Company’s Non-Executive Chairman effective immediately following the 2017 Annual Meeting of Stockholders on July 19, 2017. Mr. Chappel has been determined by the Board to be independent.
The primary responsibilities of our Non-Executive Chairman currently include:

•	ensuring that the respective responsibilities of the Board and management are understood, and that the boundaries between the Board and management responsibilities are respected;

•
working with the CEO to develop an appropriate schedule of Board meetings and seeking to ensure that the Board can perform its duties responsibly while recognizing and supporting the operational demands of the Company;

•	working with the CEO and Board members to develop the agendas for the Board meetings;

•	conferring with the Corporate Governance and Nominating Committee regarding recommendations for the membership of the Board’s committees and the selection and rotation of committee chairs;

•	chairing all meetings of the Board and presiding at all stockholder meetings;

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scheduling, developing the agenda for and presiding at all executive sessions of the Board and at meetings of the Board’s outside directors, and communicating to the CEO the substance of the discussions occurring at such sessions and meetings;

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acting as principal liaison between the non-employee directors and the CEO on sensitive issues, although any non-employee director maintains the right to communicate directly with the CEO on any matter;

•	serving as an ex officio member of each committee and working with the Board committee chairs on the performance of their designated roles and responsibilities;

•
assessing and advising the CEO as to the quality, quantity and timeliness of the flow of information from management that is necessary for the Board to effectively and responsibly perform its duties. Although management is responsible for the preparation of materials for the Board, the Non-Executive Chairman will consider requests from any Board member regarding the inclusion of specific information in such material and all directors maintain the right to communicate directly with members of management;

•	recommending to the Board the retention of any consultants who will report directly to the Board on board matters (as opposed to committee consultants);

•	acting as a direct conduit to the Board for major stockholders and for other stockholders, employees and the public as appropriate;

•	monitoring significant issues and risks between meetings of the Board and assuring that the entire Board becomes involved when appropriate;

•	leading the Board in anticipating and responding to crises, including temporary incapacity of the CEO;

•	upon recommendation of the Corporate Governance and Nominating Committee, interviewing candidates for the Board who are proposed to be presented to the Board for consideration;

•	in conjunction with the Corporate Governance and Nominating Committee, overseeing the evaluation process regarding the performance of individual directors;

•
working with the Chair of the Leadership Development and Compensation Committee on the process for compensating and evaluating the CEO, consistent with the principle that the CEO reports to the full Board and not to the Non-Executive Chairman;

•	working with the Chair of the Leadership Development and Compensation Committee on succession planning for the CEO and senior management;

•	assisting the Board and the Company in assuring compliance with and implementation of the Governance Principles (as described below); and

•	chairing the Executive Committee of the Board if one is established.
Evaluation of Board Performance
In order to continue to evaluate and improve the effectiveness of the Board, under the guidance of the Corporate Governance and Nominating Committee, our directors annually evaluate the Board’s performance and the performance of each committee of the Board. The evaluation process includes a survey of the individual views of directors and, for fiscal 2018, also included one-on-one interviews with each director that were conducted by an outside consultant. A summary of the survey and interview results is then shared with the Board and the applicable committee. Our directors also conduct similar individual self-evaluations. The Board, committees and individual directors conducted these evaluations for fiscal 2018 with the assistance of an outside consultant.
Size of the Board
Under our amended and restated bylaws, the minimum number of directors who may serve on the Board is the minimum number of directors permitted by the DGCL. The exact number of directors will be determined from time to time by a majority of the whole Board of Directors or the holders of at least 75% of the stock of the Company entitled to vote, considered for the purpose as one class. The Board believes that the size of the Board should accommodate the objectives of effective discussion and decision making and adequate staffing of Board committees.
The Board set the size of the Board of Directors at nine members, effective at the 2017 Annual Meeting of Stockholders. Accordingly, the Board is recommending the election of nine directors at the 2018 Annual Meeting of Stockholders.
Director Independence
The Board believes that a majority of its members should be independent, non-employee directors. It is the Board’s policy that no more than one member of the Board will be an employee of SUPERVALU. This management member will typically be the CEO. Currently, Mr. Gross, the Company’s President and Chief Executive Officer, is the only employee member of the Board.
The Board has determined that each of the current non-employee members of the Board is an independent director under the NYSE listing standards and the rules of the SEC: Donald R. Chappel, Irwin S. Cohen, Philip L. Francis, Eric G. Johnson, Mathew M. Pendo, Francesca Ruiz de Luzuriaga, Frank A. Savage and Mary A. Winston. Mr. Gross is the only current employee director and director nominee, and he is not independent.
In determining the independence of the current non-employee directors, the Board considered the following transactions, relationships and arrangements:

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Mr. Johnson. In determining the independence of Mr. Johnson, the Board considered the relationship between the Company and Baldwin Richardson Foods Company (“Baldwin Richardson”). See “Policy and Procedures Regarding Transactions with Related Persons — Transactions with Related Persons — Director Mr. Johnson, Baldwin Richardson” below for additional detail regarding this relationship. The Board determined that this relationship would not interfere with Mr. Johnson’s exercise of independent judgment in carrying out the responsibilities of a director and that Mr. Johnson met the requirements for independence under the NYSE listing standards and the rules of the SEC.

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Ms. Luzuriaga. Ms. Luzuriaga’s brother-in-law is the Chief Accounting Officer at Chubb. Chubb is one of our insurance companies and we have paid approximately $445,000 in total insurance premiums to Chubb over the past three fiscal years. This aggregate amount represented less than one percent of the consolidated gross revenues of Chubb and the Company for each company’s last fiscal year. These transactions were entered into in the ordinary course of business and at arm’s length. Additionally, our relationship with Chubb predated Ms. Luzuriaga’s service on the Board, and Ms. Luzuriaga’s brother-in-law is in a role where he would not be directly involved with the relationship between Chubb and the Company. Accordingly, the Board determined that this relationship was not material to either company and, therefore, does not impair Ms. Luzuriaga’s independence.

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Mr. Savage. Mr. Savage’s son is an employee of Bank of America serving in a director role. We use Bank of America for cash management services, and Bank of America is a lender in our revolving credit facility and underwriter of long-term debt. For cash management services, we have paid Bank of America approximately $250,000 in total service fees during the last three fiscal years. In its role as a lender and underwriter on debt transactions, we have paid Bank of America approximately $40,000 during the last three fiscal years. The aggregate of these amounts represented less than one percent of the consolidated gross revenues of Bank of America and the Company for each company’s last fiscal year. These transactions were entered into in the ordinary course of business and at arm’s length, our relationships with Bank of America predated Mr. Savage’s service on the Board and Mr. Savage’s son is not directly involved with the relationships between Bank of America and the Company. Accordingly, the Board determined that these relationships were not material to either company and, therefore, do not impair Mr. Savage’s independence.

Mr. Savage is a senior advisor to Lazard Ltd., which we retained in fiscal 2018 to provide advisory services to us.  As a senior advisor, Mr. Savage is not a partner in, or a controlling shareholder or employee of, Lazard, but rather he provides advisory services to Lazard on a consulting basis. Mr. Savage has informed the Company that he receives a consulting fee from Lazard that is not tied to any particular engagement, has access to an office at Lazard and is eligible for a “referral fee” if he refers new business to Lazard. Mr. Savage has confirmed that he would not receive any referral fee, bonus or other incremental compensation from Lazard in connection with our engagement of Lazard. Furthermore, Mr. Savage recused himself from the decision to retain Lazard and was not personally involved in the services Lazard provided to us. Accordingly, the Board determined that this relationship does not impair Mr. Savage’s independence.

Outside Board Memberships
The Board has determined that in order for directors to fulfill their duties as directors, there should be a limit on the number of public company boards on which each director may serve. Currently, no director can serve on more than five public company boards, including our Board. Additionally, any director who also serves as a chief executive officer generally should not serve on more than two public company boards, including our Board, in addition to their employer’s board. Pursuant to this policy, service on the board of a parent and its wholly owned subsidiary counts as a single board.
Director Retirement
It is Board policy that, unless determined otherwise by the Corporate Governance and Nominating Committee, non-employee directors retire at the annual meeting following the date they attain the age of 74 and that non-employee directors may serve a maximum term of 15 years. Directors who change the occupation they held when initially elected to the Board are expected to offer to resign from the Board. The Corporate Governance and Nominating Committee will review the continuation of Board membership under the new occupation and make a recommendation to the full Board.
In April 2018, the Corporate Governance and Nominating Committee considered that Mr. Cohen would be over 74 years of age and will have served the maximum term of 15 years when he would be eligible for re-nomination to the Board at the 2018 Annual Meeting. Pursuant to the Company’s Governance Principles, the Corporate Governance and Nominating Committee determined to waive the retirement age and maximum term as they apply to Mr. Cohen so that Mr. Cohen could stand for re-nomination at the 2018 Annual Meeting. In reaching this determination, the Corporate Governance and Nominating Committee considered Mr. Cohen’s significant contributions to the Board, including his service as Audit Committee Chair, his qualifications and experience, his level of involvement with the Company and his ongoing devotion of time and effort to his service as a director. The Corporate Governance and Nominating Committee also considered that the Board’s overall average tenure was relatively short, at approximately six years, such that Mr. Cohen’s experience would complement the overall balance of experience and knowledge of the Company on the Board. The Corporate Governance and Nominating Committee also considered that the Board and each committee conduct thorough, annual board and committee evaluations. That review was facilitated by a third-party consultant and provided relevant information on how well the Audit Committee and Board function. After considering the foregoing factors, the Corporate Governance and Nominating Committee determined that it was in the best interests of the Company’s stockholders to permit Mr. Cohen to stand for re-election to another term on the Board.
In November 2017, Mr. Chappel retired from being the Senior Vice President and Chief Financial Officer of The Williams Companies, Inc. Based on this change of occupation, Mr. Chappel submitted his formal notice of resignation to the Board. The Board considered Mr. Chappel’s retirement from his principal employer and determined that Mr. Chappel should remain a director upon his retirement and formally rejected his resignation.
Selection of Directors
The Corporate Governance and Nominating Committee is the standing committee responsible for determining the slate of director nominees for election by stockholders. The Corporate Governance and Nominating Committee considers and evaluates potential Board candidates based on the criteria set forth below and makes its recommendation to the full Board. The criteria applied to director candidates stress independence, integrity, experience and sound judgment in areas relevant to our business, financial acumen, interpersonal skills, a proven record of accomplishment, a willingness to commit sufficient time to the Board, the ability to challenge and stimulate management and diversity. The Corporate Governance and Nominating Committee views diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities. The Corporate Governance and Nominating Committee uses the same process and criteria for evaluating all nominees, regardless of whether the nominee is submitted by a stockholder or by some other source.
Directors and management are encouraged to submit the name of any candidate they believe to be qualified to serve on the Board, together with background information on the candidate, to the Chair of the Corporate Governance and Nominating Committee. In accordance with procedures set forth in our amended and restated bylaws, stockholders may propose, and the Corporate Governance and Nominating Committee will consider, nominees for election to the Board of Directors by giving timely written notice to the Corporate Secretary, which for this Proxy Statement/Prospectus must have been received at our principal executive offices no later than the close of business on March 21, 2018 and no earlier than February 19, 2018. Any such notice must include the name of the nominee, a biographical sketch and resume, contact information and such other background materials on such nominee as the Corporate Governance and Nominating Committee may request.

Executive Sessions of Independent Directors
The independent directors typically meet together as a group in executive session, without the CEO or any other employees in attendance, during each regularly scheduled Board meeting to, among other things, assess the quality of the meetings and then to provide its observations to the CEO. In addition, the Non-Executive Chairman (or lead director when the Chairman is not independent) has the authority to call meetings of the independent directors, including to address matters for which any non-independent director may have a conflict of interest. The Non-Executive Chairman presides over each executive session of the Board unless the Non-Executive Chairman is not an independent director, in which case the lead director presides over each such executive session.
Board’s Role in Risk Oversight
The Board takes an active role in risk oversight related to the Company both as a full Board and through its committees. Through detailed reviews, discussions and presentations by the leaders of the Company’s businesses, the Board reviews and advises on risk with respect to the Company’s businesses, including strategies and financial plans, with attention and focus on the risks to achievement of these strategies and plans. Such risks include those inherent in the Company’s businesses, as well as the risks from external sources such as competitors, the economy, cyber security, and regulatory and legislative developments. In addition, the heads of certain of the Company’s key functional areas regularly update the Board on risks in their areas.
In addition, the Company conducts an annual enterprise-wide risk assessment. A formal report is delivered to the Audit Committee, the chair of which provides a synopsis to the Board. Risk assessment updates are provided to the Audit Committee and the Board on a regular basis and as required, and management provides updates to the Audit Committee and the Board on any material developments or actions taken with respect to the risks identified. The objectives for the risk assessment process include: (i) determining whether there are risks that require additional or higher priority mitigation efforts and executing on those mitigation efforts; (ii) developing a defined list of key risks to be shared with the Audit Committee, Board and senior management; (iii) facilitating the NYSE governance requirement that the Audit Committee discuss policies around risk assessment and risk management; (iv) facilitating discussion of the risk factors to be included in Item 1A of the Company’s Annual Report on Form 10-K; and (v) guiding and informing the development of the internal audit plans.
Compensation Risk Assessment
The Company has historically maintained a prudent and appropriately risk-balanced approach to its incentive compensation programs to ensure that such programs promote the long-term interests of our stockholders and do not contribute to unnecessary risk taking, and will continue to do so. The Company, through its Leadership Development and Compensation Committee, regularly engages in a process to evaluate whether its executive and broad-based compensation programs contribute to unnecessary risk-taking and has concluded that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company. The Leadership Development and Compensation Committee directly engages its compensation consultant to assist in its evaluation. In accordance with the Leadership Development and Compensation Committee’s direction, Exequity LLP (“Exequity”) performed a compensation risk assessment of the Company’s executive and broad-based compensation programs for fiscal 2018 and made an independent report to the Leadership Development and Compensation Committee. The risk assessment completed by Exequity for fiscal 2018 concluded, and management agreed, that the Company’s executive and broad-based compensation programs for fiscal 2018 do not create risks that are reasonably likely to have a material adverse effect on the Company, noting that no compensation program was identified that would encourage excessive risk taking.
Attendance at Stockholder Meetings
The Board does not have a formal policy regarding director attendance at the annual meeting of stockholders. However, all directors are strongly encouraged to attend the meeting. All of the then-serving directors standing for re-election attended the 2017 Annual Meeting of Stockholders.
Stock Ownership Guidelines
Non-employee directors are required to acquire and own SUPERVALU common stock with a fair market value of five times a director’s annual retainer within five years after the director is first elected. See “Compensation Discussion and Analysis — Other Compensation-Related Policies — Executive Stock Ownership and Retention Program and Anti-Hedging/Pledging Policy” for details on our stock ownership and retention guidelines for our executives.

Governance Principles
The Board maintains a formal statement of Governance Principles that sets forth the corporate governance practices for SUPERVALU. The Governance Principles are available on our website at www.supervalu.com. Click on the “Investors” link and then the caption “Corporate Governance.”
Policy and Procedures Regarding Transactions with Related Persons
Policy and Procedures
The Board has adopted a “Policy and Procedures Regarding Transactions with Related Persons.” This policy delegates to the Audit Committee responsibility for reviewing, approving or ratifying transactions with “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of the directors or executive officers of the Company, certain stockholders and their immediate family members. The policy applies to transactions where the Company is a participant, a related person will have a direct or indirect material interest and the amount involved exceeds $120,000. Under the policy, management of the Company is responsible for disclosing to the Audit Committee all material information related to any covered transaction in order to give the Audit Committee an opportunity to authorize, approve or ratify the covered transaction based upon its determination that the covered transaction is fair and reasonable and on terms no less favorable to the Company than could be obtained in a comparable arm’s-length transaction with an unrelated third party. A copy of the Policy and Procedures Regarding Transactions with Related Persons is available on our website at www.supervalu.com. Click on the “Investors” link and then the caption “Corporate Governance.”
Transactions with Related Persons
Director Mr. Johnson, Baldwin Richardson
Mr. Johnson, a director of the Company, is the President and Chief Executive Officer of Baldwin Richardson. The equity in Baldwin Richardson is owned as follows: 68% by Mr. Johnson; 29% by an irrevocable trust (for which Mr. Johnson does not serve as trustee) for the benefit of his four adult children who live outside of his household; and 3% by unrelated parties. The Company purchased approximately $393,000 in retail products from Baldwin Richardson during fiscal 2018. The amount purchased during fiscal 2018 represented less than one percent of the consolidated gross revenues of Baldwin Richardson and the Company, respectively, for each company’s 2018 fiscal year. The relationship between the Company and Baldwin Richardson began several years before Mr. Johnson became a director, and these transactions were entered into in the ordinary course of business and at arm’s length. The Audit Committee ratified this ongoing relationship with Baldwin Richardson under our Policy and Procedures Regarding Transactions with Related Persons. The Board determined that this relationship would not interfere with Mr. Johnson’s exercise of independent judgment in carrying out the responsibilities of a director and that Mr. Johnson met the requirements for independence under the NYSE listing standards and the rules of the SEC.
Stockholder Louis A. Amen
Mr. Amen is the Executive Chairman of Super A Foods, which is a wholesale customer of the Company that purchases approximately $26 million in products per year from the Company. Super A Foods became a customer of the Company in June 2017 when the Company acquired Unified. Mr. Amen, through a family trust, became a greater than 5% stockholder of the Company in January 2018. Mr. Amen and his wife are owners of a majority of the equity interests in Super A Foods. Super A Foods has approximately $100 million in total annual revenues. Accordingly, the Company’s sales to Super A Foods represent approximately 25% of its total revenues. Mr. Amen is personally involved in managing the relationship between Super A Foods and the Company. Since Mr. Amen only became a related person in January 2018, and the Company’s relationship with Super A Foods predated this event, the terms of the current relationship between Super A Foods and the Company predated Mr. Amen’s status as a related person. The Audit Committee ratified this ongoing relationship with Super A Foods under our Policy and Procedures Regarding Transactions with Related Persons. Going forward, any new arrangements with Super A Foods will be reviewed by the Company’s Chief Financial Officer to ensure that the terms of the relationship reflect arm’s length terms, and therefore are fair and reasonable to the Company.

MEETINGS OF THE BOARD OF DIRECTORS
The Board of Directors held five regularly scheduled meetings and twelve special meetings during fiscal 2018. Each incumbent director attended at least 75% of the meetings of the Board and its committees on which the director served.
COMMITTEES OF THE BOARD OF DIRECTORS
The Board maintained three standing committees during fiscal 2018: Audit, Corporate Governance and Nominating and Leadership Development and Compensation. Each of the Audit, Corporate Governance and Nominating and Leadership Development and Compensation Committees has a separate written charter that is available on SUPERVALU’s website at www.supervalu.com. Click on the “Investors” link and then the caption “Corporate Governance.”
Membership on the Audit, Corporate Governance and Nominating and Leadership Development and Compensation Committees is limited to non-employee directors who are independent under the NYSE listing standards and under the rules of the SEC. For fiscal 2018, the Board of Directors determined that each of the non-employee directors who served on one or more of such committees during fiscal 2018 was independent: Donald R. Chappel, Irwin S. Cohen, Philip L. Francis, Eric G. Johnson, Mathew M. Pendo, Francesca Ruiz de Luzuriaga, Frank A. Savage and Mary A. Winston. Effective July 19, 2017, following the 2017 Annual Meeting of Stockholders, the following changes were made to the committee composition: (i) Mr. Chappel was appointed a member of the Corporate Governance and Nominating Committee and simultaneously transitioned off of the Leadership Development and Compensation Committee; (ii) Mr. Francis was appointed Chair of the Leadership Development and Compensation Committee and simultaneously transitioned off of the Corporate Governance and Nominating Committee; (iii) Mr. Johnson was appointed Chair of the Corporate Governance and Nominating Committee; (iv) Mr. Pendo was appointed to the Corporate Governance and Nominating Committee and simultaneously transitioned off of the Leadership Development and Compensation Committee; and (v) Mr. Savage was appointed to the Leadership Development and Compensation Committee and simultaneously transitioned off of the Corporate Governance and Nominating Committee.
The following table lists the current membership on each Board committee:

Director	Audit Committee	Corporate Governance and Nominating Committee	Leadership Development and Compensation Committee
Donald R. Chappel		X
Irwin S. Cohen	Chair
Philip L. Francis			Chair
Eric G. Johnson		Chair
Mathew M. Pendo		X
Francesca Ruiz de Luzuriaga	X
Frank A. Savage			X
Mary A. Winston	X		X
Audit Committee
The following directors served on the Audit Committee in fiscal 2018: Irwin S. Cohen (Chair), Francesca Ruiz de Luzuriaga and Mary A. Winston.
The Board determined that all such members of the Audit Committee were financially literate under the NYSE listing standards and that each member qualified as an “audit committee financial expert” under the NYSE listing standards and the rules of the SEC. The Audit Committee met eight times during fiscal 2018.
The primary responsibilities of the Audit Committee are to assist the Board of Directors in:

•	its oversight of our accounting and financial reporting principles and policies, and our internal controls and procedures;

•	its review and oversight of our financial statements and the independent registered public accounting firm;

•	selecting, appointing, compensating, evaluating and, where deemed appropriate, replacing the independent registered public accounting firm, which reports directly to the Audit Committee;

•	evaluating the independence of the independent registered public accounting firm;

•	its oversight of our major financial risk exposures and assessment of the steps that we have taken to assess and manage such exposures; and

•	its oversight of our compliance with legal and regulatory requirements.
In addition, the Audit Committee has the responsibility to:

•	review the scope of the annual audit plan and organizational structure of the internal auditors, and the results of the internal auditor’s activities;

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regularly meet separately with the senior internal audit executive, who reports functionally to the Audit Committee and administratively to our Chief Financial Officer, and the independent registered public accounting firm;

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review reports by the independent registered public accounting firm describing and assessing our internal controls and discuss the adequacy and effectiveness of our internal controls and any specified audit procedures taken in light of any material weakness or significant deficiencies identified by us or the independent registered public accounting firm; and

•
establish procedures concerning the receipt, retention and treatment of complaints regarding financial reporting, accounting, internal accounting controls or auditing and federal securities law matters.

Corporate Governance and Nominating Committee
The following directors served on the Corporate Governance and Nominating Committee in fiscal 2018: Philip L. Francis (Chair and member until July 19, 2017), Eric G. Johnson (member for all of fiscal 2018; Chair since July 19, 2017), Donald R. Chappel (member since July 19, 2017), Mathew M. Pendo (member since July 19, 2017) and Frank A. Savage (member until July 19, 2017). The Corporate Governance and Nominating Committee met five times during fiscal 2018.
The primary responsibility of the Corporate Governance and Nominating Committee is to recommend a framework to assist the Board in fulfilling its corporate governance responsibilities. In carrying out this responsibility, the Corporate Governance and Nominating Committee establishes and regularly reviews the Board’s policies and procedures, which include:

•	criteria for the size and composition of the Board;

•	policies on the structure and operations of the Board, including its leadership structure and committees;

•	procedures for the conduct of Board meetings, including executive sessions of the Board;

•	policies on director retirement and resignation; and

•	criteria regarding personal qualifications needed for Board membership.
In addition, the Corporate Governance and Nominating Committee has the responsibility to:

•	consider and recommend nominations for Board membership and the composition of Board committees;

•	evaluate our Board practices and those of other well-managed companies and recommend appropriate changes to the Board (see “Board Practices”);

•	evaluate the members of our Board on an annual basis and provide opportunities for director education;

•	consider governance issues raised by stockholders and recommend appropriate responses to the Board; and

•	consider appropriate compensation for directors.
For a description of the Corporate Governance and Nominating Committee’s processes and procedures for the consideration and determination of director compensation, see “Director Compensation.”
Leadership Development and Compensation Committee
The following directors served on the Leadership Development and Compensation Committee in fiscal 2018: Donald R. Chappel (member and Chair until July 19, 2017), Philip L. Francis (member for all of fiscal 2018; Chair since July 19, 2017), Mathew M. Pendo (member until July 19, 2017), Frank A. Savage (member since July 19, 2017) and Mary A. Winston. The Leadership Development and Compensation Committee met eight times during fiscal 2018.

The primary responsibilities of the Leadership Development and Compensation Committee are to:

•	determine the process to evaluate the performance of the Chief Executive Officer (the “CEO”);

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review and recommend the compensation of the CEO to the independent members of the Board who qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act and as “outside directors” under Section 162(m) of the Code;

•	review and recommend to the Board major changes in executive compensation programs;

•	review and approve major changes to retirement plans;

•	consider and make recommendations to the Board concerning the succession plan for the CEO;

•	approve the compensation, including annual salaries and incentives, of “Section 16” officers and any other corporate officers who directly report to the CEO;

•	review and approve performance targets under our annual and long-term incentive compensation plans;

•	approve equity grants and awards under our stock plan, and approve bonus and other incentive plans of “Section 16” officers and any other corporate officers who directly report to the CEO;

•
retain or obtain the advice of and terminate any compensation consultant used to assist in the evaluation of directors and senior executives, including the CEO, and any outside legal counsel and other advisers, and to approve the terms of and fees for such retention; and

•	review with management the Compensation Discussion and Analysis and related disclosures.
For a description of the Leadership Development and Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis.”
In addition to the independence requirements of the NYSE for directors and compensation committee members, the Leadership Development and Compensation Committee members also qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act and as “outside directors” under Section 162(m) of the Code.
Compensation Committee Interlocks and Insider Participation
The following directors served on the Leadership Development and Compensation Committee in fiscal 2018: Donald R. Chappel (member and Chair until July 19, 2017), Philip L. Francis (member for all of fiscal 2018; Chair since July 19, 2017), Mathew M. Pendo (member until July 19, 2017), Frank A. Savage (member since July 19, 2017) and Mary A. Winston. None of these individuals has ever served as an officer or employee of the Company or any of the Company’s subsidiaries or has any relationships with the Company or any of its subsidiaries requiring disclosure under “Board Practices — Policy and Procedures Regarding Transactions with Related Persons.”

DIRECTOR COMPENSATION
Annual compensation for non-employee directors is comprised of the following components: cash compensation, consisting of an annual retainer and committee retainer, and equity compensation, consisting of an annual deferred retainer payable in SUPERVALU common stock. In addition, our non-employee directors may receive stock options from time to time. Each of these components is described in more detail below.
The Corporate Governance and Nominating Committee reviews the compensation of our directors on a periodic basis. Based upon its review, the Corporate Governance and Nominating Committee makes recommendations to the Board of Directors. In fiscal 2018, the Corporate Governance and Nominating Committee, in consultation with Exequity, the Committee’s former independent compensation consultant, reviewed the Company’s director compensation relative to the Company’s peer group. Based on this review, the Corporate Governance and Nominating Committee recommended, and the Board of Directors approved, making no changes to director compensation other than to reduce the Non-Executive Chair retainer from $150,000 to $125,000, all of which retainer Mr. Chappel deferred under the Directors’ Deferred Compensation Plan described below.
Annual Board/Committee and Chairperson Retainers
Non-employee directors receive an annual cash retainer of $85,000 per year. In addition, the Chair of each Board committee receives the following annual retainer: Audit Committee Chair and Leadership Development and Compensation Committee Chair, $25,000; and Corporate Governance and Nominating Committee Chair, $20,000. Also, each non-employee director committee member receives the following annual retainer for each committee served on: Audit Committee, $15,000; Leadership Development and Compensation Committee, $15,000; and Corporate Governance and Nominating Committee, $10,000. Mr. Chappel receives an annual cash retainer of $125,000 per year for his role as Non-Executive Chair, in addition to his compensation as a non-employee director. The $85,000 cash retainer is prorated for directors who are appointed to the Board between annual meeting dates based on their appointment date.
Annual Deferred Stock Retainer
We also compensate each non-employee director by providing him or her with $115,000 in SUPERVALU common stock as soon as administratively practicable after each annual meeting of stockholders and upon the completion of any then-existing black-out period. The trustee of the SUPERVALU INC. Directors’ Deferred Compensation Plan (2009 Restatement) (the “Directors’ Deferred Compensation Plan”) described below, purchases shares of SUPERVALU common stock that are then allocated to the director in an account under the trust. Alternatively, we may from time to time deliver newly issued shares of SUPERVALU common stock to the trustee rather than the trustee purchasing shares on the open market. The number of shares allocated to each director is based upon the price of the Company’s common stock on the date the shares are credited. The annual deferred stock retainer is prorated for directors who are appointed to the Board between annual meeting dates.
The following table summarizes the components of annual compensation for directors:

Cash retainer	$85,000
Lead Director retainer, if any	$25,000
Non-Executive Chair retainer	$125,000
Corporate Governance and Nominating Committee retainer	$10,000
Audit Committee and Leadership Development and Compensation Committee retainer	$15,000 per committee
Corporate Governance and Nominating Committee Chair retainer	$20,000
Audit Committee Chair and Leadership Development and Compensation Committee Chair retainer	$25,000 per committee
Deferred Stock retainer	$115,000

Deferred Compensation Program
Directors may elect to defer payment of their cash retainers under the Directors’ Deferred Compensation Plan. Under the Directors’ Deferred Compensation Plan, a non-employee director may elect to have payment of all or a portion of the cash retainers deferred and credited to a deferred stock account or into a deferred cash account. If a director chooses to defer cash retainers into a deferred stock account, SUPERVALU then credits the director’s account with an additional amount equal to 10% of the amount of cash retainers the director has elected to defer and contributes the total amount in the director’s account to a grantor (“rabbi”) trust that uses the amount to purchase shares of SUPERVALU common stock, which are then allocated to an account for the director under the trust. Alternatively, we may from time to time deliver newly issued shares of SUPERVALU common stock to the trustee rather than the trustee purchasing shares on the open market. Each director is entitled to direct the trustee to vote all shares allocated to the director’s account in the trust. The common stock in each director’s deferred stock account will be distributed to the director after the director leaves the Board, in accordance with the director’s payment election. Until that time, the trust assets remain subject to the claims of our creditors. Dividends paid on the shares of common stock held in each of the directors’ accounts are used to purchase additional shares for these accounts each quarter. If a director chooses to defer all or a portion of cash retainers into a deferred cash account, interest is payable on the amount of deferred cash compensation at an annual rate equal to the twelve-month rolling average of Moody’s Corporate Average Bond Index for the twelve-month period ending in the month of October preceding the first day of the calendar year. Payment in cash is made from the cash account after the director leaves the Board, in accordance with the director’s payment election. Non-employee directors who are former employees of SUPERVALU are not eligible to participate in the Directors’ Deferred Compensation Plan.
Reimbursements and Expenses
Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and stockholder meetings. While travel to such meetings may include the use of the Company aircraft, if available or appropriate under the circumstances, the directors generally use commercial air service. In fiscal 2018, no non-employee director traveled on the Company aircraft. Directors are also reimbursed for participation in director education programs in the amount up to $7,500 for each director, plus expenses, to be used every two years.
From time to time, spouses may join non-employee directors on the Company aircraft when a non-employee director is traveling to or from a Board, committee or stockholder meeting or any other meeting of the Company where such non-employee director is invited to do so by the CEO. This travel may result in the non-employee director recognizing income for tax purposes. The Company does not reimburse the non-employee director for the taxes incurred in connection with such income. In fiscal 2018, no non-employee director or his or her spouse traveled on the Company aircraft.
Non-employee directors are eligible to use the Company aircraft for personal purposes to the extent that the Company aircraft is already traveling on Company business or at the direction of the CEO and there is available space for such non-employee director. Any such personal use of the Company aircraft may result in the non-employee director recognizing income for tax purposes, and the Company does not reimburse the non-employee directors for any taxes incurred in connection with such personal use. In fiscal 2018, no non-employee director traveled on the Company aircraft.

The table below sets forth the compensation paid to non-employee directors who served during fiscal 2018 for their service during that year:
DIRECTOR COMPENSATION FOR FISCAL 2018

Name	Fees Earned or Paid In Cash($)(1)	Stock Awards($)(2)	Total ($)
Donald R. Chappel	220,000	137,000	357,000
Irwin S. Cohen	125,000	115,000	240,000
Philip L. Francis	125,000	115,000	240,000
Eric G. Johnson	115,000	126,500	241,500
Mathew M. Pendo	95,000	115,000	210,000
Francesca Ruiz de Luzuriaga	100,000	115,000	215,000
Wayne C. Sales(3)	—	—	—
Frank A. Savage	100,000	125,000	225,000
Gerald L. Storch(3)	—	—	—
Mary A. Winston	115,000	115,000	230,000

(1)
Reflects the amount of cash compensation earned in fiscal 2018 for Board and committee service. Amounts shown include any amounts deferred by the director under the Directors’ Deferred Compensation Plan described above.

(2)
Includes (a) the annual deferred stock retainer for each director as described above and (b) any additional shares of common stock awarded to a director as a result of the director’s deferral of fees earned under the Directors’ Deferred Compensation Plan described above. The grant date fair value of stock awards are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Refer to Note 1 — Summary of Significant Accounting Policies and Note 14 — Stock‑Based Awards within Part II, Item 8 of our Annual Report on Form 10‑K for the fiscal year ended February 24, 2018 for our policy and assumptions made in determining the grant date fair value of stock‑based awards. The amounts shown above also reflect the full grant date fair value of stock awards made during fiscal 2018. As of February 24, 2018, the last day of our fiscal year, each of our non‑employee directors had shares credited to their account under the Directors’ Deferred Compensation Plan Trust as follows: Mr. Chappel, 54,020 shares; Mr. Cohen, 36,640 shares; Mr. Francis, 29,578 shares; Mr. Johnson, 27,033 shares; Mr. Pendo, 12,061 shares; Ms. Ruiz de Luzuriaga, 9,833 shares; Mr. Savage, 23,226 shares; and Ms. Winston, 8,642 shares.

(3)
Mr. Sales resigned from the Board on May 23, 2017. Mr. Storch did not stand for re-election as a director when his term ended at the 2017 Annual Meeting of Stockholders on July 19, 2017. The compensation for each of Messrs. Sales’ and Storch’s service was paid to them in fiscal 2017 in accordance with our historical compensation payment schedule.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides an overview of our fiscal 2018 business transformation and highlights, a detailed explanation of our executive compensation philosophy and programs and decisions made with respect to compensation for the Named Executive Officers (“NEOs”) below. Our fiscal 2018 included 52 weeks, starting on February 26, 2017 and ending on February 24, 2018. Compensation provided to our NEOs is also outlined in the Summary Compensation Table on page 55 of this Proxy Statement/Prospectus and other compensation-related tables that follow in this Proxy Statement/Prospectus.

Named Executive Officers	Title(s) Held During Fiscal 2018	Dates From Start of Fiscal 2018
Mark Gross	-President and Chief Executive Officer	February 26, 2017 to present
Rob N. Woseth(1)	-Executive Vice President, Chief Strategy Officer -Interim Chief Financial Officer	February 26, 2017 to February 24, 2018 July 6, 2017 to February 24, 2018
James W. Weidenheimer	-Executive Vice President, Corporate Development and Chief Innovation Officer	February 26, 2017 to present
Michael C. Stigers	-Executive Vice President, Wholesale	February 26, 2017 to present
Randy G. Burdick	-Executive Vice President, Chief Information Officer	February 26, 2017 to present
Bruce H. Besanko	-Former Executive Vice President, Chief Operating Officer and Chief Financial Officer	February 26, 2017 to July 5, 2017
(1) Mr. Woseth was promoted to the position of Executive Vice President and Chief Financial Officer effective the first day of fiscal 2019, February 25, 2018.
Summary: Our compensation is tied closely to our strategy
We are leveraging our position as the largest public grocery wholesaler in the United States to transform our business and build upon our core competencies to become the wholesale supplier of choice to grocery retailers and to benefit from the rapidly changing food sector.
The individual elements and overall philosophy of our executive compensation plans are designed to support our transformation, as well as maintain and grow our existing core business. Accordingly, our plans include elements that align NEO compensation to:

•	absolute and relative shareholder return;

•	achievement of annual operational and financial goals that reflect growing our top-line sales while delivering Adjusted EBITDA;

•	achievement of our business transformation goals that support long-term returns; and

•	rewarding and shaping our executives’ leadership strengths and contributions.
This close alignment between our executive compensation and our strategy and long-term stockholder interests continues our philosophy from fiscal 2017. We received 98.1% approval from our voting stockholders for our 2017 advisory “say-on-pay” referendum. We again welcome your input on this year’s say-on-pay.
We open this CD&A with a short summary of who we are and what our key strategic initiatives were over the last year. We believe you will see in this CD&A the strong tie between these initiatives and our executive compensation programs in fiscal 2018.
Who We Are
We are the largest public company grocery wholesaler in the United States. We operate a network of 28 distribution centers covering approximately 21 million square feet from which we deliver a broad assortment of products to retailers, including independent retailers operating diverse formats, regional and national chains, our corporate-owned retail stores and military commissaries. We enable our customers to better serve their consumers by leveraging scale efficiencies in procurement, logistics and merchandising; supplying a broad assortment of products, including an industry-leading portfolio of private, ethnic and specialty brands; and offering a suite of professional services. Our business is classified into two reportable segments: Wholesale and Retail.
During fiscal 2018, we expanded our Wholesale capabilities and distribution network through the acquisitions of Unified Grocers, Inc. (“Unified”) and Associated Grocers of Florida, Inc. (“AG Florida”), as well as new distribution centers in

Harrisburg, Pennsylvania and Joliet, Illinois. We serve customers in nearly all U.S. states, as well as internationally, including in the Caribbean, Central and South America and Asia.
We also operate three retail banners (in continuing operations) with strong local and regional recognition: Cub Foods, Shoppers Food & Pharmacy and Hornbacher’s. The retail banners extend our Wholesale value proposition and offer consumers an assortment of products and services at competitive prices through a network of well-maintained stores.
Strategic Transformation and Initiatives
We began a strategic transformation in 2016 to become the wholesale supplier of choice for grocery retailers across the United States, all in furtherance of our goal to deliver long-term value to our stockholders. To further align our executive compensation with the priority of transforming our business, we introduced a business transformation metric in our annual incentive plan this year (see “Total Direct Compensation for our Executive Officers — Annual incentive metrics — Business Transformation Metric”). The Wholesale and Retail leadership team that we appointed in the last two years to lead and manage the continued execution of our four strategic pillars continue to drive our transformation to grow our core Wholesale business, optimize our asset base, de-lever our balance sheet and take advantage of strategic and opportunistic mergers and acquisitions.
Grow our Core Wholesale Business

•
We have added more than $5 billion in run-rate sales to grow our core Wholesale business to nearly $13 billion, when annualizing the sales from Unified and AG Florida. These acquisitions, plus the addition of significant new Wholesale customers, such as The Fresh Market, drove our growth in fiscal 2018.

•
We made strategic capital investments of approximately $135 million in fiscal 2018 toward the purchase and improvement of distribution warehouses, including Harrisburg, Pennsylvania and Joliet, Illinois, to support the growth of our Wholesale business, including our Market Centre division that supplies specialty and ethnic foods and non-food products, to solidify our East Coast distribution and to enable further growth in certain key markets.

Optimize our Asset Base

•	We sold a majority of our Farm Fresh retail stores and pharmacy assets for a total of $53 million in March 2018.

•
We announced that we are pursuing the sale of our corporately owned and operated retail operations of Shop ‘n Save (based in St. Louis) and Shop ‘n Save East (with stores in West Virginia, Maryland, Pennsylvania and Virginia) in April 2018. These operations along with Farm Fresh are now reported in discontinued operations.

•	We sold our minority interest in an entity that operates multiple franchised Cub Foods stores in the Minneapolis - St. Paul, Minnesota market in February 2018.
De-lever the Balance Sheet

•
The sale of Save-A-Lot for $1.3 billion in late fiscal 2017 significantly reduced our debt and improved our balance sheet, eliminating high levels of capital expenditures for retail operations and increasing our flexibility and resources to execute our wholesale growth strategy in fiscal 2018.

•
We announced a sale leaseback transaction in April 2018 for eight of our distribution centers, with expected gross proceeds of approximately $483 million before costs and taxes, the net proceeds of which will be used to further reduce outstanding debt and improve our balance sheet. We closed on seven of the eight properties in May 2018 and expect to close on the remaining property by October 2018, as originally intended.

Strategic and Opportunistic Mergers and Acquisitions

•
We expanded our Wholesale business and distribution network on the West Coast through the acquisition of Unified on June 23, 2017, a business that had $3.7 billion of annual net sales, including Market Centre.

•
We expanded our Wholesale business and distribution network in Florida through the acquisition of AG Florida on December 8, 2017, a business that had $0.6 billion in annual net sales, including international customers and specialty and ethnic foods to local wholesale customers.

•
We have increased our expected run-rate cost synergies of approximately $95 million to be achieved by the end of the third year following the respective closings of the Unified and AG Florida transactions, of which we realized approximately $23 million in fiscal 2018.

•
We expect the food wholesale industry consolidation to continue and believe our strategy enables us to build upon the recent acquisitions of Unified and AG Florida to further grow and expand our capabilities through merger and acquisition opportunities.

We believe we had significant success rapidly and strategically transforming our business in fiscal 2018 as described above. Fiscal 2018 results were above expectations and, as intended with our pay-for-performance philosophy, that performance translated into higher incentive payouts to our NEOs, as discussed further below, including a maximum payout under our Business Transformation metric.
Business Strategies and Initiatives
While we have been strategically transforming our business, we also continued to execute on our Wholesale and Retail business strategies in fiscal 2018. In Wholesale, we continued to execute on our three-pronged strategy of:

•
retaining existing customers by anticipating, listening to and meeting our customer needs and differentiating ourselves through our service levels, pricing, product offerings and professional services;

•
growing our business with existing customers by marketing our fresh product offerings, such as produce, our ethnic and specialty capabilities and our professional service offerings to help our customers compete and grow their businesses, including retail store support, advertising, couponing, e-commerce, network and data hosting solutions, training and certifications classes and administrative back-office solutions; and

•
affiliating new customers, including traditional and non-traditional formats, and aggressively pursuing external growth and market opportunities. We are also expanding the Market Centre product offerings into our supply chain and continuing to optimize our product offerings to anticipate and meet our customers’ needs.

In Retail, we executed on a strategy to drive profitable retail sales through competitive pricing, strong, event-based promotions, and enhancing merchandising displays and product offerings such as Quick & Easy meal solutions, including meal kits and grab ‘n go options. We also made targeted and innovative capital investments in our continuing operations banners for new stores, relocations and store remodels.
“Say-on-Pay,” Frequency of Votes on Executive Compensation and Stockholder Outreach
We believe that open dialogue with our stockholders and incorporating their feedback in our compensation decisions is important. One form of feedback from our stockholders is our annual advisory vote to approve the compensation paid to our NEOs, commonly referred to as “say-on-pay.” The Board and the Leadership Development and Compensation Committee of the Board (the “Committee”) reviews and considers the say-on-pay voting results when evaluating our executive compensation programs. At the 2017 Annual Meeting of Stockholders, our stockholders voted to approve, on an advisory basis, the compensation of our NEOs with 98.1% of the voted shares voting “For” the proposal, a slight increase from our prior year’s results. The Board and the Committee viewed this result as a continued strong expression of support by our stockholders for our executive compensation programs.
At the 2017 Annual Meeting of Stockholders, we provided our stockholders with an advisory vote on the frequency of conducting an advisory vote on the compensation of our NEOs. Our stockholders could vote on their preferred voting frequency by choosing the option of one year, two years or three years, or they could abstain from voting. A substantial majority, 77.5%, of votes were to continue an annual advisory vote to approve the compensation paid to our NEOs. While this vote was advisory and not binding on the Board of Directors or the Company, the Board determined to continue the annual advisory vote. This “say-on-pay” frequency vote will be held again in six years.
In addition to regular communication with our stockholders about our business results, we welcome feedback from our stockholders on our executive compensation programs and corporate governance.

Executive Compensation Policies and Practices
Our executive compensation program is designed to provide appropriate performance incentives for our executive officers, while avoiding compensation practices that do not promote the interests of our stockholders.

Executive Compensation Governance: What We Do
✓	Maintain a strong alignment between executive compensation and performance.	✓	Require our NEOs to adhere to restrictive covenants upon separation from SUPERVALU, including non-compete, non-solicitation and non-disclosure obligations.
✓	Directly link a significant portion of our executives’ incentive opportunities to stock price performance.	✓	Conduct an annual Peer Group review and competitive benchmarking to align executive compensation to market.
✓	Align executive incentives with both absolute measures of financial and stock price performance, and relative stock price performance.	✓	Review the Committee charter annually to incorporate any new best practices or other changes deemed necessary.
✓	Maintain stock ownership and retention guidelines.	✓	Limit the amount and number of executive perquisites.
✓	Maintain a recoupment (or clawback) policy.	✓	Use an independent compensation consultant retained by the Committee.
Executive Compensation Governance: What We Don’t Do
x	Provide single-trigger change-of-control benefits for any employees.	x	Utilize incentives that motivate excessive risk-taking.
x	Permit payment of dividends on unearned performance share units.	x	Allow adjustments for option exercise prices (re-pricing) without stockholder approval, except to adjust for stock splits or similar transactions.
x	Provide for tax gross-ups, whether associated with potential change-of-control golden parachute excise taxes or otherwise.	x	Allow directors or executive officers to pledge, engage in short sales, hedge or trade put and call options with respect to our securities.
Compensation Philosophy & Pay-for-Performance
Our executive compensation programs are designed to:

•	align our executives’ interests with those of our stockholders by delivering a greater percentage of variable pay as executives reach more senior levels in the organization;

•	reward strong financial performance, effective strategic leadership and the creation of long-term value for our stockholders;

•	attract, motivate and retain leaders who help us achieve our objectives;

•	enhance alignment with our stockholders’ interests and executive retention with the use of multi-year vesting and stock ownership guidelines for our executives;

•	maintain an emphasis on consistent and sustainable top-line and bottom-line growth, while discouraging excessive risk-taking; and

•	provide competitive total direct compensation for our executives.
We believe that our compensation policies and practices are effective in achieving pay-for-performance balance. In keeping with our pay-for-performance philosophy, our fiscal 2018 annual incentive program was tied to the objective performance criteria of Consolidated Sales and Consolidated Adjusted EBITDA, with achievement of a minimum Consolidated Adjusted EBITDA threshold required for any payout on these metrics, plus a performance criterion based on business transformation initiatives. In addition, we make a significant portion of our NEOs’ compensation dependent on the performance of our common stock. As a result, the value of our long-term incentive awards for fiscal 2018 was closely tied to our long-term stock price performance, including our absolute total stockholder return (“TSR”) and our TSR relative to our Peer Group (described below), which we refer to as “Relative TSR.” Both forms of compensation are discussed in more detail later in this CD&A.
Assessing the Competitive Market
We assess our executives’ total target compensation opportunities with reference to the median of the competitive market. In assessing competitiveness, the Committee reviews compensation information from our Peer Group, as well as compensation information available from third-party surveys. This information is used to inform the Committee of competitive pay practices, including the relative mix among elements of compensation. This information is also used to determine, as a point of reference for each NEO, a midpoint (or median) within the competitive compensation range, for base salary, annual incentive, long-term equity incentive and the total of these elements.
The Committee also recognizes that comparative pay assessments have inherent limitations, due to the lack of precise comparability of executive positions between companies, as well as the companies themselves. As a result, the competitive medians are used only as a guide and are not the sole determinative factor for making NEO compensation decisions. In exercising its judgment, the Committee looks beyond the competitive market data and considers individual job responsibilities, individual performance, experience, compensation history, internal comparisons, compensation at former employers (in the case of new hires) and our performance.
The third-party compensation surveys used by the Committee provide data on similarly-sized organizations based on revenue and industry. In fiscal 2018, the Committee referenced comparable positions from our Peer Group, as well as Willis Towers Watson’s Food Industry and General Industry surveys. Both surveys were size-adjusted in determining market median pay for our NEOs.
Peer Group
In April 2017, Exequity assisted the Committee in reviewing and updating our Peer Group for fiscal 2018 so that it aligned with our industry (wholesale distribution company with regional retail grocery segments), revenue base (approximately $13 billion in annual revenue at that time) and employee base (approximately 31,000 employees at that time). Based upon the Committee’s assessment of operational comparability, the competitive landscape and our focus on our core Wholesale business, the changes made to our Peer Group for fiscal 2018 were to add Performance Food Group Company, United Natural Foods, Inc., US Foods Holding Corp., Big Lots, Inc., Dollar General Corporation and Dollar Tree Inc., and remove Publix Super Markets, Inc., Toys “R” Us, Inc. and Whole Foods Markets, Inc. The Committee believes that this group of companies represents a highly appropriate mix of size-relevant distributors (both food-oriented and more broadly) available for benchmarking pay for our NEOs for fiscal 2018.
Our fiscal 2018 Peer Group consisted of 15 companies that have median revenues of approximately $13 billion.

Fiscal 2018 Peer Companies
Big Lots, Inc.	SYNNEX Corporation
Core-Mark Holding Company, Inc.	Sysco Corporation
Dollar General Corporation	Tech Data Corporation
Dollar Tree, Inc.	United Natural Foods, Inc.
Office Depot, Inc.	US Foods Holding Corp.
Performance Food Group Company	WESCO International Inc.
SpartanNash Company	W. W. Grainger, Inc.
Staples, Inc.

Fiscal 2018 Named Executive Officer Pay Mix
Our executive compensation program directly links a substantial portion of our executives’ compensation to our performance through our annual bonus and long-term incentive plans. Total direct compensation includes base salary, target annual incentive compensation and the grant value of long-term incentive compensation. The mix of targeted total direct compensation elements for our Chief Executive Officer (“CEO”) and our other continuing NEOs is below, with each element of compensation described as a percentage of targeted total direct compensation.

Our compensation programs are structured to align the interests of our executive officers with the interests of our stockholders. Seventy-nine percent (79%) of Mr. Gross’s targeted total direct compensation is tied to Company performance and stock price. On average, 65% of the targeted total direct compensation for our other continuing NEOs is tied to Company performance and stock price. These percentages reflect our commitment to aligning the interests of our executives with those of our stockholders by delivering progressively higher amounts of at-risk pay to our CEO and other NEOs.
Compensation Oversight and the Role of Executive Officers
Our annual review of executive compensation occurs at the April meeting of the Committee and the Board. As delegated by the Board, compensation for our NEOs is reviewed and approved by the Committee and, with respect to the CEO, ratified by the independent members of the Board. As part of that review, the Committee takes into consideration competitive market analyses, annual performance evaluations and the recommendations of our Chief Human Resources Officer (which for fiscal 2018 was an Interim Chief Human Resources Officer), the Committee’s independent compensation consultant(s) and, other than with respect to the CEO’s pay, the CEO. The Committee annually reviews the relationship of target compensation levels for each NEO relative to the median pay levels of executives at companies in our Peer Group for base salary, annual incentives and long-term incentive compensation and relative to the compensation target for the CEO. The Committee also annually reviews internal equity relationships for comparable positions across the Company. With respect to the compensation of our CEO, the CEO does not participate in any such approval or ratification.
Significant Compensation Decisions
Fiscal 2018

•
Annual Incentive Plan: We revised the structure of our annual incentive plan for fiscal 2018. For fiscal 2018, all executive officers participated under the same annual incentive plan rather than having different metrics and payouts for our business segment leaders. The plan contained three metrics: Consolidated Adjusted EBITDA, Consolidated Sales and our Business Transformation metric. Consistent with practices among our Peer Group, we also set the performance threshold for our Consolidated Adjusted EBITDA qualifier to 85% of target. We believe this threshold aligned with our peers and took into account the highly competitive grocery environment. The qualifier applied to payouts on the Consolidated Adjusted EBITDA and Consolidated Sales metrics. Our fiscal 2018 annual incentive plan structure reflects our desire to simplify the compensation programs for our executive officers.

•
Long-Term Incentive Plan: We continued the use of performance share units (“PSUs”) in fiscal 2018. The Committee felt that our long-term incentives (“LTI”) for fiscal 2018 should even more closely align with stock price improvements given our ongoing strategic transformation. As a result, the PSU awards granted for fiscal 2018 were tied to relative and absolute TSR growth metrics. In addition to the PSUs, our LTI plan for fiscal 2018 included restricted stock unit (“RSU”) grants similar to fiscal 2017.

At the time of the fiscal 2018 LTI grants in April 2017, the Committee believed that we had made strong progress and built momentum towards achieving our strategic vision. Additionally, our NEOs continued to engage in several key initiatives intended to continue to execute on our vision and transform the business for the benefit of our stockholders. As a result, the Committee increased the value of PSUs granted to our NEOs in fiscal 2018. The incremental amounts of the PSU awards varied by NEO, as detailed in the “Annual Incentive Plan Targets and Payouts for our NEOs” table below, and was determined based on a variety of factors, including then-current incentive compensation, scope of responsibilities and role in driving our strategic transformation.
Pursuant to his employment agreement, Mr. Gross received a $500,000 grant of stock options for fiscal 2018. Additionally, Mr. Gross received a PSU award (target value of $1,500,000) and a time-based RSU award ($800,000) to retain Mr. Gross and to further incentivize his progress towards our business transformation, which grants were incremental to the fiscal 2018 LTI target grant value initially established for Mr. Gross. Similarly, each of Messrs. Stigers and Weidenheimer received a RSU award ($100,000) that was incremental to the fiscal 2018 LTI target grant value established for each of them, in consideration of each of their contributions and responsibilities in driving new affiliations for our Wholesale business.

•
CEO & NEO Pay Changes: In April 2017, the Committee approved, and the independent members of our Board ratified, increases to Mr. Gross’s base salary (from $1,000,000 to $1,150,000 effective April 23, 2017) and target bonus opportunity percentage (from 100% to 130% of base salary; retroactive to the beginning of fiscal 2018). These increases were provided in recognition of Mr. Gross’s performance in his first year as President and Chief Executive Officer and to more closely align his total direct compensation with the median CEO compensation of the Peer Group and the general industry. The Committee also approved base pay increases for Messrs. Woseth and Stigers as detailed under “Total Direct Compensation for our Executive Officers — Base Salaries” below, while reducing the target LTI award value for Mr. Woseth by $40,000. The Committee also approved increasing the target LTI award value for Mr. Burdick by $50,000. These pay changes were made in recognition of each executives’ contributions to our business and strategic transformation and to better align their total direct compensation with the market.

Named Executive Officers no longer with the Company

•
Bruce H. Besanko: In connection with Mr. Besanko voluntarily leaving the Company in July 2017, he was not eligible for an annual bonus payout and forfeited any unvested equity awards that were outstanding.

Fiscal 2019

•
NEO Pay Changes: Effective February 25, 2018, Mr. Woseth was named Executive Vice President and Chief Financial Officer. In connection with this election, the Committee approved the following changes to Mr. Woseth’s compensation: (i) Mr. Woseth’s annual base salary was increased from $500,000 to $550,000 effective with the first pay period following the date of his appointment; and (ii) Mr. Woseth’s target LTI grant value for fiscal 2019 increased to $675,000. Mr. Woseth’s target annual incentive for fiscal 2019 remained 75% of his base salary, but will be calculated based on his increased base salary of $550,000. In March 2018, the Committee approved an increase to Mr. Stigers’ base salary (from $525,000 to $575,000 effective June 4, 2018). The increase was provided in recognition of his performance and to more closely align his total direct compensation with the market median compensation for similarly situated executives in our Peer Group.

•
Annual Incentive Plan: The annual incentive plan for fiscal 2019 is very similar to that of fiscal 2018 and continues to utilize the three metrics of Consolidated Adjusted EBITDA, Consolidated Sales and Business Transformation. For fiscal 2019, we continue to apply a Consolidated Adjusted EBITDA qualifier as a performance threshold for any payout on the Consolidated Adjusted EBITDA and Consolidated Sales metrics, which qualifier was increased to 88% of target for fiscal 2019.

•
Long-Term Incentive Plan: To further align our executive compensation with stockholders, all equity awards to our NEOs under our LTI plan for fiscal 2019 are in the form of PSUs. Approximately half of each NEO’s PSU award will be earned based on the achievement of three strategic metrics and the remaining portion of each NEO’s PSU award will be earned based on the achievement of certain SUPERVALU stock price performance levels. The grant value for each NEO’s PSU award in fiscal 2019 was increased in acknowledgement of the demand that has been and will continue to be placed on each NEO to achieve our fiscal 2019 goals and continue our transformation. The Committee believes these PSU awards further focus our executive team on driving stock performance and delivering long-term value to our stockholders.

•
Peer Group: For fiscal 2019, we adjusted our Peer Group to (1) place a heavier emphasis on distribution; (2) take into account that our recent acquisitions have resulted in our revenue exceeding the median of the fiscal 2018 Peer Group; and (3) increase the number of peer companies to 18.

Total Direct Compensation for our Executive Officers
The fundamental elements of our fiscal 2018 executive compensation program and the key characteristics and objective(s) of each element are presented in the following sections.
Base Salaries
We pay our NEOs and other executives an annual base salary that is intended to provide executives with a competitive fixed component of pay to support retention and recruitment of executive talent. Base salary levels for our NEOs are based on individual performance and experience, job responsibility and internal equity, and also take into consideration the competitive market median. We do not guarantee salary adjustments on an annual basis. During April of each year, the Committee considers adjustments to base salary as a part of our overall compensation assessment for our executives. For fiscal 2018, the Committee determined that base salaries for Messrs. Gross, Woseth and Stigers would be increased as detailed below to better align pay internally and with market median levels. The effective date of these increases was April 23, 2017 for the CEO and June 4, 2017 for the other NEOs.
Base Salary Changes for our Continuing NEOs

NEO	Fiscal 2017 Base Salary(1)	Fiscal 2018 Base Salary(1)	% Change
Mark Gross	$1,000,000	$1,150,000	15.0%
Rob N. Woseth	$420,000	$500,000	19.0%
James W. Weidenheimer	$575,000	$575,000	0.0%
Michael C. Stigers	$475,000	$525,000	10.5%
Randy G. Burdick	$550,000	$550,000	0.0%
(1) Represents end of fiscal year base salary amounts.
Annual Incentive Plan
We provide our executives with annual incentive compensation through plans that are designed to align a significant portion of their total cash compensation with the financial and strategic performance of the Company. Each executive is assigned a target amount of annual incentive compensation as part of his or her total cash compensation, but the amount of annual incentive compensation paid depends on the performance of the Company.
Annual incentive targets. Target amounts of annual incentive compensation for our NEOs were determined based on job responsibilities, internal parity, alignment with Peer Group pay levels and input from the Committee’s independent compensation consultant. The Committee established annual minimum, target and maximum bonus opportunities expressed as a percentage of base salary for each NEO in fiscal 2018, which were then ratified by the independent members of the Board for the CEO. The Committee’s objectives were to set targets such that total cash compensation (base salary and annual incentive at target) was generally aligned with the Peer Group median for each role, with a substantial portion of compensation linked to Company performance. Individuals with greater job responsibilities or scope generally had a greater proportion of their total cash compensation tied to Company performance through the annual incentive plan.

Annual incentive metrics. Performance metrics for our fiscal 2018 annual incentive plan for NEOs were Consolidated Adjusted EBITDA, Consolidated Sales and a new Business Transformation (“BT”) metric. In fiscal 2018, all NEOs participated in the same annual incentive plan to align focus, resources and efforts across our functional teams.
Consolidated Adjusted EBITDA Metric. Our Consolidated Adjusted EBITDA metric creates a focus on delivering strong bottom-line performance while reinforcing the importance of balancing growth and profitability. Consolidated Adjusted EBITDA is a qualifier metric for our 2018 annual incentive plan, such that no payouts under the plan for the Consolidated Sales or the Consolidated Adjusted EBITDA metrics occur unless the minimum Adjusted EBITDA performance threshold of eighty five percent (85%) of strike zone performance target is met (regardless of the results underlying the sales metric). We utilized a range, or “strike zone,” for our performance target in fiscal 2018 due to the stretch nature of the target and our expected variability in performance as we transform our business in a competitive industry. The dollar amounts of the strike zone target performance are provided below under “— Annual incentive performance.”
Adjusted EBITDA is a non-GAAP measure (as defined in Appendix E). We use Adjusted EBITDA to analyze underlying core business trends, to understand operating performance and for compensation purposes. We believe Adjusted EBITDA performance provides our management and investors with useful supplemental information, such as additional understanding of the underlying factors and trends affecting our core business. See Appendix E to this Proxy Statement/Prospectus for additional detail on this non-GAAP measure.
Consolidated Sales Metric. Our Consolidated Sales metric consists of the combined net sales of our Wholesale and Retail businesses in fiscal 2018. This metric emphasizes driving top-line growth across our Company, including maintaining customers, affiliating new customers and continuing our strategic efforts around business growth.
Business Transformation Metric. The BT metric was added for the fiscal 2018 annual incentive plan to further align our executive compensation with our focus and priority on transforming our business and becoming the wholesale supplier of choice for grocery retailers across the United States. The BT metric provides for payouts independent of the Consolidated Adjusted EBITDA qualifier. Performance under the BT metric can include accomplishing or making significant progress towards:

•	evolving SUPERVALU to the business of the future including through thoughtful acquisitions or divestitures;

•	driving top-line growth through notable new customer affiliations, expansion of new businesses or products or meaningful expansion with current customers; and

•	simplifying our business and efficiently using capital and reducing overhead expense.
Metrics for all executives are tracked regularly, are well understood and our executives can deliver against these metrics by taking actions to improve operating performance.
Annual Incentive Plan Metrics, Weightings and Payout Levels for our NEOs

Metric	Metric Weight	Threshold Payout	Target Payout	Maximum Payout
Consolidated Adjusted EBITDA*	50%	35%	100%	200%
Consolidated Sales	30%	25%	100%	200%
Business Transformation	20%	0%	100%	200%
*Note: Metric represents a plan qualifier for NEOs. If the plan qualifier threshold is not met, no payments are made under the plan for the Consolidated Adjusted EBITDA metric or the Consolidated Sales metric.
The threshold and maximum level of performance for Consolidated Adjusted EBITDA was widened from 95% – 105% of target in fiscal 2017 to 85% – 115% of target for fiscal 2018 to better align with market and peers and to recognize the highly competitive grocery environment. The threshold and maximum level of performance for Consolidated Sales was 90% – 110% of target for fiscal 2018.
Annual incentive performance. The amount paid to an NEO under the annual incentive plan for fiscal 2018 may range from 0% to 200% of the NEO’s prorated target amount for that year. The fiscal 2018 targets that the Committee established for the performance metrics were intended to encourage our executives to meet or exceed operational goals. At the time the performance targets were set, the target goals were characterized as stretch goals, meaning that depending on our ability to grow sales and Adjusted EBITDA while controlling our costs, this level of performance was uncertain, but could reasonably be achieved. The following table illustrates the target and actual performance attained during fiscal 2018:

Annual Incentive Plan Metric Performance for our NEOs

	Metric Weight	Threshold	Target	Maximum	Results	Metric Performance	Weighted Payout
Metric		(dollars in millions)
Consolidated Adjusted EBITDA	50%	$383	$450 - $474	$545	$442	93%	46%
Consolidated Sales	30%	$11,852	$13,169	$14,486	$13,055	94%	28%
Business Transformation (BT)	20%	See Performance below				200%	40%
Total	100%						114%

The Committee reviewed our performance under the BT metric against its design to incentivize transformational growth that will strengthen the Company and benefit our stockholders over the long-term. The Committee approved a 200% payout on the BT metric based on significant accomplishments achieved in fiscal 2018. As detailed above under “— Strategic Transformation and Initiatives,” we continued to significantly transform our business in fiscal 2018 including:

•
completing the acquisitions of Unified and AG Florida. These transactions added $4.3 billion of annual net sales. We have also made significant progress in integrating these companies and realizing the expected synergies, including increasing the targeted synergies from $76 million to $96 million to be achieved by the end of the third year following the respective closings;

•
aligning our distribution network, with the completed acquisitions of distribution centers in Harrisburg, Pennsylvania and Joliet, Illinois, in addition to the facilities owned and operated by Unified and AG Florida. Among other benefits, our network alignment will help expand Market Centre across the United States;

•	progressing significantly toward the sale of Farm Fresh and pursuit of the sales of Shop ‘n Save and Shop ‘n Save East; and

•	retaining our Wholesale customer base.
Annual Incentive Plan Targets and Payouts for our NEOs

NEO	Base Salary (fiscal 2018 year-end)	Incentive Target as % of Base Salary	Incentive Target in Dollars	Payout Percentage	Payment Earned
Mark Gross(1)	$1,150,000	127%	$1,465,000	114%	$1,676,854
Rob N. Woseth(2)	$500,000	72%	$358,846	114%	$410,739
James W. Weidenheimer	$575,000	75%	$431,250	114%	$493,613
Michael C. Stigers(3)	$525,000	73%	$383,653	114%	$439,135
Randy G. Burdick	$550,000	75%	$412,500	114%	$472,152
Bruce H. Besanko(4)	$268,269	100%	$268,269	0%	$0

(1)
Mr. Gross’s base salary increased from $1,000,000 to $1,150,000 effective April 23, 2017 and his incentive target adjusted from 100% to 130%, with his bonus target adjustment retroactive to the beginning of the fiscal year.

(2)	Mr. Woseth’s base salary increased from $420,000 to $500,000 effective June 4, 2017 and his incentive target remained at 75%.

(3)	Ms. Stigers’s base salary increased from $475,000 to $525,000 effective June 4, 2017 and his incentive target remained at 75%.

(4)
Mr. Besanko left the Company on July 5, 2017 and his base salary has been adjusted to reflect this departure before the end of fiscal 2018. He did not receive a payout associated with his annual incentive plan for fiscal 2018.

Annual incentive plan metric adjustments. In April of each year, following preparation of our consolidated financial statements, the Committee reviews our performance and determines the extent to which performance goals under the annual incentive plan are met. In making its determination, the Committee may make discretionary adjustments to our originally established targets or to our results such that our performance results may differ from the numbers reported in our financial statements. In applying these discretionary adjustments, the Committee may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation or changes in accounting or taxation standards.
For fiscal 2018, the Committee did not make any adjustments to the targets set under the fiscal 2018 annual incentive plan but did approve two discretionary adjustments to results, which the independent members of the Board ratified with respect to the CEO’s annual incentive payout. The two discretionary adjustments affected both the Consolidated Adjusted

EBITDA and Consolidated Sales results as outlined in the table below. The results were objectively calculated based on our original plan for these metrics and then adjusted to: (1) remove the Consolidated Sales and Consolidated Adjusted EBITDA from Unified and AG Florida, which were acquired during the year and not considered when adopting the fiscal 2018 bonus targets; and (2) include the results of operations from our retail stores that were classified in the fourth quarter of fiscal 2018 as assets held for sale and reported in our consolidated financial statements within discontinued operations (Farm Fresh, Shop ‘n Save (based in St. Louis) and Shop ‘n Save East (with stores in West Virginia, Maryland, Pennsylvania and Virginia)).
Adjustments to Results under Fiscal 2018 Annual Incentive Plan

(dollars in millions)	Consolidated Adjusted EBITDA	Consolidated Sales
Reported Results	$436	$14,157
Discontinued Operations Adjustment	$42	$1,522
Unified Acquisition Adjustment	$(31)	$(2,492)
AG Florida Acquisition Adjustment	$(5)	$(132)
Bonus Performance Results	$442	$13,055
Long-Term Incentives and Other Stock-Based Awards
We provide long-term incentive compensation opportunities to reinforce the link between the interests of our executives and stockholders. The awards are intended to motivate our executives to improve financial performance over multiple years, to reward our executives for achieving long-term objectives and to drive retention. The awards are also an important component in making our compensation program competitive with the market, yet represent a variable, at-risk pay component that meets the objectives of our compensation philosophy.
We currently grant all LTI and other stock-based awards under our amended and restated SUPERVALU INC. 2012 Stock Plan (the “2012 Stock Plan”) that was approved by our stockholders at our 2016 Annual Meeting of Stockholders. In April of each year, the Committee reviews and approves annual grants of stock-based awards to equity-eligible employees. LTI amounts for our NEOs are informed by internal equity considerations, as well as survey and Peer Group data. For fiscal 2018, the Committee approved our annual LTI compensation in the form of PSUs and RSUs, as well as stock options for our CEO pursuant to his employment agreement, as follows:
50% of initial annual LTI target value in the form of PSUs. We continually review our LTI program to align our executives with our long-term stockholders’ interests and strategic objectives. As part of this review and after considering recent LTI compensation data from companies inside and outside our Peer Group, we continued to utilize PSUs in our LTI program for fiscal 2018. In fiscal 2018, PSUs represented 50% of the initial annual target value for LTI. In addition, for fiscal 2018 the Committee considered the importance of retaining our NEOs as we continued to engage in several key initiatives to transform our business for the benefit of our stockholders, against the retentive value of outstanding awards.
As a result of that review, the Committee increased the target value of PSUs to our NEOs in fiscal 2018. The incremental amount of the PSU awards varied by NEO and was determined based on a variety of factors, including current incentive compensation, scope of responsibilities and role in driving our strategic transformation. Any payouts for the PSUs granted in fiscal 2018 are formulaically determined as discussed below and cliff vest after three years if the Company achieves the pre-determined performance thresholds. An NEO may forfeit all or a portion of the PSUs if he or she does not remain employed by the Company throughout the three-year performance period.
50% of initial annual LTI target value in the form of time-vesting RSUs. RSUs reward and retain NEOs by offering the opportunity to receive SUPERVALU common stock if they remain employed through the vesting period. RSUs vest 34% on the first anniversary of the grant date and 33% on the second and third anniversaries of the grant date. As part of the review discussed above, the Committee increased the RSU value for Messrs. Weidenheimer and Stigers in recognition of their contributions to our performance, as well as their responsibilities in continuing to transform our business and drive new Wholesale affiliations.

The table below summarizes the grant date value of our long-term incentive awards for fiscal 2018. These awards reflect a blend of considerations, including market value for the NEO’s role, the need for strong incentives that facilitate improved performance, enduring retention, as well as internal equity. Importantly, these grant date values are opportunities not realized values. The ultimate amount realized from these awards may vary substantially as driven by performance against specific financial and total shareholder return goals, as well as the long-term performance of our stock. The realizable value of these awards are directly aligned with shareholder value.
Long-Term Incentive Grants for our NEOs

NEO	Performance Share Units	Restricted Stock Units	Non-Qualified Stock Options	Total Fiscal 2018 LTI Target Value	PSUs	RSUs	Stock Options
					(in shares)
Mark Gross	$1,500,000	$800,000	$500,000	$2,800,000	51,387	27,407	35,903
Rob N. Woseth	$452,500	$317,500	$—	$770,000	15,502	10,877	—
James W. Weidenheimer	$442,500	$412,500	$—	$855,000	15,160	14,132	—
Michael C. Stigers	$442,500	$412,500	$—	$855,000	15,160	14,132	—
Randy G. Burdick	$375,000	$275,000	$—	$650,000	12,847	9,421	—
Bruce H. Besanko	$830,000	$700,000	$—	$1,530,000	28,434	23,891	—
PSU Performance Criteria
PSUs will result in the issuance of shares of our common stock to NEOs if we achieve the performance goals within applicable performance periods for the PSUs. PSU performance goals are selected based on long-term objectives for our Company and to further align our executive compensation with the interests of our stockholders. PSUs granted under the fiscal 2018 LTI plan will vest in February 2020 subject to the satisfaction of the performance goals. There were no PSUs scheduled to vest in fiscal 2018.
The following paragraphs detail the performance goals for the PSUs granted in fiscal 2018:
Absolute TSR growth (“Absolute TSR”) weighted 70%. The use of a multi-year Absolute TSR metric is intended to align the interests of our NEOs with those of our stockholders. Performance is measured as a cumulative percentage growth over the three-year life of the PSUs. Share prices are measured as the average closing stock price for our common stock over a 20-day period prior to the beginning and end of the performance period. Results may be adjusted to account for changes to our structure, such as spin-offs or share splits that occur during the performance period. The actual number of shares delivered at the end of the three-year performance period for this metric may be anywhere from 0% to 200%, depending on Company performance for that period. Performance that is below the threshold will result in zero payout for this portion of the PSU award.
Relative TSR growth (“Relative TSR”) weighted 30%. The use of a multi-year Relative TSR metric is intended to reward our NEOs based on our TSR performance compared to the TSR performance of our Peer Group. Performance is measured as a cumulative percentage growth over the three-year life of the awards and will be stack-ranked against a set of Relative TSR peers. Share prices are measured as the average closing stock price for common stock over a 20-day period prior to the beginning and end of the performance period. The actual number of shares delivered at the end of the three-year performance period for this metric may be anywhere from 0% to 200%, depending on Company stock performance for that period adjusted for any share splits or other corporate actions during the performance period. Performance that is below the 25th percentile will result in no payout for this portion of the PSU award. The Relative TSR comparator group used to determine our ranking is based on the same Peer Group used for benchmarking our executive compensation for fiscal 2018 as detailed above under “Peer Group.”

PSU Metric Performance Payout Ranges
The table below reflects the performance payout ranges used for our fiscal 2018 PSU metrics. Payouts are linearly interpolated for performance between threshold and maximum. Additional details on the target, actual performance and payout levels will be disclosed at the end of the performance period in fiscal 2021.
PSU Metric Performance Payout Ranges

Metric	Threshold (1)	Target	Maximum
Absolute TSR (70% weighting)	50%	100%	200%
Relative TSR (30% weighting)	25%	100%	200%
(1) Performance below the applicable TSR threshold results in no payout for that metric.

Other Benefits
We offer other health, welfare and retirement benefits, including 401(k) and deferred compensation, to our NEOs to help attract, reward and retain key talent by offering competitive overall benefit coverage. Our NEOs are eligible to participate in these benefits but there is no enhanced benefit for our NEOs. Greater detail for each of these compensation components is provided in the tables that follow the Summary Compensation Table under “Executive Compensation.”
Perquisites
In our industry, it is common for spouses or significant others to attend major industry events. We allow for the reimbursement of customary expenses such as meeting fees, meals, lodging, travel and organized event activities when a spouse or significant other accompanies an executive on business trips or to conferences where spouses or significant others are generally invited or reasonably expected to attend and, in each case, the CEO approves such attendance and reimbursement does not exceed $9,000 per NEO in a fiscal year.
We allow employees to use the Company’s aircraft for personal use when traveling to the same destination as the CEO, and the CEO may approve an employee’s spouse or significant other accompanying the employee when the employee is traveling for personal or business purposes. Any imputed income from this usage is reported as income to the employee, and no tax indemnification is provided. Our CEO is also permitted to use the Company’s aircraft for personal use but is required to reimburse the Company to the extent the incremental or variable costs from his personal use exceeds $50,000 in a fiscal year, provided that personal use included in such $50,000 amount must be ancillary to his business use of the aircraft. Any amounts in excess of or outside of the $50,000 allowance must be reimbursed to the Company. Any imputed income from the CEO’s personal use of the aircraft will be reported as income to the CEO, and no tax indemnification is provided.
Post-Employment Compensation
We have post-employment arrangements in place for our NEOs that define the amounts each NEO would be entitled to receive in the event of a termination of his or her employment by the Company, as described in more detail in “Executive Compensation — Post-Employment Compensation” below. These arrangements are generally competitive with the protection provided to similarly-situated executives, and are therefore deemed by the Committee to be aligned with market practices.
Role of the Compensation Consultant
The Committee has the authority to retain outside compensation consultants to assist in the evaluation of executive compensation or to otherwise advise the Committee. The Committee directs the work of such consultants, and decisions regarding compensation of our NEOs are ultimately made by the Committee as delegated by the Board and, in the case of our CEO, ratified by the independent members of the Board.
The Committee continued to retain Exequity as its independent compensation consultant for the first part of fiscal 2018, including to consult with the Committee on our Peer Group and our compensation program for fiscal 2018. In December 2018, the Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Each of Exequity and Meridian is a nationally recognized independent provider of executive compensation advisory services with no legal or financial connection to any other service provider. In fiscal 2018, each of Exequity and Meridian supported the Committee by: providing competitive data on compensation and relative performance of Peer Group companies (which information allowed the Committee to make informed decisions with the benefit of understanding the factors shaping the external marketplace for executive compensation); providing an updated comprehensive review of our executive compensation program; providing input and suggested approaches with respect to our pay programs; making presentations on regulatory and legislative matters affecting executive compensation; and consulting on other matters as requested.
The Committee determined that the work of each of Exequity and Meridian did not raise any conflicts of interest in fiscal 2018. In making this assessment, the Committee considered the applicable SEC and NYSE independence factors, including the other services each of the consultants provided to the Company, the level of fees received from the Company as a percentage of each of the consultants’ total revenue, policies and procedures employed by the consultants to prevent conflicts of interest, and whether the individual advisers to the Committee from Exequity or Meridian own any Company stock or have any business or personal relationships with members of the Committee or our executive officers.
The Committee has adopted a policy whereby any consulting work done by its independent compensation consultant with expected billings in excess of $25,000, excluding work for the Committee, is subject to pre-approval by the Committee Chair. Exequity, Meridian and their affiliates did not perform any work in fiscal 2018 for the Company outside of their role as compensation consultants to the Committee and as consultants to the Corporate Governance and Nominating Committee regarding director compensation; therefore, no pre-approval was required.
Other Compensation-Related Policies
In addition to the compensation programs detailed above, we have several other policies and programs that impact the compensation of our NEOs and that help support the continued retention and recruitment of key executive talent.
Executive Stock Ownership and Retention Program and Anti-Hedging/Pledging Policy
The Company has an executive stock ownership and retention program for our NEOs and other executives to ensure that our executives experience the same downside risk and upside potential that our stockholders experience. The current stock ownership and retention program requirements for our senior officers, including our NEOs, are as follows:
Stock Ownership Guidelines

Position	Multiple of Base Salary
Chief Executive Officer	5 times
Chief Financial Officer	4 times
Executive Vice Presidents	3 times
Corporate Senior Vice Presidents & Business Unit Presidents	1 times
For purposes of complying with our executive stock ownership and retention program, stock is considered owned if the shares are owned outright, if the shares are owned by immediate family members or legal entities established for their benefit, or if the shares are in the form of unvested restricted stock or stock-settled restricted stock units. None of outstanding unexercised stock options, performance share units nor cash-settled restricted stock units are considered owned for purposes of our program.
Until an executive has met the ownership multiple set forth above, the executive is required to retain shares equal to 50% of the net after-tax profit received from stock option exercises or the vesting of restricted stock or restricted stock units. This 50% retention requirement can be satisfied on either an individual basis for each stock option exercise or restricted stock or restricted stock unit vesting event, or on a cumulative basis by aggregating all shares held from the exercise of stock options or the vesting of restricted stock or restricted stock units from the date the executive first met our stock ownership requirement.
In fiscal 2018, all of our NEOs were in compliance with our executive stock ownership and retention program through compliance with the retention requirements. Certain of our NEOs continue to work towards satisfying the ownership multiples set forth above.
Our NEOs and other senior officers may not pledge owned shares as security, enter into any risk hedging arrangements or engage in any short sales or trading in put and call options with respect to the Company’s securities.
Recoupment Policy
Our recoupment (or “clawback”) policy allows for recovery of the following compensation elements:

•	all amounts paid under the annual incentive plan, including any discretionary amounts, that were paid with respect to any fiscal year that is restated; and

•	all awards under the long-term incentive program, the 2012 Stock Plan or any preceding or successor plans that were issued or paid with respect to any fiscal year that is restated.
This policy applies in the event there is an accounting restatement due to the material noncompliance under any financial reporting requirements that results in performance-based compensation that would have been a lower amount if it had been calculated based on such restated results.
Deductibility of Compensation
Section 162(m) of the Internal Revenue Code has historically disallowed a federal income tax deduction to public companies for compensation greater than $1 million paid in any tax year to covered executive officers unless the compensation meets the requirements of the “qualified performance-based compensation” exemption under that section. As discussed below, recent legislation has eliminated the “qualified performance-based compensation” exemption for tax years after 2017. As a general matter, while the Committee considers tax deductibility as one of several relevant factors in determining compensation, it continues to retain the flexibility to design and maintain executive compensation arrangements that it believes will attract and retain executive talent, even if such compensation is not deductible by the Company for federal income tax purposes.
In fiscal 2018, the Committee established incentive pools for NEOs, as well as other executives whose compensation is determined by the Committee, for annual incentive plan payouts and PSU payouts. This “umbrella” plan structure created a pool from which payments can be made if we achieved certain financial targets; however, the actual amount of any payout was based on the performance under the metrics of our annual incentive plans or PSU grants, as applicable, as described above. This structure was designed to permit us to grant awards that may qualify for the “qualified performance-based compensation” exemption; however, as noted above, this exemption was eliminated by recent tax legislation, effective for taxable years beginning after December 31, 2017. The recent tax legislation also expanded the group of executives covered by Section 162(m). Therefore, we expect that compensation paid to our covered executive officers in excess of $1 million in 2018 and later tax years will not be deductible by the Company unless it qualifies for limited transition relief that applies to certain arrangements in place as of November 2, 2017.
Because of uncertainties in the application and interpretation of Section 162(m) in the absence at this juncture of regulatory guidance on the scope of the transition relief or otherwise, no assurance can be given that awards paid in 2018 and later years that were originally intended to qualify for the “qualified performance-based compensation” exemption, or that were otherwise expected to be deductible prior to the recent tax legislation, will in fact be deductible. Nonetheless, as in prior years, the Committee believes that the tax deduction limitation imposed by Section 162(m) should not be permitted to compromise the ability to design and maintain executive compensation arrangements that will attract and retain executive talent. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that is not deductible for federal income tax purposes.

REPORT OF THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE
The Leadership Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement/Prospectus.

Respectfully submitted,

Philip L. Francis, Chair Frank A. Savage Mary A. Winston

EXECUTIVE COMPENSATION
The following tables and accompanying narrative disclosure should be read in conjunction with the “Compensation Discussion and Analysis,” which sets forth the objectives of SUPERVALU’s executive compensation and benefit program. All share amounts, equity award totals and share prices have been restated to give effect to the 1-for-7 reverse stock split that was effective on August 1, 2017.
The table below shows compensation for the last three fiscal years for the individuals who served as Chief Executive Officer and Chief Financial Officer during any part of fiscal 2018 and each of the other three most highly compensated executive officers who were still serving at the end of fiscal 2018.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Mark Gross	2018	1,126,923	—	2,635,986	499,848	1,676,854	—	26,557	5,966,168
President and Chief	2017	1,000,000	—	3,534,569	—	191,072	—	20,166	4,745,807
Executive Officer	2016	61,538	300,000	—	3,374,995	—	—	64,084	3,800,617
Rob N. Woseth	2018	478,461	—	871,350	—	410,739	—	25,903	1,786,453
Executive Vice President	2017	414,615	110,000	566,386	168,734	59,416	456	1,895	1,321,502
and Chief Financial Officer
James W. Weidenheimer	2018	575,000	—	954,129	—	493,613	—	2,683	2,025,425
Executive Vice President,	2017	486,538	475,000	659,436	156,234	69,723	—	20,405	1,867,336
Corporate Development and
Chief Innovation Officer
Michael C. Stigers	2018	511,538	—	954,129	—	439,135	1,329	9,433	1,915,564
Executive Vice President,	2017	475,000	85,000	524,437	156,234	94,725	480	17,418	1,353,294
Wholesale
Randy G. Burdick	2018	550,000	—	733,991	—	472,152	—	8,586	1,764,729
Executive Vice President,	2017	547,308	110,000	419,546	124,989	78,432	—	1,639	1,281,914
Chief Information Officer	2016	540,000	—	249,996	249,963	232,571	—	1,608	1,274,138
Bruce H. Besanko(7)	2018	268,269	—	1,715,916	—	—	664	58,687	2,043,536
Former Executive Vice President, Chief Operating Officer and Chief Financial Officer	2017	750,000	155,000	1,174,739	349,965	143,304	—	46,614	2,619,622
	2016	705,289	—	600,004	590,953	405,012	—	161,671	2,462,929

(1)	Amounts shown are not reduced to reflect an NEO’s election, if any, to defer receipt of salary under the Executive Deferred Compensation Plan described below.

(2)
The amounts shown in this column reflect the full aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), excluding the effect of estimated forfeitures for: (a) fiscal 2016 for restricted stock awards, (b) fiscal 2018 and 2017 for both restricted stock units and performance share units, and (c) fiscal 2016 for both cash-settled and stock-settled restricted stock units. Details of the 2018 grants are provided in the Grants of Plan-Based Awards for Fiscal 2018 table below. In accordance with FASB ASC 718, the grant date fair value for the restricted stock and the restricted stock units equals the closing stock price on the date of grant. For the performance share units granted in fiscal 2018 and 2017, the grant date fair value is calculated using the Monte Carlo simulation value based on the probable satisfaction of the performance conditions for such awards. Refer to Note 1 — Summary of Significant Accounting Policies and Note 14 — Stock-Based Awards within Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended February 24, 2018 for our policy and assumptions made in determining the grant date fair value of stock-based awards. Note that the amounts reported in this column do not necessarily correspond to the actual economic value that will be received by our NEOs from restricted stock, restricted stock units and performance share units upon vesting.

(3)
The amounts shown in this column reflect the full aggregate grant date fair value of option awards granted in fiscal years 2018, 2017 and 2016 calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Refer to Note 1 — Summary of Significant Accounting Policies and Note 14 — Stock-Based Awards within Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended February 24, 2018 for our policy and assumptions made in determining the grant date fair value of option awards.

Note that the amounts reported in this column do not necessarily correspond to the actual economic value that will be received by our NEOs from the options.

(4)	Non-equity incentive plan compensation for fiscal 2018, 2017 and 2016 represents the amounts earned in recognition of the achievement of performance goals under our annual incentive plan.

(5)
This column represents both changes in pension value for our NEOs and above-market interest earnings on deferred compensation. In fiscal 2018 and 2017, no NEOs were eligible for pension benefits. For fiscal 2018 and 2017, the amounts in this column represent the above-market interest earnings on deferred compensation.

(6)	The following components comprise the amounts of “All Other Compensation” for our NEOs for fiscal 2018:

Name	Health Savings Account Employer Contributions ($)	Life Insurance ($)(a)	Aircraft ($)(b)	New Hire Benefits ($)(c)	Termination Benefits ($)(d)	Deferred Comp Company Match ($)(e)	401(k) Company Match ($)	Total ($)
Mark Gross	900	1,512	15,283	1,652	—	—	7,210	26,557
Rob N. Woseth	900	696	—	—	—	17,360	6,947	25,903
James W. Weidenheimer	—	773	—	1,910	—	—	—	2,683
Michael C. Stigers	—	689	—	—	—	1,797	6,947	9,433
Randy G. Burdick	900	739	—	—	—	—	6,947	8,586
Bruce H. Besanko	—	336	—	—	49,810	1,594	6,947	58,687

(a)	Represents premiums paid for current employee life insurance coverage under the group term life policy maintained by the Company for the benefit of the NEO.

(b)
For Mr. Gross, this amount is associated with his personal use of the Company aircraft in conjunction with business travel. We calculate the incremental cost to the Company of any personal use of the corporate aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs. Because the corporate aircraft is primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase cost of the corporate aircraft and the cost of maintenance not related to trips. No tax indemnification is provided by the Company relating to personal use of the aircraft. Messrs. Stigers, Weidenheimer and Woseth each had limited personal use of the Company aircraft under our aircraft use policy for which there was no aggregate incremental cost.

(c)	For Mr. Gross and Mr. Weidenheimer, these amounts represent relocation benefits under the Company’s relocation program.

(d)	For Mr. Besanko, this amount represents accrued vacation time that was paid out in connection with his resignation.

(e)	For fiscal 2018, this includes contributions accrued for the Company’s deferred compensation plan participants as a Company match.

(7)	Mr. Besanko resigned from the Company effective July 5, 2017.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2018

Name	Grant Date	Approval Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Mark Gross			366,250	1,465,000	2,930,000
	4/27/2017	4/20/2017				17,986	35,971	71,942				1,188,491
	4/27/2017	4/20/2017				3,854	15,416	30,832				647,484
	4/27/2017	4/20/2017							27,407			800,010
	4/27/2017	4/20/2017								35,903(4)	29.19	499,848
Rob N. Woseth			89,712	358,846	717,692
	4/27/2017	4/20/2017				5,426	10,851	21,702				358,526
	4/27/2017	4/20/2017				1,163	4,651	9,302				195,324
	4/27/2017	4/20/2017							10,877			317,500
James W. Weidenheimer			107,813	431,250	862,500
	4/27/2017	4/20/2017				5,306	10,612	21,224				350,606
	4/27/2017	4/20/2017				1,137	4,548	9,096				191,010
	4/27/2017	4/20/2017							14,132			412,513
Michael C. Stigers			95,913	383,653	767,306
	4/27/2017	4/20/2017				5,306	10,612	21,224				350,606
	4/27/2017	4/20/2017				1,137	4,548	9,096				191,010
	4/27/2017	4/20/2017							14,132			412,513
Randy G. Burdick			103,125	412,500	825,000
	4/27/2017	4/20/2017				4,497	8,993	17,986				297,124
	4/27/2017	4/20/2017				964	3,854	7,708				161,868
	4/27/2017	4/20/2017							9,421			274,999
Bruce H. Besanko			187,500	750,000	1,500,000
	4/27/2017	4/20/2017				9,952	19,904	39,808				657,633
	4/27/2017	4/20/2017				2,133	8,530	17,060				358,278
	4/27/2017	4/20/2017							23,981			700,005

(1)
Represents range of possible payouts under our annual incentive plan. The actual amount of the award earned for fiscal 2018 is presented in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Annual incentive awards are performance-based, and are only paid if certain minimum performance criteria are met. The threshold amount represents the minimum payout that will be earned, if the minimum performance criteria for each metric are met. The threshold amount represents a payout of 25% of the participant’s annual target award and the maximum amount reflects a payout of 200% of such target award. The threshold, target and maximum amounts have been prorated for any NEO who was hired during fiscal 2018 or had an adjustment to his or her base salary or annual incentive target during fiscal 2018. The annual incentive plan and these pro-rations are described above in “CD&A — Total Direct Compensation for our Executive Officers — Annual Incentive Plan.”

(2)
Represents range of possible payouts under our fiscal 2018 long-term incentive PSU awards granted under our 2012 Stock Plan. The PSU awards are performance-based, are paid only if certain minimum performance criteria are met, settle in stock, and vest on the third anniversary of the grant date. The PSU awards were designed to reward the achievement of an Absolute TSR goal (weighted at 70%) and a Relative TSR goal (weighted at 30%), over a three-year performance period. The performance metrics and methodology for calculating payments are described above in “CD&A — Total Direct Compensation for our Executive Officers — Long-Term Incentives and Other Stock-Based Awards.” The threshold amount represents the minimum payout that will be earned, if the minimum performance criteria for each metric are met. For Absolute TSR, the threshold amount represents a payout of 50% of the participant’s target award and the maximum amount reflects a payout of 200% of such target award. For Relative TSR, the threshold amount represents a payout of 25% of the participant’s target award and the maximum amount reflects a payout of 200% of such target award.

(3)
Represents a stock-settled restricted stock unit granted under our 2012 Stock Plan. The award vests with respect to 34%, 33% and 33% on each of the first, second and third anniversaries of the grant date.

(4)	Represents a stock option granted under our 2012 Stock Plan. The option vests with respect to 34%, 33% and 33% on each of the first, second and third anniversaries of the grant date.

OUTSTANDING EQUITY AWARDS AT FEBRUARY 24, 2018

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(17)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(17)
Mark Gross			35,903	(1)	$29.19	4/27/2027	27,407	(3)	376,298	17,986	(4)	246,941
	155,552	(2)	76,615	(2)	$29.75	2/5/2026				3,854	(5)	52,915
										9,499	(6)	130,414
										9,499	(7)	130,414
Totals:	155,552		112,518				27,407		376,298	40,837		560,685
Rob N. Woseth	3,071	(8)	5,961	(8)	$39.48	4/28/2026	10,877	(3)	149,341	5,426	(4)	74,492
	8,422	(9)	4,148	(9)	$61.53	4/30/2025	2,821	(12)	38,732	1,163	(5)	15,965
	21,343	(10)			$52.50	5/16/2024	1,810	(13)	24,851	1,069	(6)	14,671
	26,675	(11)			$45.43	5/7/2023				1,069	(7)	14,671
	7,143	(11)			$45.43	5/7/2023
Totals:	66,654		10,109				15,508		212,925	8,725		119,798
James W. Weidenheimer	2,843	(8)	5,520	(8)	$39.48	4/28/2026	14,132	(3)	194,032	5,306	(4)	72,851
							2,612	(12)	35,863	1,137	(5)	15,611
							1,710	(14)	23,478	990	(6)	13,586
										990	(7)	13,586
Totals:	2,843		5,520				18,454		253,373	8,422		115,634
Michael C. Stigers	2,843	(8)	5,520	(8)	$39.48	4/28/2026	14,132	(3)	194,032	5,306	(4)	72,851
	4,991	(9)	2,458	(9)	$61.53	4/30/2025	2,612	(12)	35,863	1,137	(5)	15,611
	14,229	(10)			$52.50	5/16/2024	1,072	(13)	14,719	990	(6)	13,586
	17,783	(11)			$45.43	5/7/2023				990	(7)	13,586
	6,386	(15)			$15.96	7/17/2022
Totals:	46,232		7,978				17,816		244,614	8,422		115,634
Randy G. Burdick	2,275	(8)	4,416	(8)	$39.48	4/28/2026	9,421	(3)	129,350	4,497	(4)	61,737
	6,238	(9)	3,073	(9)	$61.53	4/30/2025	2,090	(12)	28,696	964	(5)	13,229
	15,810	(10)			$52.50	5/16/2024	1,340	(13)	18,398	792	(6)	10,867
	19,759	(11)			$45.43	5/7/2023				792	(7)	10,867
	22,857	(11)			$45.43	5/7/2023
Totals:	66,939		7,489				12,851		176,444	7,043		96,700
Bruce H. Besanko (16)	—		—				—		—	—		—

(1)	This non‑qualified stock option vests 34%, 33% and 33% on each anniversary of the grant date, with vesting dates of April 27, 2018, April 27, 2019 and April 27, 2020.

(2)	This non‑qualified stock option vests 34%, 33% and 33% on each anniversary of the grant date, with vesting dates of February 5, 2017, February 5, 2018 and February 5, 2019.

(3)	Represents a stock‑settled restricted stock unit that vests 34%, 33% and 33% on each anniversary of the grant date, with vesting dates of April 27, 2018, April 27, 2019 and April 27, 2020.

(4)
Represents performance share units that were granted on April 27, 2017. These cliff vest on the third anniversary of the grant date, subject to the achievement of our Absolute TSR metric for fiscal 2018 awards. In calculating the number of performance share units and their value, we are required by SEC rules to use the number of units that have not vested and not been earned, based on achieving threshold performance goals. No performance units were earned by the NEOs in fiscal 2018.

(5)
Represents performance share units that were granted on April 27, 2017. These cliff vest on the third anniversary of the grant date, subject to the achievement of our Relative TSR metric for fiscal 2018 awards. In calculating the number of performance share units and their value, we are required by SEC rules to use the number of units that have not vested and not been earned, based on achieving threshold performance goals. No performance units were earned by the NEOs in fiscal 2018.

(6)
Represents performance share units that were granted on April 28, 2016. These cliff vest on the third anniversary of the grant date, subject to the achievement of our Absolute TSR metric for fiscal 2017 awards. In calculating the number of performance share units and their value, we are required by SEC rules to use the number of units that have not vested and not been earned, based on achieving threshold performance goals. No performance units were earned by the NEOs in fiscal 2018.

(7)
Represents performance share units that were granted on April 28, 2016. These cliff vest on the third anniversary of the grant date, subject to the achievement of our EBITDA Growth metric for fiscal 2017 awards. In calculating the number of performance share units and their value, we are required by SEC rules to use the number of units that have not vested and not been earned, based on achieving threshold performance goals. No performance units were earned by the NEOs in fiscal 2018.

(8)	This non‑qualified stock option vests 34%, 33% and 33% on each anniversary of the grant date, with vesting dates of April 28, 2017, April 28, 2018 and April 28, 2019.

(9)	This non‑qualified stock option vests 34%, 33% and 33% on each anniversary of the grant date, with vesting dates of April 30, 2016, April 30, 2017 and April 30, 2018.

(10)	This non‑qualified stock option vests 34%, 33% and 33% on each anniversary of the grant date, with vesting dates of May 16, 2015, May 16, 2016 and May 16, 2017.

(11)	This non‑qualified stock option vests 34%, 33% and 33% on each anniversary of the grant date, with vesting dates of May 7, 2014, May 7, 2015 and May 7, 2016.

(12)	Represents a stock‑settled restricted stock unit that vests 34%, 33% and 33% on each anniversary of the grant date, with vesting dates of April 28, 2017, April 28, 2018 and April 29, 2019.

(13)	Represents a restricted stock award that vests 34%, 33% and 33% on each anniversary of the grant date, with vesting dates of April 30, 2016, April 30, 2017 and April 30, 2018.

(14)
Represents a restricted stock award granted in connection with the hiring of Mr. Weidenheimer. The award vests 50% on each anniversary of the grant date, with vesting dates on April 28, 2017 and April 28, 2018.

(15)	This non‑qualified stock option vests in three equal installments per year, with vesting dates of July 17, 2013, July 17, 2014 and July 17, 2015.

(16)	Mr. Besanko’s employment terminated on July 5, 2017. His unvested equity awards forfeited and his vested options expired on October 5, 2017.

(17)
The amounts shown in this column are calculated using a per share value of $13.73, the closing market price of a share of our common stock on the NYSE on February 23, 2018 (the last trading day of our 2018 fiscal year).

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mark Gross	—	—	—	—
Rob N. Woseth	—	—	4,323	122,067
James W. Weidenheimer	—	—	3,055	87,679
Michael C. Stigers	—	—	3,125	88,351
Randy G. Burdick	—	—	3,202	90,414
Bruce H. Besanko	—	—	7,268	205,622

(1)	There were no options exercised by our NEOs in fiscal 2018.

(2)
Amounts reflect the market value of the Company’s common stock on the day the stock vested, determined by multiplying the number of shares acquired on vesting by the closing sales price for the Company’s common stock on the NYSE on the vesting date.

Retirement Benefits
We previously provided various retirement benefits to certain of our executives under our SUPERVALU INC. Retirement Plan, the SUPERVALU INC. Excess Benefits Plan and the “Pension Make-Up Benefit” under the SUPERVALU INC. Executive Deferred Compensation Plan (the “EDCP”). These plans have since been frozen with respect to benefits for grandfathered participants, and none of our NEOs participate in, or are currently eligible for any retirement benefits under, any of these plans. Our NEOs are eligible to participate in our 401(k) plan that is available to most employees.
Deferred Compensation
Under our Executive Deferred Compensation Plan (2008 Statement), eligible executives may elect to defer, on a pre-tax basis, up to 50% of base salary and may elect to defer up to 100% of annual incentive compensation during the plan year. The program allows executives to save for retirement on a tax-deferred basis. Under this unfunded plan, amounts deferred by the executive accumulate on a tax-deferred basis and are credited at an effective annual interest rate equal to Moody’s Corporate Bond Index, set as of October 1 of the preceding year.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2018

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Mark Gross	—	—	—	—	—
Rob N. Woseth	—	17,360	2,568	—	80,244
James W. Weidenheimer	—	—	—	—	—
Michael C. Stigers	35,945	1,797	8,853	61,732	228,016
Randy G. Burdick	—	—	—	—	—
Bruce H. Besanko	31,877	1,594	4,953	—	129,961

(1)	Earnings for the current and inactive plans are determined based on a combination of a fixed percentage rate as well as variable interest rate methodologies based on current account balances.
SUPERVALU INC. Executive Deferred Compensation Plan
The EDCP provides that an eligible executive can elect to defer between 5% and 50% of base salary and between 5% and 100% of annual incentive compensation. A new deferral election can be made before the beginning of each calendar year and is effective for that calendar year as to base salary and for the fiscal year that begins in that calendar year as to incentive compensation. The amount deferred for a year is credited to an unfunded bookkeeping account for that year and that account is credited from time to time with interest at a rate determined by reference to Moody’s Corporate Average Bond Index for the year ending in the October preceding the calendar year. With each deferral election, the employee also makes an election of (i) whether the account for that year will be distributed in a lump sum or in 5, 10 or 15 annual installments and (ii) the time when distribution of that year’s account will be paid in a lump sum or commenced in installments (either a specified date or upon separation from service). SUPERVALU may, in its discretion, credit additional amounts to a participant’s account. If distribution is to be made to a “key employee,” the portion of the benefit attributable to deferral after December 31, 2004, will be delayed for six months following separation from service. Subject to limited exceptions, all amounts are 100% non-forfeitable. A “key employee” is determined by the definition provided by the IRS. The EDCP allowed executives the opportunity to elect deferral of both fiscal 2018 base salary and bonus.

Post-Employment Compensation
Executive Severance Plan
The Company offers an executive severance plan to provide transitional assistance to executives who are separated from employment with the Company. No changes were made to the severance plan during fiscal 2018, and the plan is summarized below:

Plan Provision		Description
Severance Triggers	•	Involuntary termination without “cause” as defined below, subject to certain exclusions.
•
“Cause” is defined as continued failure to perform duties, conviction of a felony, conduct materially and demonstrably injurious to the Company, personal dishonesty that results in substantial personal enrichment or failure to comply with certain Company policies.

Severance Benefits	•	2 times for our CEO, 1.5 times for EVPs, and 1 time for SVPs, of annual base salary at time of termination.
•
2 times for our CEO, 1.5 times for EVPs, and 1 time for SVPs, of the average of the performance results (expressed as a percentage) used to determine the NEOs’ bonus amounts under the annual bonus plan for the preceding three years (or all bonus amounts, if the NEO has been employed fewer than three years), multiplied by the NEO’s current target bonus amount.

	•	Pro rata annual incentive, including the portion paid in stock, and payments for each long-term incentive plan cycle, not completed as of the termination date.
	•	Reimbursement for COBRA coverage for medical and/or dental insurance.
	•	Outplacement services not to exceed $25,000, paid to an outplacement provider and not to the executive.
	•	Repayment of severance benefits received by an NEO whom the Company rehires in any capacity within six months of the termination date.
	•	Requires execution of a release of claims acceptable to the Company.
Covenants	•
Non-disclosure of confidential information; non-solicitation of employees; non-solicitation of existing or prospective customers, vendors and suppliers; non-competition; return of property; and non-disparagement covenants.

Executive Change of Control Agreements
Our objective is to provide NEOs and other executives with protection under a market competitive change of control severance agreement. The Committee believes that this benefit helps to maintain the impartiality and objectivity of our executives in the event of a change of control situation so that our stockholders’ interests are protected. The Committee reviews this change of control policy periodically to address whether these protections are consistent with the Committee’s philosophy and our competitive market, as well as in compliance with federal tax rules affecting nonqualified deferred compensation.
In November 2013, the Board approved, including only the independent members of the Board with respect to the CEO, a change of control severance agreement that the Company subsequently entered into at varying times with each of our NEOs. The change of control agreements provide each executive with certain benefits listed in the table below if the executive’s employment is involuntarily terminated without “cause” or due to a voluntary resignation for “good reason” within two years following a change of control or in certain situations prior to a change of control, known as a “double trigger.”
Each agreement includes covenants regarding confidentiality, non-competition, non-solicitation of employees, customers, vendors and suppliers, non-disparagement of the Company, return of Company property and mandatory arbitration.
A “change of control” generally includes the occurrence of any of the following events or circumstances:

•
the acquisition of 50% or more of the outstanding shares of SUPERVALU or the combined voting power of the outstanding voting shares of SUPERVALU, other than any acquisition from or by SUPERVALU or any SUPERVALU-sponsored employee benefit plan;

•
consummation of any merger or other business combination of SUPERVALU, sale or lease of all, or substantially all, of the assets of SUPERVALU or any combination of the foregoing, unless following such transaction SUPERVALU historic stockholders retain at least 60% ownership of the surviving entity and/or the purchaser or lessee; or

•
a change in our Board’s composition within any 24-month period such that a majority of the Board’s members does not include those who were members at the date of the beginning of such employment period.

“Cause” generally means:

•
the continued failure of the executive to substantially perform his or her duties after written demand and after the executive has had six months to improve performance to meet the Company’s expectations;

•	the conviction of, or plea of guilty or nolo contendere to, a felony;

•	the willful engaging in conduct that is materially and demonstrably injurious to SUPERVALU;

•	an act or acts of personal dishonesty intended to result in substantial personal enrichment at the expense of the Company; or

•	failure to comply with Company policies related to the Code of Business Conduct, Equal Employment Opportunities and Harassment or Workplace Violence.
“Good reason” generally means:

•	the executive’s annual base salary is reduced below the amount in effect on the date immediately prior to the change of control date;

•	the executive’s actual annual bonus is less than the target bonus as it existed on the date immediately prior to the change of control date;

•	the executive’s title is reduced from the title held on the date immediately prior to the change of control date;

•
the executive’s duties and responsibilities are materially and adversely diminished other than a general reduction of the number or scope of personnel supervised as part of the Company’s restructuring or recapitalization;

•
the program of long-term incentive compensation is materially and adversely diminished, which for these purposes means a reduction of 15% or more of the annualized target dollar amount of long-term incentive as it existed on the date immediately prior to the change of control date; or

•
the relocation of the place of employment by more than 45 miles, the failure to provide for the assumption of the agreement by any successor entity or a material breach by the Company of the agreement.

The definitions of change of control and good reason as described above are more restrictive than the definitions in effect prior to the adoption of the new form of change of control agreement in November 2013. The form of change of control agreement, as amended in fiscal 2014, is summarized below:

Agreement Provision		Description
Severance Benefits	•	2 times for our CEO and other NEOs, of annual base salary and target annual incentive, plus welfare benefits continuation.
	•	Earned but unpaid salary and accrued vacation, and annual bonus plan and long-term incentive plan amounts due, but not yet paid.
	•	Pro rata annual incentive based on actual performance results for the year of termination.
	•	Reimbursement for COBRA coverage for medical, dental and life insurance.
	•	Outplacement services not to exceed $25,000, paid to an outplacement provider and not to the executive.
	•	“Best net” reduction of compensation to avoid excise tax.
	•	Requires execution of a release of claims acceptable to the Company.
Covenants	•
Non-disclosure of confidential information; non-solicitation of employees; non-solicitation of existing or prospective customers, vendors and suppliers; non-competition; return of property; and non-disparagement covenants.

Accelerated Vesting Provision in CEO Inducement Awards
The long-term incentive awards granted to Mr. Gross for fiscal year 2017 and the stock option awards granted to Mr. Gross for fiscal 2018 provide that if Mr. Gross is terminated without cause or he resigns for good reason, the unvested stock options will vest as to a prorated portion of the options scheduled to vest on the next anniversary of his start date, and his fiscal 2017 performance share units will vest as to a portion of the award based on the actual attainment of performance goals over the entire three-year performance period and prorated for the portion of that period during which he was employed.
SUPERVALU Equity and Retirement Compensation Plans upon Change of Control
Several of our compensation and benefit plans contain provisions for enhanced benefits upon a change of control of SUPERVALU. These enhanced benefits include immediate vesting of stock options, performance share units, restricted stock and restricted stock unit awards upon a change of control, or in the case of such equity awards granted after May 2010, if employment terminates under specified circumstances within two years of a change of control.
See the Potential Payments Table below for payments that each NEO would be entitled to receive in the event of a termination of his or her employment by SUPERVALU without cause or by the NEO for good reason, following or in anticipation of a change of control of SUPERVALU.
Potential Payments and Benefits upon Retirement, Disability or Death
There are no special benefits provided to an NEO in the event of a qualified retirement, long-term disability or death with the exception of certain equity agreements. Certain of our option agreements provide for a longer exercise period for retirement-eligible employees who are age 60 or older and have at least 15 years of service. This benefit allows for the exercise period to be the earlier of five years or the expiration date from termination. No NEO currently meets the age and service requirements. Accelerated vesting of equity awards would occur for all NEOs upon death or disability.
See the Potential Payments Table below for payments that each NEO would be entitled to receive in the event of his or her qualified retirement, long-term disability or death.
POTENTIAL PAYMENTS TABLE
The table below sets forth the amounts each NEO would be entitled to receive, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, including accrued vacation and paid time off, in the event of: qualified retirement; long-term disability; death; a termination of employment by SUPERVALU without cause; and a termination of employment by SUPERVALU without cause or by the NEO for good reason following or in anticipation of a change of control of SUPERVALU. The amounts shown assume that the retirement, disability, death, termination without cause or termination following or in anticipation of a change of control described in the preceding sentence was effective as of February 23, 2018, the last trading day of our 2018 fiscal year. In addition, each NEO is entitled to receive a prorated bonus for the year of termination based on actual performance results; however, since our NEOs became entitled to these bonus payments on the last day of the fiscal year, no amount of such benefit is accelerated or enhanced by virtue of a termination of employment on that date. Mr. Besanko is omitted from the table below because he voluntarily resigned his employment effective July 5, 2017 and he was not entitled to any additional or accelerated benefits regarding his resignation.

Type of Payment	Retirement ($)	Disability ($)	Death ($)	Termination Without Cause ($)(1)	Certain Terminations following Change of Control ($)
Mark Gross
Base salary (by plan multiple)(2)	—	—	—	2,300,000	2,300,000
Bonus (by plan multiple)(3)	—	—	—	1,996,842	2,990,000
Unvested stock options(4)(5)	—	—	—	—	—
Unvested restricted stock(4)	—	376,298	376,298	—	376,298
Unvested performance share units(6)	—	921,420	921,420	688,587	1,748,859
Health and welfare benefits	—	—	—	20,888	20,888
Outplacement services	—	—	—	25,000	25,000
Total	—	1,297,718	1,297,718	5,031,317	7,461,045

Type of Payment	Retirement ($)	Disability ($)	Death ($)	Termination Without Cause ($)(1)	Certain Terminations following Change of Control ($)
Rob N. Woseth
Base salary (by plan multiple)(2)	—	—	—	750,000	1,000,000
Bonus (by plan multiple)(3)	—	—	—	358,112	750,000
Unvested stock options(4)	—	—	—	—	—
Unvested restricted stock(4)	—	212,925	212,925	—	212,925
Unvested performance share units(6)	—	147,707	147,707	—	330,207
Health and welfare benefits	—	—	—	13,137	13,137
Outplacement services	—	—	—	25,000	25,000
Total	—	360,632	360,632	1,146,249	2,331,269
James W. Weidenheimer
Base salary (by plan multiple)(2)	—	—	—	862,500	1,150,000
Bonus (by plan multiple)(3)	—	—	—	432,009	862,500
Unvested stock options(4)	—	—	—	—	—
Unvested restricted stock(4)	—	253,373	253,373	—	253,373
Unvested performance share units(6)	—	140,430	140,430	—	316,833
Health and welfare benefits	—	—	—	18,539	18,539
Outplacement services	—	—	—	25,000	25,000
Total	—	393,803	393,803	1,338,048	2,626,245
Michael C. Stigers
Base salary (by plan multiple)(2)	—	—	—	787,500	1,050,000
Bonus (by plan multiple)(3)	—	—	—	416,538	787,500
Unvested stock options(4)	—	—	—	—	—
Unvested restricted stock(4)	—	244,614	244,614	—	244,614
Unvested performance share units(6)	—	140,430	140,430	—	316,833
Health and welfare benefits	—	—	—	13,316	13,316
Outplacement services	—	—	—	25,000	25,000
Total	—	385,044	385,044	1,242,354	2,437,263
Randy G. Burdick
Base salary (by plan multiple)(2)	—	—	—	825,000	1,100,000
Bonus (by plan multiple)(3)	—	—	—	393,923	825,000
Unvested stock options(4)	—	—	—	—	—
Unvested restricted stock(4)	—	176,444	176,444	—	176,444
Unvested performance share units(6)	—	115,593	115,593	—	263,328
Health and welfare benefits	—	—	—	15,246	15,246
Outplacement services	—	—	—	25,000	25,000
Total	—	292,037	292,037	1,259,169	2,405,018

(1)	These amounts exclude reimbursements for COBRA.

(2)	Base salary multiple for “Termination Without Cause” is 2x for the CEO, 1.5x for EVPs and 1x for SVPs. Base salary multiple for “Change of Control” is 2x for the CEO and other NEOs.

(3)	Bonus multiple for “Termination Without Cause” is 2x for the CEO, 1.5x for EVPs and 1x for SVPs. Bonus multiple for “Change of Control” is 2x for the CEO and other NEOs.

(4)
The values presented for unvested stock options and unvested restricted stock and restricted stock units are calculated by multiplying the number of unvested shares by the closing stock price on the NYSE on February 23, 2018 ($13.73), the last trading day of our 2018 fiscal year, net of the exercise price in the case of stock options. Unvested shares are accelerated for “Disability,” “Death” and “Change of Control.”

(5)
Mr. Gross’s employment agreement provides for a prorated payout for his February 2016 and April 2017 stock option grants in the event of a “Termination Without Cause.” These payouts currently have no value as the exercise prices of $29.75 and $29.19, respectively, are higher than our $13.73 closing stock price on the NYSE on February 23, 2018.

(6)
The values presented for unvested performance share units are calculated by multiplying the number of PSUs by the closing stock price on the NYSE on February 23, 2018 ($13.73), the last trading day of our 2018 fiscal year. No NEOs are retirement eligible so any unvested PSUs are forfeited in the event of an NEO’s retirement. The value of unvested PSUs in the event of “Disability” or “Death” represents two-thirds (2/3) of the outstanding fiscal 2017 PSUs based on completion of two years of the 3-year performance period and one-third (1/3) of the outstanding fiscal 2018 PSUs based on completion of one year of the 3-year performance period, at target shares. The value of unvested PSUs in the event of a “Change of Control” represents the target number of PSUs accelerated in full upon the Change of Control, which assumes a “double-trigger” has occurred as detailed above.

For fiscal 2017 PSUs, per the terms of Mr. Gross’s employment agreement, in the event of a termination without cause (or his resignation for good reason) the PSU will payout pro-rata at actual. The value of these fiscal 2017 unvested PSUs represents two-thirds (2/3) of the outstanding PSUs based on completion of two years of the 3-year performance period, and assumes performance at target.

CEO Pay Ratio
Beginning with this 2018 Proxy Statement/Prospectus, we are now required under the Dodd-Frank Act to disclose our estimated CEO to median employee pay ratio.
Our CEO to median employee pay ratio and annual total compensation amount disclosed in this section are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules. We identified our median employee by using total cash compensation as our consistently applied compensation measure for all employees, excluding our CEO, who were employed by the Company as of December 31, 2017. All employees of the Company as of this measurement date are included in our calculation, whether full-time, part-time, temporary, seasonal, or on a leave of absence. Employees from Unified and AG Florida who joined the Company through acquisitions during the second half of the year are included in our calculation. Based on this analysis, our median employee was identified as a bookkeeper with total compensation of $35,086 during our 2018 fiscal year.
After identifying our median employee, we calculated annual total compensation for such employee for fiscal 2018 using the same methodology we use for our NEOs as set forth in our Summary Compensation Table above under “Executive Compensation — Summary Compensation Table.” As illustrated in the table below, our CEO to median employee pay ratio is approximately 170:1 calculated as follows:

Name and/or Position	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Compensation ($)	All Other Compensation ($)	Total ($)
Mark Gross (CEO)	1,126,923	2,635,986	499,848	1,676,854	26,557	5,966,168
Median Employee	35,086	—	—	—	—	35,086

CEO Pay to Median Employee Pay Ratio ($5,966,168 / $35,086) = 170:1

REPORT OF THE AUDIT COMMITTEE
All of the members of the Audit Committee are independent directors under the NYSE listing standards and the rules of the SEC. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that all such members qualify as an “audit committee financial expert” under the rules of the SEC.
The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available on SUPERVALU’s website at www.supervalu.com. Click on the “Investors” link and then the caption “Corporate Governance.” The Audit Committee selects, evaluates and, where deemed appropriate, replaces SUPERVALU’s independent registered public accounting firm. The Audit Committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit engagements.
Management is responsible for SUPERVALU’s internal controls and the financial reporting process. SUPERVALU’s independent registered public accounting firm is responsible for performing an audit of SUPERVALU’s consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has reviewed SUPERVALU’s audited consolidated financial statements for fiscal 2018 and has met and held discussions with management and KPMG LLP (“KPMG”), the independent registered public accounting firm. Management represented to the Audit Committee that SUPERVALU’s consolidated financial statements for fiscal 2018 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with KPMG. The Audit Committee also discussed with KPMG the matters required to be discussed by applicable Public Company Accounting Oversight Board Auditing Standards.
The Audit Committee received the written disclosures and letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning its independence, and the Audit Committee discussed with KPMG the accounting firm’s independence.
Based upon the Audit Committee’s discussions with management and KPMG and the Audit Committee’s review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in SUPERVALU’s Annual Report on Form 10-K for the fiscal year ended February 24, 2018, filed with the SEC.
The Audit Committee also considered whether non-audit services provided by KPMG during fiscal 2018 were compatible with maintaining their independence and concluded that such non-audit services did not affect their independence.

Respectfully submitted,

Irwin S. Cohen, Chair Francesca Ruiz de Luzuriaga Mary A. Winston

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES
The Audit Committee has a formal policy concerning the approval of audit and non-audit services to be provided by SUPERVALU’s independent registered public accounting firm. The policy requires that the Audit Committee pre-approve all audit services, engagement fees and terms and all engagements for permitted non-audit services, subject to the de minimis exceptions permitted pursuant to the Exchange Act. The Chair of the Audit Committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full Audit Committee meeting, provided all such pre-approvals are then reported to the full Audit Committee at its next scheduled meeting.
During fiscal 2018 and 2017, KPMG provided various audit and audit-related services to SUPERVALU. The Audit Committee pre-approved all audit services, audit-related services and tax services provided by KPMG in fiscal 2018 and 2017. The following table presents fees for professional services charged by KPMG to SUPERVALU by type and amount for fiscal 2018 and 2017.

($ in thousands)	2018 (3)	2017 (4)
Audit fees	$3,966	$3,060
Audit-related fees(1)	463	1,340
Total audit and audit-related fees	4,429	4,400
Tax fees(2)	210	—
Total fees	$4,639	$4,400

(1)
Audit-related fees consist principally of fees for audits of financial statements of certain businesses and subsidiaries, and audits of financial statements of certain employee benefit plans. Audit-related fees for fiscal 2017 included audits of Save-A-Lot’s carve-out financial statements in anticipation of its divestiture.

(2)	Tax fees consist of fees related to tax compliance, including review of tax returns.

(3)	Fees for fiscal 2018 are estimates.

(4)	Fees for fiscal 2017 reflect final amounts billed.

PROPOSAL 2: HOLDING COMPANY PROPOSAL
This section of this Proxy Statement/Prospectus describes the Holding Company Proposal. Although we believe that the description in this section covers the material terms of the Holding Company Proposal, this summary may not contain all of the information that is important to you. The summary of the material provisions of the Reorganization Agreement provided below is qualified in its entirety by reference to the Reorganization Agreement, which we have attached as Appendix A to this Proxy Statement/Prospectus and which we incorporate by reference into this Proxy Statement/Prospectus. You should carefully read the entire Proxy Statement/Prospectus and the Reorganization Agreement for a more complete understanding of the Holding Company Proposal. Your approval of the Holding Company Proposal will constitute your approval and adoption of the Reorganization Agreement, the reorganization, the amended and restated certificate of incorporation of SUPERVALU Enterprises and the amended and restated bylaws of SUPERVALU Enterprises.
Reasons for the Reorganization; Recommendation of the SUPERVALU Board
At a meeting of the Board held on June 7, 2018, the Board concluded that the reorganization is advisable, determined that the terms of the Reorganization Agreement are fair to and in the best interest of SUPERVALU and its stockholders and adopted and approved the Reorganization Agreement.
During the course of its deliberations, our Board consulted with management, outside legal counsel and outside tax advisors and considered a number of positive factors, including the following:

•
Organizing and segregating the operations of our Retail and Wholesale businesses in an operationally efficient and strategic manner. We believe the reorganization would enable us to realign our existing business segments into different subsidiaries under a holding company structure, which would provide efficiencies to us in managing our Wholesale and Retail businesses. The reorganization will also allow certain retail assets currently held directly by SUPERVALU to be held in a subsidiary of the new holding company alongside the other Retail business subsidiaries of the Company, which we believe could help facilitate optimizing our retail assets.

•
Facilitating the previously announced strategic transformation plan of the Board. The Board has previously announced that it intends to sell certain retail assets to third parties and focus on the Company’s Wholesale business. Following the reorganization, most of the assets and liabilities of the Retail business will be held by NewCo (and its subsidiaries including SUPERVALU), which will be a wholly owned subsidiary of SUPERVALU Enterprises. This structure will allow for the sale of retail assets and liabilities through a sale primarily of one or more legal entities (including SUPERVALU), rather than through transfers of individual retail assets and liabilities, if that were determined to be the appropriate structure for such sale or sales. As a result, we would have more flexibility in structuring the sale of certain of our retail assets and liabilities, and a sale of the Retail business could be more efficient to achieve because the logistical difficulties associated with transferring retail assets to a third party directly in an asset sale transaction could be eliminated.

•
Reducing the risk that liabilities of one segment of the Company’s business will be attributed to another segment. We believe that creating a holding company structure may reduce the risk that liabilities of one of our subsidiaries may be attributed to our other subsidiaries or, after the reorganization merger, SUPERVALU Enterprises.

•
Promoting strategic, business and financial flexibility. We believe the reorganization could facilitate expansion of our Wholesale business by providing a more flexible structure for acquiring other businesses or entering into joint ventures while continuing to keep the operations and risks of our Retail business separate. In addition, if the cash generated over time by our businesses were determined by our Board to be greater than the amount necessary for the operation or capital needs of those businesses, this cash could be transferred to a separate corporate entity owned by the holding company and invested as our Board believes to be appropriate.

•
Enabling us to achieve our strategic transformation plan in a tax efficient manner that may facilitate our ability to utilize a portion of our expiring tax attributes. SUPERVALU currently has a capital loss carryforward of approximately $2.9 billion (before giving effect to our recent sale leaseback transactions), which will expire in February 2019. We believe that the reorganization could facilitate our ability to utilize an estimated $1.2 billion of this capital loss carryforward in a tax efficient manner, which could generate approximately $300 million of cash tax benefits for the Company over the next approximately 15 years (assuming, among other things, the occurrence of certain future events, sufficient future taxable income to realize these cash tax benefits and no change in applicable corporate tax rates).

In addition to the positive factors described above, our Board also considered the following potential negative factors associated with the Holding Company Proposal:

•
Costs and expenses associated with implementing the reorganization. Implementing the reorganization may result in substantial direct costs. These costs and expenses are expected to include significant professional fees, which will be substantially incurred prior to the vote of our stockholders. The reorganization may also result in certain indirect costs by diverting the attention of our management and employees from our business and increasing our administrative costs and expenses. The reorganization may also result in certain state transfer or other taxes.

•
Potential indebtedness obligations. As a result of the reorganization merger, we will be required to make an offer to holders of our Senior Notes to repurchase the Senior Notes at 101% of the principal amount thereof. We will incur certain costs and expenses in connection with repurchasing any Senior Notes tendered in the offer that would not arise absent the reorganization merger. In addition, it may be necessary for us to incur additional indebtedness to finance the repurchase of our Senior Notes. There can be no assurance that such additional indebtedness will be available to us and, if available, the terms of that indebtedness may be less favorable to us than the terms of the Senior Notes. If additional indebtedness is not available to us, we may be able to use our ABL Revolving Credit Facility to finance the repurchase of our Senior Notes until such additional indebtedness becomes available, in which case we would have reduced availability under our ABL Revolving Credit Facility for working capital and other needs. In addition, the reorganization merger and resulting right of noteholders to require us to repurchase the Senior Notes and would result in an Event of Default under our ABL Revolving Credit Facility and Secured Term Loan Facility. We expect to seek waivers or amendments to each of these facilities to avoid any such Event of Default and we will not consummate the reorganization merger unless they have been obtained. However, there can be no assurance that we will be able to obtain the necessary waivers or amendments. In any case, we may be required to pay fees or agree to changes to the terms of such facilities in connection with such waivers or amendments.

•
Impact on third-party contracts. Certain of our third-party contracts may include provisions that would permit the third party to terminate or modify the contract, or that would require its consent under the terms of the contract, as a result of the reorganization merger or other aspects of the reorganization. In those situations, we may need to negotiate with the applicable third party to obtain a consent or waiver of a contractual right, and the third party may fail to grant the consent or waiver or impose new terms or conditions that are adverse to us in connection with doing so. Any non-renewals, terminations, unfavorable renegotiation or changes of terms that result from the reorganization of our third-party contracts could have an adverse effect on our business and operations, including product or service availability and cost, and on our financial performance and results of operations.

After careful consideration, our Board has determined that the creation of a holding company structure offers a net benefit to our stockholders. The Board has (i) approved the Holding Company Proposal, (ii) determined that the terms of the Reorganization Agreement and the reorganization are advisable and in the best interest of our stockholders, and (iii) adopted and approved the Reorganization Agreement.
The Board of Directors recommends a vote “FOR” the adoption and approval of the Holding Company Proposal and the Reorganization Agreement.
Reorganization Procedure
SUPERVALU currently owns all of the issued and outstanding common stock of SUPERVALU Enterprises, and SUPERVALU Enterprises currently owns all of the issued and outstanding common stock of Merger Sub, the subsidiary formed for purposes of completing the proposed reorganization. Following the approval of the Holding Company Proposal and the Reorganization Agreement by SUPERVALU stockholders and the satisfaction or waiver of the other conditions specified in the Reorganization Agreement (which are described below), Merger Sub would merge with and into SUPERVALU.
As a result of the merger of SUPERVALU and Merger Sub:

•	SUPERVALU will be the surviving corporation, and the separate corporate existence of Merger Sub will cease;

•
each outstanding share of SUPERVALU common stock will automatically convert into one share of SUPERVALU Enterprises common stock, as described below, and the current stockholders of SUPERVALU will become the stockholders of SUPERVALU Enterprises;

•	SUPERVALU Enterprises will own all of SUPERVALU’s common stock and each share of SUPERVALU Enterprises common stock now held by SUPERVALU will be canceled;

•	SUPERVALU will become a wholly owned subsidiary of SUPERVALU Enterprises; and

•	SUPERVALU Enterprises will be the publicly traded holding company of its subsidiaries.
At the effective time of the reorganization merger, SUPERVALU Enterprises’s organizational documents will be amended and restated in the form of the amended and restated certificate of incorporation and amended and restated bylaws that are included in this Proxy Statement/Prospectus as Appendix B and Appendix C, respectively. SUPERVALU Enterprises’s amended and restated certificate of incorporation and amended and restated bylaws will be identical to SUPERVALU’s amended and restated certificate of incorporation and amended and restated bylaws, except for the name of the entity, updated information regarding the registered agent, the incorporator and the initial number of directors and certain dates. For more information regarding your rights as a stockholder before and after the reorganization, see “Description of Capital Stock.”
Following the reorganization merger, SUPERVALU Enterprises intends to change its name to “SUPERVALU INC.” such that the publicly traded company will continue to be named SUPERVALU INC. Concurrently with this name change, the entity currently named SUPERVALU INC. will change its name to “SUPERVALU Operations, Inc.” For purposes of this Proxy Statement/Prospectus, we refer to the new holding company as “SUPERVALU Enterprises,” and the current public company, which will become a wholly owned subsidiary of SUPERVALU Enterprises as a result of the reorganization merger, as “SUPERVALU.”
Following the reorganization merger, SUPERVALU Enterprises intends to contribute all of the issued and outstanding shares of common stock of SUPERVALU to a newly formed wholly owned subsidiary of SUPERVALU Enterprises, which we refer to as “NewCo.” Shortly thereafter, SUPERVALU intends to convert from a Delaware corporation to a Delaware limited liability company and then distribute to NewCo all of the issued and outstanding shares of capital stock of certain of its subsidiaries that hold assets comprising SUPERVALU’s Retail business, including Farm Fresh, Shop ‘n Save, Shoppers and Hornbacher’s, and Wholesale business. We refer to the reorganization merger and the transactions described in this paragraph collectively as the “reorganization.” Following the reorganization, additional steps may be taken, including the sale of certain assets of SUPERVALU’s Retail business to third parties, but such steps are not considered part of the reorganization for purposes of this Proxy Statement/Prospectus.

Below is a simplified illustration of the current structure of SUPERVALU, as well as the structure of SUPERVALU Enterprises immediately following the reorganization:
Current Structure

Public Stockholders
SUPERVALU
SUPERVALU INC.
(includes certain assets of the Wholesale business and Retail business)
SUPERVALU Enterprises
SUPERVALU Enterprises, Inc.
Retail Business Subsidiaries
Wholesale Business Subsidiaries
Merger Sub
SUPERVALU Merger Sub, Inc.

Post-Reorganization Structure

Public Stockholders
SUPERVALU Enterprises
SUPERVALU INC.
(f/k/a SUPERVALU Enterprises, Inc.)
NewCo
SUPERVALU
SUPERVALU Operations, Inc.
(f/k/a SUPERVALU INC.)
(including certain assets of the Retail business)
Retail Business Subsidiaries
Wholesale Business Subsidiaries

The directors and executive officers of SUPERVALU as of immediately prior to the reorganization merger will continue as the directors and executive officers of SUPERVALU Enterprises immediately following the reorganization merger.
What SUPERVALU Stockholders Will Receive in the Reorganization Merger
Each share of SUPERVALU common stock will convert into one share of SUPERVALU Enterprises common stock. Immediately after the completion of the reorganization merger, you will own the same number and percentage of shares of SUPERVALU Enterprises common stock as you own of SUPERVALU common stock as of immediately prior to the reorganization merger.
Treatment of SUPERVALU Equity Awards and Stock Plans
Each outstanding option to purchase shares of SUPERVALU common stock, if not exercised before the completion of the reorganization merger, will be converted automatically into an option to acquire, at the same exercise price, an identical number of shares of SUPERVALU Enterprises common stock. Each outstanding restricted stock award, restricted stock unit award and performance stock unit award in respect of shares of SUPERVALU common stock will be converted automatically into a corresponding award in respect of an identical number of shares of SUPERVALU Enterprises common stock. Except as set forth in the immediately preceding two sentences, all such equity awards will continue to have the same terms and conditions as applied immediately prior to the reorganization merger.
In addition, in connection with the reorganization merger, SUPERVALU Enterprises will assume each of the SUPERVALU INC. 2012 Stock Plan, the SUPERVALU INC. Non-Employee Directors Deferred Stock Plan and the SUPERVALU INC. Directors’ Deferred Compensation Plan (2009 Statement) (collectively, the “SUPERVALU Stock Plans”) and the shares available for issuance under the SUPERVALU Stock Plans will be adjusted in accordance with the terms of the respective plans to reflect shares of SUPERVALU Enterprises common stock.
Corporate Name Following the Reorganization Merger
The name of the public company following the reorganization merger will be “SUPERVALU Enterprises, Inc.” Following the reorganization merger, SUPERVALU Enterprises intends to change its name to “SUPERVALU INC.” such that the publicly traded company will continue to be named SUPERVALU INC. Concurrently with this name change, the entity currently named SUPERVALU INC. will change its name to “SUPERVALU Operations, Inc.”
No Exchange of Stock Certificates
In the reorganization merger, your shares of SUPERVALU common stock will be converted automatically into shares of SUPERVALU Enterprises common stock. Your certificates of SUPERVALU common stock, if any, will represent, before and after the reorganization, an equal number of shares of SUPERVALU Enterprises common stock, and no action with regard to stock certificates will be required on your part. We expect to send you a notice after the reorganization merger is completed specifying this and other relevant information.
Conditions to Completion of the Reorganization Merger
We will complete the reorganization merger only if each of the following conditions is satisfied or waived:

•
absence of any stop order suspending the effectiveness of the registration statement, of which this Proxy Statement/Prospectus forms a part, relating to the shares of SUPERVALU Enterprises common stock to be issued in the reorganization merger;

•	approval and adoption of the Reorganization Agreement by the affirmative vote of a majority of the votes outstanding and entitled to be cast by SUPERVALU’s stockholders at the Annual Meeting;

•	receipt of approval for listing on the NYSE of shares of SUPERVALU Enterprises common stock to be issued in the reorganization merger; and

•	absence of any order or proceeding that would prohibit or make illegal completion of the reorganization merger.
The steps of the reorganization other than the reorganization merger are not subject to these conditions. However, it is not expected that the other steps of the reorganization would occur if the reorganization merger is not first completed.
Effectiveness of the Reorganization
The reorganization merger will become effective on the date we file a Certificate of Merger with the Secretary of State of the State of Delaware or a later date that we specify therein. We will not file the Certificate of Merger unless and until the conditions to the reorganization merger described above have been satisfied or waived.
Amendment of the Reorganization Agreement
The Reorganization Agreement may, to the extent permitted by the DGCL, be supplemented, amended or modified at any time prior to the completion of the reorganization merger (even after adoption by our stockholders), by the mutual consent of the parties thereto.
Deferral and Abandonment; Termination of Reorganization Agreement
We may defer or abandon the reorganization merger prior to the filing of the Certificate of Merger (including by terminating the Reorganization Agreement), even after adoption by our stockholders, if we determine that for any reason the completion of the reorganization would be inadvisable or not in the best interest of our Company or our stockholders.
Material U.S. Federal Income Tax Consequences
The following discussion is a summary of the material U.S. federal income tax consequences of the reorganization merger to U.S. holders of SUPERVALU common stock who exchange their shares of SUPERVALU common stock for shares of SUPERVALU Enterprises common stock pursuant to the reorganization merger. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the IRS, all as in effect as of the date hereof and all of which are subject to change or different interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.
This discussion is limited to U.S. holders of SUPERVALU common stock that hold their SUPERVALU common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances and does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, U.S. holders having a “functional currency” other than the U.S. dollar, persons subject to special rules applicable to former citizens and residents of the United States, banks or other financial institutions, mutual funds, persons subject to the alternative minimum tax, grantor trusts, real estate investment trusts, subchapter S corporations or other pass-through entities or arrangements (or investors in subchapter S corporations or other pass-through entities or arrangements), insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, persons holding SUPERVALU common stock in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, holders other than U.S. holders, or U.S. holders who acquired their SUPERVALU common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax. Holders should consult their own tax advisors as to the particular tax consequences to them of the reorganization merger, including the applicability of any U.S. federal income and other tax laws, any state, local or non-U.S. tax laws, and any changes (or proposed changes) in tax laws or interpretations thereof.
If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds SUPERVALU common stock, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and upon the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding SUPERVALU common stock should consult their own tax advisors regarding the tax consequences of the reorganization merger.
HOLDERS OF SUPERVALU COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REORGANIZATION MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.
As used herein, the term “U.S. holder” means a beneficial owner of SUPERVALU common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•
a trust (a) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

SUPERVALU and SUPERVALU Enterprises intend that, for U.S. federal income tax purposes, the reorganization merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or an exchange described in Section 351 of the Code. SUPERVALU has received an opinion from PwC to the effect that the reorganization merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or an exchange described in Section 351 of the Code. The opinion is based on assumptions and representations from SUPERVALU, as well as on certain covenants and undertakings by SUPERVALU. If any of the representations, assumptions, covenants or undertakings upon which the opinion is based is incorrect, incomplete, inaccurate or violated, the validity of the opinion may be affected and the tax consequences of the reorganization merger could differ from those described in this Proxy Statement/Prospectus.

In addition, SUPERVALU intends to seek a private letter ruling from the IRS regarding certain U.S. federal income tax matters relating to the reorganization and the reorganization merger, possibly including the U.S. federal income tax consequences of the reorganization merger to SUPERVALU stockholders. However, receipt of the IRS private letter ruling is not a condition to the completion of the reorganization merger, and no assurances can be made that the IRS will issue such a ruling or that we will even continue to seek such a ruling. Even if SUPERVALU were to receive the IRS private letter ruling, the IRS could determine that the reorganization merger does not qualify for its intended U.S. federal income tax treatment if it determines that any of the facts, assumptions, representations, statements or undertakings upon which such IRS private letter ruling was based is false or has been violated. In addition, the IRS private letter ruling may not address all of the issues that are relevant to the U.S. federal income tax treatment of the reorganization merger. Accordingly, there can be no assurances that we will receive the IRS private letter ruling and, even if we do receive the IRS private letter ruling, there can be no assurance that the IRS will not assert that the reorganization merger does not qualify for its intended U.S. federal income tax treatment or that a court would not sustain such a challenge.
Accordingly, on the basis of the opinion of PwC described above, the material U.S. federal income tax consequences of the reorganization merger to U.S. holders will be as follows:

•	a U.S. holder who receives SUPERVALU Enterprises common stock in exchange for SUPERVALU common stock pursuant to the reorganization merger will not recognize gain or loss;

•
the aggregate tax basis of the SUPERVALU Enterprises common stock received pursuant to the reorganization merger will be the same as the aggregate tax basis of the SUPERVALU common stock exchanged therefor; and

•
the holding period of the SUPERVALU Enterprises common stock received in exchange for SUPERVALU common stock pursuant to the reorganization merger will include the holding period of the SUPERVALU common stock exchanged therefor.

U.S. holders who acquired different blocks of SUPERVALU common stock at different times or at difference prices should consult their tax advisors as to the determination of the tax bases and holding periods of the shares of SUPERVALU Enterprises common stock received in the reorganization merger.
The preceding discussion is intended only as a general discussion of the material U.S. federal income tax consequences of the reorganization merger. It is not a complete analysis or discussion of all potential tax effects of the reorganization merger that may be important to particular holders. Holders of SUPERVALU common stock should consult their own tax advisors as to the particular tax consequences to them of the reorganization merger, including tax return reporting requirements, the applicability and effect of U.S. federal, state, local and non-U.S. tax laws, and any changes (or proposed changes) in tax laws or interpretations thereof.
No Compensation Related to the Reorganization
There are no agreements or understandings, whether written or unwritten, between any director or executive officer and SUPERVALU, SUPERVALU Enterprises or Merger Sub concerning any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to the reorganization.
Anticipated Accounting Treatment
For accounting purposes, the reorganization merger will be treated as a merger of entities under common control. The accounting treatment for such events is similar to the former “pooling of interests method.” Accordingly, the financial position and results of operations of SUPERVALU will be included in the consolidated financial statements of SUPERVALU Enterprises on the same basis as currently presented.
Authorized Capital Stock
SUPERVALU is authorized to issue 57,142,857 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, no par value per share. SUPERVALU Enterprises’s amended and restated certificate of incorporation, which would govern the rights of our stockholders after the reorganization merger, will authorize the issuance of 57,142,857 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, no par value per share. Upon completion of the reorganization merger, the number of shares of SUPERVALU Enterprises common stock that will be outstanding will be equal to the number of shares of SUPERVALU common stock outstanding immediately prior to the reorganization merger.

Listing of SUPERVALU Enterprises Common Stock on the NYSE; De-listing and De-registration of SUPERVALU Common Stock
The completion of the reorganization merger is conditioned on the approval for listing of the shares of SUPERVALU Enterprises common stock issuable in the reorganization merger (and any other shares to be reserved for issuance in connection with the reorganization merger) on the NYSE. We expect that SUPERVALU Enterprises common stock will continue to trade under the symbol “SVU.” In addition, SUPERVALU Enterprises will become a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Following the reorganization merger, SUPERVALU common stock will no longer be quoted on the NYSE and will no longer be registered under the Exchange Act. In addition, SUPERVALU will cease to be a reporting company under the Exchange Act.
Appraisal Rights
Because SUPERVALU common stock is listed on the NYSE and SUPERVALU Enterprises common stock will similarly be listed on the NYSE following the reorganization merger, holders of SUPERVALU common stock will not have appraisal rights under Delaware law in connection with the reorganization merger.
Directors and Executive Officers of SUPERVALU Enterprises Following the Reorganization Merger
We expect that the directors and executive officers of SUPERVALU Enterprises following the reorganization merger will be the same as those of SUPERVALU immediately prior to the reorganization merger.
For information concerning persons expected to become directors of SUPERVALU Enterprises, see “Proposal 1: Election of Directors.”
Independent Registered Public Accounting Firm of SUPERVALU Enterprises
The adoption by the holders of SUPERVALU common stock of the Holding Company Proposal and the Reorganization Agreement will also constitute ratification of KPMG LLP as described under the caption “Proposal 3: Ratification of the Appointment of the Independent Registered Public Accounting Firm” as the independent registered public accounting firm of SUPERVALU Enterprises for the fiscal year ending February 23, 2019.
Issuances of SUPERVALU Enterprises Common Stock under the SUPERVALU Stock Plans
The adoption of the Holding Company Proposal and the Reorganization Agreement by the holders of SUPERVALU common stock will also constitute approval of the assumption by SUPERVALU Enterprises of the SUPERVALU Stock Plans and, where appropriate, the future issuance of shares of SUPERVALU Enterprises common stock in lieu of shares of SUPERVALU common stock under the SUPERVALU Stock Plans, each as amended in connection with the reorganization merger without further stockholder action.
SUPERVALU Enterprises Certificate of Incorporation
The adoption of the Reorganization Agreement by the holders of SUPERVALU common stock will also constitute approval of the terms of the SUPERVALU Enterprises amended and restated certificate of incorporation in the form attached to this Proxy Statement/Prospectus as Appendix B.
Restrictions on the Sale of SUPERVALU Enterprises Common Stock
The shares of SUPERVALU Enterprises common stock to be issued in the reorganization merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”). These shares will be freely transferable under the Securities Act, subject to existing restrictions on certain affiliates of SUPERVALU Enterprises.

DESCRIPTION OF CAPITAL STOCK
Both SUPERVALU and SUPERVALU Enterprises are incorporated in the State of Delaware. As described below, the rights of SUPERVALU Enterprises stockholders after the completion of the reorganization merger will continue to be governed by the DGCL and common law, and will be governed by SUPERVALU Enterprises’s amended and restated certificate of incorporation and amended and restated bylaws, which, other than the name of the entity, updated information regarding the registered agent, the incorporator and the initial number of directors, and certain dates, will be identical to SUPERVALU’s amended and restated certificate of incorporation and amended and restated bylaws. As a result, there will be no comparative difference under the DGCL or the governing documents in the rights of holders of SUPERVALU Enterprises common stock and SUPERVALU common stock.
Description of SUPERVALU Capital Stock
SUPERVALU is incorporated in the State of Delaware. The rights of stockholders of SUPERVALU are generally governed by Delaware law and SUPERVALU’s amended and restated certificate of incorporation and amended and restated bylaws. The following is a summary of the material provisions of SUPERVALU’s amended and restated certificate of incorporation and amended and restated bylaws. This summary is not complete and is qualified by reference to Delaware statutory and common law and the full texts of such documents. A copy of SUPERVALU’s amended and restated certificate of incorporation and the first amendment thereto is attached as Exhibit 3.1 to SUPERVALU’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 18, 2012, and a copy of the second amendment thereto is attached as Exhibit 3.1 to SUPERVALU’s Current Report on Form 8-K filed with the SEC on July 20, 2017 (we refer to SUPERVALU’s amended and restated certificate of incorporation and such amendments thereto collectively as its “amended and restated certificate of incorporation”). A copy of SUPERVALU’s amended and restated bylaws is attached as Exhibit 3.1 to SUPERVALU’s Current Report on Form 8-K filed with the SEC on January 23, 2017.
General
SUPERVALU is authorized to issue 57,142,857 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, no par value per share. As of June 21, 2018, SUPERVALU had 38,662,930 shares of common stock outstanding and held of record by approximately 9,190 registered stockholders. The issued and outstanding shares of SUPERVALU common stock are fully paid and nonassessable.
Common Stock
Dividends and Distributions. SUPERVALU did not declare any dividends in fiscal 2017 or fiscal 2018 and has no current intent to pay dividends. SUPERVALU is limited in the aggregate amount of dividends that it may pay under the terms of its ABL Revolving Credit Facility and Secured Term Loan Facility and would need to meet certain conditions under these credit facilities before paying a dividend, as described in Note 9 — Long-Term Debt in Part II, Item 8 of SUPERVALU’s Annual Report on Form 10-K filed with the SEC on April 24, 2018. The payment of any future dividends is subject to the discretion of the Board and the requirements of Delaware law, and will depend on a variety of factors that the Board may deem relevant.
Liquidation Rights. If SUPERVALU is liquidated, dissolved or wound up, voluntarily or involuntarily, holders of SUPERVALU common stock will be entitled to share ratably in all assets of SUPERVALU remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of the holders of any preferred stock that may at the time be outstanding.
Voting Rights. Holders of SUPERVALU common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Stockholders may not cumulate votes in the election of directors. Stockholders may vote by proxy.
Other. There are no preemption, redemption, sinking fund or conversion rights applicable to the SUPERVALU common stock.
Preferred Stock
The Board can, without approval of stockholders, issue one or more series of preferred stock. The Board can determine the number of shares of each series and the rights, preferences and limitations of each series, including dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences and the terms and conditions of issue.
As of the date of this Proxy Statement/Prospectus, there are no shares of SUPERVALU preferred stock issued and outstanding.

Indemnification of Directors and Officers
SUPERVALU’s amended and restated bylaws provide that SUPERVALU will indemnify any director or officer of SUPERVALU and may indemnify any employee or agent of SUPERVALU in the discretion of the Board for such liabilities, in such manner, under such circumstances and to such extent as permitted by Section 145 of the DGCL or its successor.
SUPERVALU’s amended and restated bylaws provide that SUPERVALU will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of SUPERVALU) by reason of the fact that such person is or was a director or officer of the SUPERVALU, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding (even if such wrongful act arose out of neglect or breach of duty not involving willful misconduct), so long as such person did not act out of personal profit or advantage that was undisclosed to SUPERVALU and such person acted in a manner he or she reasonably believed to be in or not opposed to the best interest of SUPERVALU, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
SUPERVALU’s amended and restated bylaws provide that SUPERVALU will pay expenses incurred by any person entitled to indemnification in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, provided that a determination has not been made by an independent legal counsel (who may be the regular counsel for SUPERVALU) in a written opinion that it is reasonably likely that the person has not met the applicable standards of conduct for indemnification and provided that SUPERVALU has received an undertaking by or on behalf of the person to repay such expenses unless it shall ultimately be determined that such person is entitled to be indemnified by SUPERVALU.
SUPERVALU’s amended and restated bylaws provide that SUPERVALU may, to the fullest extent permitted by applicable law from time to time in effect, indemnify any and all persons whom SUPERVALU shall have power to indemnify under applicable law from and against any and all of the expenses, liabilities or other matters referred to in or covered by applicable law, if and whenever the Board deems it to be in the best interest of SUPERVALU to do so.
In June 2018, the Board approved entering into customary indemnification agreements with our directors and officers providing for indemnification and expense reimbursement by SUPERVALU in certain circumstances.
SUPERVALU maintains directors’ and officers’ liability insurance that covers certain liabilities and expenses of its directors and officers and that covers SUPERVALU for reimbursement of payments to its directors and officers in respect of such liabilities and expenses.
Forum for Adjudication of Disputes
SUPERVALU’s amended and restated bylaws provide that unless SUPERVALU consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring any of the following shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants: (a) any derivative action or proceeding brought on behalf of SUPERVALU; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of SUPERVALU to the Company or SUPERVALU’s stockholders; (c) any action asserting a claim arising pursuant to any provisions of the DGCL or SUPERVALU’s amended and restated certificate of incorporation or amended and restated bylaws; or (d) any action asserting a claim governed by the internal affairs doctrine.
Transfer Agent
The transfer agent for SUPERVALU common stock is EQ Shareowner Services.
The NYSE Listing
SUPERVALU common stock is listed on the NYSE under the symbol “SVU.”
Description of SUPERVALU Enterprises Capital Stock
General
SUPERVALU Enterprises is also incorporated in the State of Delaware. The rights of stockholders of SUPERVALU Enterprises will generally be governed by Delaware law and SUPERVALU Enterprises’s amended and restated certificate of incorporation and amended and restated bylaws. The following is a summary of the material provisions of SUPERVALU Enterprises’s amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective as of the effective time of the reorganization merger pursuant to the Reorganization Agreement. This summary is not complete and is qualified by reference to Delaware statutory and common law and the full texts of such documents, which are attached as Appendix B and Appendix C, respectively, to this Proxy Statement/Prospectus.
At the effective time of the reorganization merger, shares of SUPERVALU common stock (other than treasury shares) will be converted on a one-for-one basis into shares of SUPERVALU Enterprises common stock. The rights of SUPERVALU stockholders are currently governed by the DGCL and common law, SUPERVALU’s amended and restated certificate of incorporation and SUPERVALU’s amended and restated bylaws. The rights of SUPERVALU Enterprises stockholders after the completion of the reorganization merger will continue to be governed by the DGCL and common law, and will be governed by SUPERVALU Enterprises’s amended and restated certificate of incorporation and amended and restated bylaws, which, other than the name of the entity, updated information regarding the registered agent, the incorporator and the initial number of directors, and certain dates, will be identical to SUPERVALU’s amended and restated certificate of incorporation and amended and restated bylaws. As a result, there will be no comparative difference under the DGCL or the governing documents in the rights of holders of SUPERVALU Enterprises common stock and SUPERVALU common stock.
Upon the completion of the reorganization merger, the authorized capital of SUPERVALU Enterprises will be 57,142,857 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, no par value per share. All of the shares issued and outstanding upon completion of the reorganization merger will be fully paid and nonassessable.
Upon completion of the reorganization merger, the number of shares of SUPERVALU Enterprises common stock that will be outstanding will be equal to the number of shares of SUPERVALU common stock outstanding immediately prior to the reorganization merger.
Transfer Agent
We expect that the transfer agent for SUPERVALU Enterprises common stock will be EQ Shareowner Services.
The NYSE Listing
We expect that SUPERVALU Enterprises common stock will be listed on the NYSE under the symbol “SVU.”
Certain Anti-Takeover Effects
Certain provisions of SUPERVALU’s amended and restated certificate of incorporation, its amended and restated bylaws, and Delaware law could have the effect of delaying or preventing a third party from acquiring the Company. These provisions are intended to reduce SUPERVALU’s vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of SUPERVALU’s outstanding shares, or an unsolicited proposal for its restructuring or sale of all or part of its business. Because the amended and restated certificate of incorporation and amended and restated bylaws of SUPERVALU Enterprises that will govern rights of stockholders of SUPERVALU Enterprises following the reorganization merger will be identical to the amended and restated certificate of incorporation and amended and restated bylaws of SUPERVALU, other than the name of the entity, updated information regarding the registered agent, the incorporator and the initial number of directors, and certain dates, these provisions will continue to apply with respect to SUPERVALU Enterprises following the reorganization merger.
Authorized but Unissued Shares of Capital Stock
SUPERVALU’s authorized but unissued shares of common stock are available for the Board to issue without stockholder approval. SUPERVALU may use the additional authorized shares of common stock for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of SUPERVALU’s authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or other transaction.
As noted above, the Board can, without approval of stockholders, issue one or more series of preferred stock. In some cases, the issuance of preferred stock could delay, defer or prevent a change in control of SUPERVALU and make it harder to remove present management, without further action by SUPERVALU stockholders. Under some circumstances, preferred stock could also decrease the amount of earnings and assets available for distribution to holders of SUPERVALU common stock if SUPERVALU liquidates or dissolves and could also restrict or limit dividend payments to holders of SUPERVALU common stock.
Certain Business Combination Restrictions
Section 203 of the DGCL protects publicly traded Delaware corporations, such as SUPERVALU, from hostile takeovers, and from actions following a hostile takeover, by prohibiting some transactions once a potential acquirer has gained a significant holding in the corporation. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding, those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•
on or after such date, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an “interested stockholder” being defined as a person who, together with affiliates and associates, owns (or who is an affiliate or associate of the corporation and did own within three years prior to the date of determination whether the person is an “interested stockholder”) 15% or more of the corporation’s voting stock.
A corporation may elect not to be governed by Section 203 of the DGCL. Neither SUPERVALU’s amended and restated certificate of incorporation nor amended and restated bylaws contain the election not to be governed by Section 203 of the DGCL. Therefore, SUPERVALU is governed by Section 203 of the DGCL.
Vote on Certain Fundamental Issues
In addition to the voting requirements of Section 203 of the DGCL, SUPERVALU’s amended and restated certificate of incorporation requires that certain combinations, including certain mergers or consolidations, sales, leases, exchanges or other dispositions of SUPERVALU’s assets, and issuances or transfers of securities of SUPERVALU to any other corporation, person or other entity, be approved by the affirmative vote of the holders of:

•	at least 75% of the outstanding shares of capital stock of SUPERVALU entitled to vote generally in the election of directors, considered as one class, and

•	at least a majority of the outstanding shares of capital stock of SUPERVALU that are not beneficially owned by such corporation, person or other entity, if, as of the record date, such other corporation, person or entity is the “beneficial owner” (or any affiliate or associate of the “beneficial owner”) of 5% or more of the outstanding shares of capital stock of SUPERVALU entitled to vote generally in the election of directors (considered as one class).
These approvals are not required for a transaction:

•
with another corporation, if a majority, by vote, of the outstanding shares of all classes of capital stock of such other corporation entitled to vote generally in the election of directors, considered as one class, is owned of record or beneficially by SUPERVALU and/or its subsidiaries; or

•
with another corporation, person or other entity, if the Board shall by resolution have approved a memorandum of understanding with such other corporation, person or other entity with respect to and substantially consistent with such transaction prior to the time such other corporation, person or other entity became the beneficial owner of 5% or more of the outstanding shares of capital stock of SUPERVALU entitled to vote generally in the election of directors.

Amendments to Constituent Documents
Delaware law provides that an amendment to a corporation’s certificate of incorporation requires that its board of directors adopt a resolution setting forth the proposed amendment and declaring its advisability, and that a majority of the voting power of the then outstanding capital stock of the corporation approve the amendment, although the certificate of incorporation may provide for a greater vote.
SUPERVALU’s amended and restated certificate of incorporation provides that SUPERVALU has the right to amend the amended and restated certificate of incorporation in any manner now or hereafter provided by law. Further, under

SUPERVALU’s amended and restated certificate of incorporation, the Board is expressly authorized to make, amend, alter, change, add to or repeal bylaws of SUPERVALU, without any action on the part of the stockholders. The bylaws made by the directors may be amended, altered, changed, added to or repealed by the stockholders. Any specific provision in the amended and restated bylaws regarding amendment thereof is controlling.
In addition, SUPERVALU’s amended and restated certificate of incorporation requires the affirmative vote of (i) at least 75% of the outstanding shares of capital stock of SUPERVALU entitled to vote generally in the election of directors and (ii) at least a majority of the outstanding shares of capital stock of SUPERVALU entitled to vote generally in the election of directors (exclusive of all voting stock of SUPERVALU beneficially owned by a corporation, person or entity, who is, as of the record date, the beneficial owner of 5% or more of the outstanding shares of capital stock of SUPERVALU entitled to vote generally in the election of directors) to amend, alter, change or repeal the provisions described above under “— Vote on Certain Fundamental Issues.”
SUPERVALU’s amended and restated bylaws provide that they may be altered, amended or repealed at any meeting of the Board by a vote of the majority of the whole Board or any meeting of the stockholders at which a quorum is present by the vote of a majority of the shares voting at the meeting. Notwithstanding the above, SUPERVALU’s amended and restated bylaws require the affirmative vote of the holders of at least 75% of the stock of SUPERVALU entitled to vote (considered for the purpose as one class) or a majority of the whole Board to amend or rescind the provision of the amended and restated bylaws that governs the number, election and term of office of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
SUPERVALU’s amended and restated bylaws provide that only business properly brought before an annual or special meeting of stockholders will be considered at the meeting. The proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to SUPERVALU’s notice of meeting, (ii) by or at the direction of the Board, or (iii) by any stockholder of SUPERVALU who was a stockholder of record at the time of giving of notice, who is entitled to vote at the meeting and who complied with the notice procedures described below.
For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of SUPERVALU and the business must be a proper matter for stockholder action. SUPERVALU’s amended and restated bylaws provide that to be timely, a stockholder’s notice must be delivered to the secretary at the principal executive offices of SUPERVALU not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to SUPERVALU’s notice of meeting.
The amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm retained to audit SUPERVALU’s consolidated financial statements and our internal controls over financial reporting. The Audit Committee has appointed KPMG as SUPERVALU’s independent registered public accounting firm for the fiscal year ending February 23, 2019. KPMG has been retained as SUPERVALU’s independent auditor continuously since fiscal 1999. The Audit Committee is responsible for the approval of the audit fee associated with the retention of KPMG. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with each mandated rotation of the independent auditor’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of KPMG’s new lead engagement partner. The members of the Audit Committee and our Board of Directors believe that the continued retention of KPMG to serve as SUPERVALU’s independent registered public accounting firm is in the best interests of our stockholders.
Stockholder ratification of the appointment of KPMG as our independent registered public accounting firm is not required by our amended and restated bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of SUPERVALU and its stockholders.
A representative of KPMG will be present at the Annual Meeting with the opportunity to make a statement if he or she desires and will be available to respond to questions from stockholders.
The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG LLP as the independent registered public accounting firm.

PROPOSAL 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required by the Exchange Act, at the 2017 Annual Meeting of Stockholders, we provided our stockholders with an advisory vote on the frequency of conducting an advisory vote on the compensation of our NEOs. Consistent with the stockholders’ preference expressed in voting at the 2017 Annual Meeting of Stockholders, our Board of Directors determined that an advisory vote on the compensation of SUPERVALU’s NEOs will continue to be conducted every year. Therefore, we are providing stockholders with an advisory (nonbinding) vote on the compensation of our NEOs as disclosed in this Proxy Statement/Prospectus in accordance with the SEC’s rules.
As described in detail under the heading “Compensation Discussion and Analysis — Compensation Philosophy & Pay-for-Performance,” our executive compensation programs are designed to align compensation with long-term stockholder value, reward effective strategic leadership and ensure that the majority of compensation opportunities are a result of pay-for-performance. Please read the “Compensation Discussion and Analysis” for additional details about the Company’s executive compensation programs, including information about the compensation of our NEOs for fiscal 2018.
The Company is presenting the following proposal, which gives stockholders the opportunity to endorse or not endorse our pay program for NEOs by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and, therefore, will not bind us to take any particular action, our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding the Company’s compensation programs.
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the related narrative executive compensation disclosures contained in the Proxy Statement/Prospectus.”
The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement/Prospectus.

PROPOSAL 5: BLACKWELLS AIRCRAFT PROPOSAL
Blackwells has informed the Company that it intends to submit the following proposal for a stockholder vote at this Annual Meeting:
“RESOLVED, that stockholders of SuperValu Inc. (“SuperValu”) ask the Leadership Development and Compensation Committee of SuperValu’s board of directors (the “Committee”) to provide more robust disclosure concerning the use of SuperValu’s corporate aircraft on an annual ongoing basis in SuperValu’s proxy statement. Such disclosure (the “Disclosure”) should include information regarding each and every flight (the “Flights”) in which (i) a member of the Board was a passenger; (ii) a passenger was present who is not an employee or director of the Company; or (iii) a passenger was present who was not flying for Company business purposes. The Disclosure for the Flights shall include, with respect to each Flight, (a) the list of passengers, (b) the origin and destination of the Flight, (c) the date of the Flight, (d) the total cost of the Flight (including direct operating expenses as well as an allocated portion of fixed expenses related to the corporate aircraft) and (e) the range of prices for a fully refundable, business or first class plane ticket offered by commercial airlines for travel between the origin and destination on the same day of travel.”
The Board of Directors recommends a vote “AGAINST” the Blackwells proposal.
The Board has carefully considered the Blackwells proposal and, for the reasons described below, believes that the requested disclosure (1) is unnecessary in light of applicable disclosure rules and SUPERVALU’s existing aircraft-related disclosure, (2) provides no incremental benefit to stockholders in light of SUPERVALU’s detailed policies regarding personal use of the corporate aircraft and reimbursement that are already in place, and (3) would be administratively burdensome and could put the Company at a competitive disadvantage to its peers, with no corresponding benefit to the Company and our stockholders.
SUPERVALU’s aircraft-related disclosure is already robust. As an initial matter, the Company already provides robust disclosure on the use of SUPERVALU’s corporate aircraft by non-employee directors, executive officers and other employees. The Company’s corporate aircraft use policy, as it applies to the Company’s non-employee directors, executive officers and other employees, has been clearly and consistently disclosed on an annual basis in the Company’s proxy statement, as described in each of the following sections of this Proxy Statement/Prospectus: “Director Compensation — Reimbursements and Expenses,” “Compensation Discussion and Analysis — Other Benefits — Perquisites” and “Executive Compensation — Summary Compensation Table.” With respect to non-employee directors, we have disclosed that non-employee directors are only eligible to use the corporate aircraft for personal purposes if the corporate aircraft is already traveling on company business or at the direction of our Chief Executive Officer, and only if there is available space for such non-employee director. Additionally, we already disclose that spouses or significant others may be permitted to join our non-employee directors on the Company aircraft when approved by our Chief Executive Officer, and state clearly that the non-employee directors may incur income taxes in the event of any personal use, for which no reimbursement is provided by the Company. We also specify that non-employee directors are permitted to use the corporate aircraft to travel to and from Board and stockholder meetings, even though our directors generally use commercial air service. Finally, we note that, in compliance with applicable disclosure rules, we already disclose the incremental costs to the Company of any personal corporate aircraft usage by our non-employee directors (noting that in fiscal 2018, we incurred no such costs and, consequently, there was nothing to disclose).
Further, with respect to our Chief Executive Officer, Mark Gross, SUPERVALU’s employee letter agreement with Mr. Gross (as amended), and the related aircraft time sharing agreement, require Mr. Gross to reimburse SUPERVALU for any incremental or variable cost to the Company when he uses the corporate aircraft for personal travel above a fixed allowance each fiscal year, provided that personal use below such fixed allowance must be ancillary to his business use of the aircraft, and also require Mr. Gross to reimburse the Company for any incremental or variable cost of his personal use outside of such allowance. Any business use of the corporate aircraft takes precedence over any personal use by Mr. Gross. These agreements are publicly available. In addition to this transparency, the Company discloses in its annual proxy statement the incremental costs to the Company attributed to Mr. Gross’s personal use of the corporate aircraft that is not reimbursed by Mr. Gross, along with details as to how the Company calculates these incremental costs. We also disclose that the Company does not provide any reimbursement for income taxes incurred as a result of such personal use.
Finally, we also already disclose that employees generally are allowed to use the corporate aircraft for personal use when traveling to the same destination as the Chief Executive Officer, that the Chief Executive Officer may approve an employee’s significant other accompanying the employee, when the employee is traveling for personal or business purposes, and that any imputed income to an employee for personal use will be reported as income to the employee for which no reimbursement is provided by the Company. We believe all of this disclosure is appropriate and compliant with applicable requirements, and provides all material information necessary for our stockholders to understand our directors’ and employees’ aircraft-related benefits.
Blackwells has not articulated a meaningful rationale to support its proposal for extensive additional disclosure. The Company’s corporate aircraft policy, and the disclosure thereof, is consistent with the policies of other companies with corporate aircraft and applicable disclosure requirements. Additionally, prior to entering into the aircraft time sharing agreement with Mr. Gross, the Company engaged outside counsel and the Leadership Development and Compensation Committee consulted with its independent compensation consultant, Exequity, to review the agreement for consistency with general market practice for corporate aircraft arrangements.
Further, the Company’s non-employee directors, executives and employees use the corporate aircraft in accordance with the Company’s disclosed corporate aircraft policies, and Blackwells has not cited any evidence of abuse. As previously disclosed, while our non-employee directors are permitted to use the corporate aircraft for limited purposes, they generally use commercial air service and did not use the corporate aircraft in fiscal 2018. Similarly, Mr. Gross has used the corporate aircraft for personal use on limited occasions in fiscal 2018, and the incremental cost of such unreimbursed use to the Company was only $15,283, as reported in the “All Other Compensation” column of the Summary Compensation Table included in this Proxy Statement/Prospectus in accordance with applicable disclosure rules. See “Executive Compensation — Summary Compensation Table.”
The detailed disclosure that Blackwells is proposing regarding Company aircraft use would be off-market and administratively burdensome, and could put the Company at a competitive disadvantage. Tracking, reporting and incorporating this detailed information into the annual proxy statement would require a burdensome expenditure of resources by the Company, without any clear benefit to the Company’s stockholders. In addition, the disclosure requested by Blackwells, which would include flights that are purely for business purposes, could reveal sensitive competitive and operating information to the Company’s detriment. For example, the Blackwells disclosure could result in a competitor learning of – and potentially interfering with – a potential acquisition target, new business partner or development of a customer relationship before the matter is finalized and ready to be publicized due to the disclosed information about the flight destinations and the passengers.
Conclusion. In light of the Company’s clear policies regarding personal use of corporate aircraft, its disclosure of such policies, lack of any evidence of abuse of such policies by the Company’s non-employee directors, executive officers or other employees, existing rules requiring disclosure of the incremental cost to the Company of personal use of the Company aircraft by the Company’s non-employee directors and executive officers, and the administrative expense and competitive detriment associated with providing the expansive disclosure proposed by Blackwells, the additional disclosure proposed to be required by Blackwells would not result in any meaningful benefit for the Company’s stockholders.
For the reasons set forth above, the Board of Directors recommends a vote “AGAINST” the Blackwells aircraft proposal.

VALIDITY OF SHARES
The validity of the SUPERVALU Enterprises common stock to be issued to SUPERVALU stockholders in the reorganization merger will be passed upon by Wachtell, Lipton, Rosen & Katz.
EXPERTS
The consolidated financial statements of SUPERVALU INC. and subsidiaries as of February 24, 2018 and February 25, 2017, and for each of the three years in the three-year period ended February 24, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of February 24, 2018 have been incorporated by reference herein in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Associated Grocers of Florida, Inc. and subsidiaries as of July 29, 2017 and July 30, 2016 and for each of the fiscal years in the two-year period ended July 29, 2017 incorporated herein by reference to the Current Report of SUPERVALU INC. on Form 8-K/A have been audited by RSM US LLP, an independent registered public accounting firm, as stated in its report thereon, incorporated herein by reference, and have been incorporated in this Proxy Statement/Prospectus in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Unified Grocers, Inc. and subsidiaries as of October 1, 2016 and October 3, 2015, and for each of the three years in the period ended October 1, 2016, have been incorporated by reference herein in reliance upon the report of Moss Adams LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
OTHER INFORMATION
SUPERVALU Mailing Address
The mailing address of our principal executive offices is: SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.
Stockholder Proposals and Nominations for the 2019 Annual Meeting
Proposals for Inclusion in the Company’s Proxy Statement. In accordance with rules of the SEC, all proposals of stockholders that are requested to be included in SUPERVALU’s proxy statement for the 2019 Annual Meeting of Stockholders must be received by the Corporate Secretary at our principal executive offices on or before March 4 , 2019, 120 days before the one-year anniversary of the mailing date of this Proxy Statement/Prospectus for the 2018 Annual Meeting of Stockholders.
Director Nominations for Inclusion in the Company’s Proxy Statement. Pursuant and subject to the proxy access provisions in our amended and restated bylaws, a stockholder or group of up to 20 stockholders that has held at least three percent of our outstanding common stock continuously for at least three years may nominate and include in the Company’s proxy statement director nominees constituting up to the greater of two directors or 20% of the Board. Stockholder requests to include stockholder-nominated directors in our proxy statement for the 2019 Annual Meeting of Stockholders must be given in writing to the Corporate Secretary and received at our principal executive offices no later than the close of business on April 18, 2019 and no earlier than March 19, 2019. Any stockholder nomination made pursuant to the proxy access provisions in our amended and restated bylaws must contain specific information required by our amended and restated bylaws, a copy of which is available on SUPERVALU’s website at www.supervalu.com. Click on the “Investors” link and then the caption “Corporate Governance.”
Other Proposals and Nominations. In accordance with our amended and restated bylaws, any other stockholder proposals or director nomination to be presented at the 2019 Annual Meeting of Stockholders must be given in writing to the Corporate Secretary and received at our principal executive offices no later than the close of business on April 18, 2019 and no earlier than March 19, 2019; provided that if the number of directors to be elected to our Board of Directors is increased and we make no public announcement naming all of the nominees for director or specifying the size of the increase by at least May 8, 2019, a stockholder proposal will be deemed timely solely with respect to nominees for any new positions created by such increase in the size of the Board as long as the proposal is delivered to our Corporate Secretary at our principal executive offices not later than the close of business on the tenth day following the day on which we first make such a public announcement. The proposal or nomination must contain specific information required by our amended and restated bylaws, a copy of which is available on SUPERVALU’s website at www.supervalu.com. Click on the “Investors” link and then the caption “Corporate Governance.”

Communications with the Board of Directors
Any interested parties who desire to communicate with the Board of Directors, the non-employee members of the Board of Directors or any individual member of the Board of Directors may do so by sending a letter addressed to the director or directors in care of the Corporate Secretary at the mailing address above. All such correspondence will be forwarded to the appropriate director or directors.
Codes of Business Conduct
SUPERVALU has adopted a Code of Business Conduct that applies to its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions and all other employees, and a Code of Business Conduct and Ethics that applies to its directors. The Codes are available on SUPERVALU’s website at www.supervalu.com. Click on the “Investors” link and then the caption “Corporate Governance.” Copies of the Codes are also available to any stockholder who submits a request to the Corporate Secretary at the mailing address above.
Expenses of Solicitation
We will pay the costs of preparing, printing and mailing the Notice of Annual Meeting of Stockholders and this Proxy Statement/Prospectus, including the reimbursement to banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners.
We have retained Innisfree M&A Incorporated (“Innisfree”) to help solicit proxies from stockholders for this Annual Meeting for an estimated fee of up to $625,000, plus reimbursement for certain calls made to our retail stockholders and for certain out-of-pocket expenses. Innisfree estimates that approximately 50 of its employees will assist in this proxy solicitation, which they may conduct by personal interview, mail, telephone, facsimile, email, other electronic channels of communication, or otherwise. The Company has agreed to indemnify Innisfree against certain liabilities relating to or arising out of its engagement.
In addition to the use of the mail, proxies may be solicited personally, via the Internet or by telephone or facsimile by our regular employees without additional compensation, as well as by employees of Innisfree. Appendix D under the heading “Certain Officers and Other Employees” sets forth information relating to certain of our directors, officers and employees who are considered “participants” in this proxy solicitation under the rules of the SEC by reason of their position or because they may be soliciting proxies on our behalf.
As a result of the proxy contest initiated by Blackwells, we expect to incur and bear costs in connection with the solicitation of proxies in excess of expenses normally spent for an annual meeting in which there is not a proxy contest, which are currently estimated to total approximately $4 million. These additional solicitation costs are expected to include additional fees payable to our proxy solicitor; fees of outside counsel and other advisors to advise us in connection with a contested solicitation of proxies; and increased mailing costs, such as the costs of additional mailings of solicitation material to stockholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of our common stock. To date, we have incurred approximately $500,000 of these solicitation costs.
Section 16(a) Beneficial Ownership Reporting Compliance
The rules of the SEC require our directors, executive officers and holders of more than 10% of our common stock to file reports of stock ownership and changes in ownership with the SEC. Based solely on a review of the Section 16 reports filed by our directors and executive officers and written representations of our directors and executive officers, we believe that our directors and executive officers complied with all Section 16(a) filing requirements for fiscal year 2018.
Householding
Only one copy of each of our Annual Report to Stockholders and this Proxy Statement/Prospectus has been sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. This procedure is referred to as “householding.” We have been notified that certain intermediaries (banks or brokers) will also household proxy materials. A separate WHITE proxy card is included in the proxy materials for each of these stockholders.
We will deliver promptly, upon oral or written request, separate copies of the Annual Report and Proxy Statement/Prospectus to any stockholder at the same address. If you wish to receive separate copies of one or both of these documents, or if you do not wish to participate in householding in the future, you may write to our Corporate Secretary at SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440, or call (952) 828-4000. You may contact your bank or broker to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and

Proxy Statement may request delivery of a single copy of each document by writing or calling us at the address or telephone number above or by contacting their bank or broker (provided the bank or broker has determined to household proxy materials).
Requests for Copies of Annual Report
SUPERVALU will furnish to stockholders, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended February 24, 2018, as filed with the SEC, upon receipt of a written request addressed to our Corporate Secretary at SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.
Owners of Shares Held in Street Name: Check the information provided to you in the proxy materials mailed to you by your bank or broker.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
SUPERVALU Enterprises filed a registration statement on Form S-4 to register with the SEC the shares of SUPERVALU Enterprises common stock that our stockholders will receive in connection with the reorganization if the reorganization is completed. This Proxy Statement/Prospectus is a part of that registration statement and constitutes a Prospectus of SUPERVALU Enterprises and a Proxy Statement of SUPERVALU for its Annual Meeting.
This Proxy Statement/Prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC and we refer you to the omitted information. The statements this Proxy Statement/Prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its website.
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of that information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at
1-800-SEC-0330 or 202-942-8090. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is www.sec.gov. These reports, proxy statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.supervalu.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this Proxy Statement/Prospectus or our other securities filings and is not a part of these filings.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information into this Proxy Statement/Prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents and reports listed below filed by SUPERVALU with the SEC (File No. 1-5418):

•	our Annual Report on Form 10-K for the fiscal year ended February 24, 2018 filed with the SEC on April 24, 2018, as amended by the Form 10-K/A filed with the SEC on June 12, 2018;

•
the audited consolidated financial statements of Unified Grocers, Inc. as of and for the year ended October 1, 2016 included as Exhibit 99.2 and the unaudited consolidated financial statements of Unified Grocers, Inc. as of April 1, 2017 and October 1, 2016 and for the twenty-six weeks ended April 1, 2017 and April 2, 2016 included as Exhibit 99.1 to our Current Report on Form 8-K/A (Amendment No. 1) filed with the SEC on September 8, 2017;

•
the audited consolidated financial statements of Associated Grocers of Florida, Inc. as of and for the fiscal years ended July 29, 2017 and July 30, 2016 included as Exhibit 99.1 to our Current Report on Form 8-K/A (Amendment No. 1) filed with the SEC on February 23, 2018; and

•	our Current Reports on Form 8-K filed with the SEC on February 27, 2018, April 5, 2018 and June 12, 2018.
We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise indicated therein) after the date of this Proxy Statement/Prospectus and prior to the expiration or termination of the registration statement of which this Proxy Statement/Prospectus is a part. The information contained in any such document will be considered part of this Proxy Statement/Prospectus from the date the document is filed with the SEC.
Any statement made in a document incorporated by reference into this Proxy Statement/Prospectus is deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement in this Proxy Statement/Prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes such statement. Any statement made in this Proxy Statement/Prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference into this Proxy Statement/Prospectus, modifies or supersedes such statement.

We will provide, without charge, to each person to whom a copy of this Proxy Statement/Prospectus has been delivered, a copy of any and all of the documents referred to herein that are summarized in this Proxy Statement/Prospectus, if such person makes a written or oral request directed to SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440, Attention: Investor Relations, telephone (952) 828-4000. You may also access our reports and documents via the Internet at www.supervalu.com. Information on our website (other than those documents specifically incorporated by reference above) does not form a part of this Proxy Statement/Prospectus.

APPENDIX A
AGREEMENT AND PLAN OF MERGER
OF
SUPERVALU INC.,
SUPERVALU ENTERPRISES, INC.
AND
SUPERVALU MERGER SUB, INC.
This Agreement and Plan of Merger (this “Agreement”), dated as of June 7, 2018, is made by and among SUPERVALU INC., a Delaware corporation (“SUPERVALU”), SUPERVALU Enterprises, Inc., a Delaware corporation (“SUPERVALU Enterprises”), and SUPERVALU Merger Sub, Inc., a Delaware corporation (the “Merger Sub”).
RECITALS:
WHEREAS, as of the date hereof, the authorized capital stock of SUPERVALU consists of (i) 57,142,857 shares of common stock, par value $0.01 per share (the “SUPERVALU Common Stock”), of which approximately 38,618,556 shares are issued and outstanding and 79,445 shares are held in treasury, and (ii) 1,000,000 shares of preferred stock, no par value, of which no shares are outstanding;
WHEREAS, as of the date hereof, the authorized capital stock of SUPERVALU Enterprises consists of (i) 57,142,857 shares of common stock, par value $0.01 per share (the “SUPERVALU Enterprises Common Stock”), of which 1,000 shares are issued and outstanding and held by SUPERVALU, and (ii) 1,000,000 shares of preferred stock, no par value, of which no shares are outstanding;
WHEREAS, as of the date hereof, all of the issued and outstanding common stock of the Merger Sub (“Merger Sub Common Stock”) is held by SUPERVALU Enterprises;
WHEREAS, SUPERVALU Enterprises and Merger Sub are newly formed entities, and Merger Sub was organized for the purposes of participating in the transactions herein contemplated;
WHEREAS, the Board of Directors of each of SUPERVALU, SUPERVALU Enterprises and Merger Sub has unanimously determined that it is advisable and in the best interests of their respective stockholders to reorganize to create a new holding company structure by merging Merger Sub with and into SUPERVALU, with SUPERVALU being the surviving entity (sometimes hereinafter referred to as the “Surviving Corporation”), and converting each outstanding share of SUPERVALU Common Stock into one share of SUPERVALU Enterprises Common Stock, all in accordance with the terms of this Agreement;
WHEREAS, the Board of Directors of each of SUPERVALU, SUPERVALU Enterprises and Merger Sub has approved this Agreement and the Merger;
WHEREAS, the Board of Directors of each of SUPERVALU and Merger Sub has declared advisable this Agreement and the merger of SUPERVALU with Merger Sub upon the terms and subject to the conditions set forth in this Agreement, and the Board of Directors of each of SUPERVALU and Merger Sub has unanimously determined to recommend to its stockholder(s) the adoption of this Agreement and the approval of the Merger, subject to the terms and conditions hereof and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”);
WHEREAS, the sole stockholder of Merger Sub has approved this Agreement and the Merger; and
WHEREAS, for U.S. federal income tax purposes, the parties intend that (i) the Merger qualify either as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or an exchange described in Section 351 of the Code and (ii) that this Agreement shall constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).
AGREEMENT:
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, SUPERVALU, SUPERVALU Enterprises and Merger Sub, intending to be legally bound, hereby agree as follows:
1.Merger. Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into SUPERVALU, pursuant to and in accordance with Section 251(c) of the DGCL (the “Merger”), and, at the Effective

Time, the separate corporate existence of Merger Sub shall cease and SUPERVALU shall continue its existence as the Surviving Corporation pursuant to the DGCL.
2.Effects of the Merger. After satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, SUPERVALU, which shall be the Surviving Corporation, shall file a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and make all other filings or recordings required by Delaware law in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such other time as SUPERVALU may designate in the Certificate of Merger (the “Effective Time”). The Merger shall have the effects set forth in the DGCL.
3.Certificate of Incorporation; Bylaws; Directors and Officers. Subject to the terms and conditions of this Agreement, from and after the Effective Time: (a) the certificate of incorporation of the Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation unless and until amended in accordance with its terms and applicable law; (b) the bylaws of the Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation unless and until amended in accordance with their terms and applicable law; provided, however, that the name of the Surviving Corporation shall be SUPERVALU Operations, Inc. or such other name as is designated by SUPERVALU in the Certificate of Merger. Subject to the terms and conditions of this Agreement, from and after the Effective Time, the directors and officers of the Merger Sub shall be the directors and officers of the Surviving Corporation, to hold office until their successors have been duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
4.Directors and Officers of SUPERVALU Enterprises. Prior to the Effective Time, SUPERVALU in its capacity as the sole stockholder of SUPERVALU Enterprises, agrees to take or cause to be taken all such actions as are necessary to cause those persons serving as the directors and executive officers of SUPERVALU immediately prior to the Effective Time to be elected or appointed as the directors and executive officers of SUPERVALU Enterprises, each such person to have the same office(s) with SUPERVALU Enterprises (and the same committee memberships in the case of directors) as he or she held with SUPERVALU.
5.Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of the DGCL.
6.Cancellation of the Shares of SUPERVALU Enterprises; Conversion of the Shares of the Merger Sub; Conversion of Shares of SUPERVALU. At the Effective Time by virtue of the Merger and without any action on the part of SUPERVALU, SUPERVALU Enterprises or the Merger Sub: (a) each share of SUPERVALU Enterprises Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled, retired and shall cease to exist; (b) each share of Merger Sub Common Stock owned by SUPERVALU Enterprises will automatically be converted into, and thereafter represent, one share of the Surviving Corporation, which shall collectively constitute 100% of the common stock of the Surviving Corporation; and (c) each share of SUPERVALU Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held in treasury, which shall be automatically cancelled and retired without the payment of any consideration therefor) shall be automatically converted into one, duly issued, fully paid and nonassessable share of SUPERVALU Enterprises Common Stock (the “Merger Consideration”). From and after the Effective Time, holders of certificates formerly evidencing SUPERVALU Common Stock shall cease to have any rights as stockholders of SUPERVALU, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 7 herein.
7.No Surrender of Certificates; Direct Registration of SUPERVALU Enterprises Common Stock. At the Effective Time, each outstanding share of SUPERVALU Common Stock (other than any shares of SUPERVALU Common Stock to be cancelled in accordance with Section 6) shall automatically represent the same number of shares of SUPERVALU Enterprises Common Stock without any further act or deed by the stockholders of SUPERVALU. Unless and until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced SUPERVALU Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of SUPERVALU Enterprises Common Stock.
8.Assumption of SUPERVALU Awards. At the Effective Time, each (i) unexercised and unexpired compensatory option to purchase shares of SUPERVALU Common Stock (“SUPERVALU Option”), (ii) share of SUPERVALU Common Stock subject to vesting, repurchase or other lapse restrictions (“SUPERVALU Restricted Share”), (iii) restricted stock unit award in respect of shares of SUPERVALU Common Stock (“SUPERVALU RSU”), (iv) performance stock unit award in respect of shares of SUPERVALU Common Stock (“SUPERVALU PSU”), and (v) deferred stock unit award in respect of shares of SUPERVALU Common Stock (“SUPERVALU DSU” and, collectively with the SUPERVALU Options, SUPERVALU Restricted Shares, SUPERVALU RSUs and SUPERVALU PSUs, the “SUPERVALU Awards”), in each such case then outstanding under the SUPERVALU Inc. 2012 Stock Plan, the SUPERVALU Inc. Non-Employee Directors Deferred Stock Plan and the SUPERVALU

Inc. Directors’ Deferred Compensation Plan (2009 Statement) (collectively, the “SUPERVALU Plans”), whether or not then exercisable, will be assumed by SUPERVALU Enterprises. Each SUPERVALU Award so assumed by SUPERVALU Enterprises under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable SUPERVALU Plan and any award agreements thereunder immediately prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby) and per share exercise price, as applicable), except that each such SUPERVALU Award will be exercisable (or will become exercisable in accordance with its terms) for, or shall be denominated with reference to, that number of shares of SUPERVALU Enterprises Common Stock equal to the number of shares of SUPERVALU Common Stock that were subject to such SUPERVALU Award immediately prior to the Effective Time.
9.Assignment and Assumption of Agreements. Effective as of the Effective Time, SUPERVALU hereby assigns to SUPERVALU Enterprises, and SUPERVALU Enterprises hereby assumes and agrees to perform, all obligations of SUPERVALU pursuant to the SUPERVALU Plans and the award agreements with respect to outstanding SUPERVALU Awards granted thereunder. SUPERVALU and SUPERVALU Enterprises will take or cause to be taken all actions necessary or desirable to implement the assumption by SUPERVALU Enterprises of SUPERVALU Plans, each award agreement entered into pursuant thereto, and each SUPERVALU Award granted thereunder, all to the extent deemed appropriate by SUPERVALU and SUPERVALU Enterprises and permitted under applicable law.
10.Registration Statement; Proxy/Prospectus. Following the execution of this Agreement, SUPERVALU shall prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement in preliminary form relating to the Stockholders’ Meeting (as hereinafter defined) (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and SUPERVALU Enterprises shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement” and the prospectus contained in the Registration Statement together with the Proxy Statement, the “Proxy/Prospectus”), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the shares of SUPERVALU Enterprises Common Stock to be issued to the stockholders of SUPERVALU as the Merger Consideration.
11.Meeting of SUPERVALU Stockholders. SUPERVALU shall take all action necessary in accordance with the DGCL and SUPERVALU’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (together, the “SUPERVALU Charter Documents”) to call, hold and convene a meeting of its stockholders to consider the adoption of this Agreement (the “Stockholders’ Meeting”).
12.Successor Issuer; Name Change. It is the intent of the parties hereto that SUPERVALU Enterprises be deemed a “successor issuer” of SUPERVALU in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). At or after the Effective Time, SUPERVALU Enterprises shall (i) take such actions as are necessary under the DGCL to change its name “SUPERVALU INC.”, (ii) file an appropriate report on Form 8-K describing the Merger and the other transactions contemplated hereby and (iii) file appropriate pre-effective and/or post-effective amendments, as applicable, to any Registration Statements of SUPERVALU on Form S-3 or Form S-8. SUPERVALU, as the sole stockholder of SUPERVALU Enterprises, has approved the name change of SUPERVALU Enterprises to “SUPERVALU INC.” following the Merger.
13.Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:

a.
The Registration Statement relating to the shares of SUPERVALU Enterprises common stock to be issued in the Merger shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or, to the knowledge of SUPERVALU Enterprises or SUPERVALU, threatened by the SEC and not concluded or withdrawn. No similar proceeding with respect to the Proxy Statement shall have been initiated or, to the knowledge of SUPERVALU Enterprises or SUPERVALU, threatened by the SEC and not concluded or withdrawn;

b.
This Agreement and the Merger shall have been approved by the requisite affirmative vote of the stockholders of SUPERVALU at the Stockholders’ Meeting in accordance with the DGCL and SUPERVALU Charter Documents;

c.	The SUPERVALU Enterprises Common Stock to be issued pursuant to the Merger shall have been approved for listing by the New York Stock Exchange; and

d.
No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.
14.Amendment. At any time prior to the Effective Time, this Agreement may be amended, to the fullest extent permitted by applicable law, by an agreement in writing duly approved by the parties hereto.
15.Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by SUPERVALU if SUPERVALU should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of SUPERVALU or its stockholders. In the event of such termination and abandonment, this Agreement shall become null and void and none of SUPERVALU, SUPERVALU Enterprises, Merger Sub, their respective stockholders, directors or officers shall have any liability with respect to such termination and abandonment.
16.Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Merger and supersedes all prior agreements, written or oral, with respect thereto.
17.Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.
18.Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns
19.Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
20.Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.
21.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall be considered but one in the same document.
22.No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.
SUPERVALU:
SUPERVALU INC.,
a Delaware corporation
By: /s/ Mark Gross
Name: Mark Gross
Title: President and Chief Executive Officer

SUPERVALU ENTERPRISES:
SUPERVALU ENTERPRISES, INC.,
a Delaware corporation
By: /s/ Rob N. Woseth
Name: Rob N. Woseth
Title: Executive Vice President and Chief Financial Officer

MERGER SUB:
SUPERVALU MERGER SUB, INC.
a Delaware corporation
By: /s/ Stuart D. McFarland
Name: Stuart D. McFarland
Title: President and Secretary

APPENDIX B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SUPERVALU ENTERPRISES, INC.
SUPERVALU Enterprises, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

(1)	The name of the Corporation is SUPERVALU Enterprises, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 29, 2018.

(2)
This Amended and Restated Certificate of Incorporation, having been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the unanimous written consent of the stockholder of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, restates, integrates and amends the provisions of the currently existing Certificate of Incorporation of this Corporation, including as amended or supplemented heretofore. As so restated, integrated and amended, the Amended and Restated Certificate of Incorporation (hereinafter, this “Certificate of Incorporation”) reads as follows:

ARTICLE FIRST. The name of this Corporation is SUPERVALU Enterprises, Inc.
ARTICLE SECOND. Its registered office in the State of Delaware is to be located at 1209 Orange Street in the City of Wilmington, County of New Castle, and the name and address of its registered agent at such address is The Corporation Trust Company.
ARTICLE THIRD. The purpose of the Corporation is to engage in any lawful act or activity which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE FOURTH. Section 1. Authorized Classes of Stock. That the total number of shares of stock which this Corporation is authorized to issue is 58,142,857 shares, of which 57,142,857 shares of the par value of $0.01 per share are designated Common Stock and 1,000,000 shares of no par value are designated Preferred Stock (herein referred to as “Preferred Stock”). Shares of any class of stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.
Section 2. Description of Capital Stock. The following is a description of each of the classes of capital stock which the Corporation has authority to issue with the designations, preferences, voting powers and participating, optional or other special rights and the qualifications, limitations or restrictions thereof.
PREFERRED STOCK
A.Rights and Restrictions of Preferred Stock. Authority is hereby expressly vested in the Board of Directors of the Corporation, subject to the provisions of this Article Fourth and to the limitations prescribed by law, to authorize the issue from time to time of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board of Directors providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(1)	The number of shares constituting such series and the designation of such series.

(2)
The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of the Corporation’s capital stock, and whether such dividends shall be cumulative or noncumulative.

(3)
Whether the shares of such series shall be subject to redemption by the Corporation at the option of either the Corporation or the holder or both or upon the happening of a specified event, and, if made subject to any such redemption, the times or events, prices and other terms and conditions of such redemption.

(4)	The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

(5)
Whether or not the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation’s capital stock, and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments, and other terms and conditions of such conversions or exchanges.

(6)
The restrictions, if any, on the issue or reissue of any additional Preferred Stock, including increases or decreases in the number of shares of any series subsequent to the issue of shares of that series.

(7)	The rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(8)
Any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action, in addition to any voting powers required by law.

COMMON STOCK
B.Rights and Restrictions of Common Stock. The holders of the Common Stock shall have and possess all rights as stockholders of the Corporation, except as such rights may be limited by the preferences, rights, limitations and restrictions of the Preferred Stock. Subject to provisions of a resolution or resolutions of the Board of Directors establishing a series of Preferred Stock, dividends may be declared by the Board of Directors and paid from time to time out of any funds legally available there for. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, all assets and funds of the Corporation remaining after paying all amounts payable to the holders of Preferred Stock, as provided by a resolution or resolutions of the Board of Directors establishing a series of Preferred Stock, shall be distributed to the holders of Common Stock ratably according to the number of shares of Common Stock held.
OTHER PROVISIONS
C.Preemptive Rights. No holders of shares of any class or series of this Corporation shall have any preemptive rights to subscribe for any shares of any class or series of stock of this Corporation, whether now or hereafter authorized, or for any obligations convertible into shares of any class or series of stock of this Corporation, whether now or hereafter authorized.
D.Voting by Classes. Except as otherwise required by law or by the provisions of a resolution or resolutions of the Board of Directors establishing a series of Preferred Stock, all matters shall be voted upon without distinction as to classes or series of stock.
ARTICLE FIFTH. In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
(a)To make, amend, alter, change, add to or repeal Bylaws of this Corporation, without any action on the part of the stockholders. The Bylaws made by the directors may be amended, altered, changed, added to or repealed by the stockholders. Any specific provision in the Bylaws regarding amendment thereof shall be controlling.
(b)By resolution passed by a majority of the whole board, to designate two or more directors to constitute an Executive Committee, which committee shall have and exercise (except when the Board of Directors shall be in session) such powers and rights of the Board of Directors in the management of the business and affairs of this Corporation as may be provided in the Bylaws or in said resolution, and shall have power to authorize the seal of this Corporation to be affixed to all papers which may require it.
ARTICLE SIXTH. Section 1. Special Vote for Certain Combinations. Except as otherwise expressly provided in Section 2 of this Article:

(i)	any merger or consolidation of the Corporation with or into any other corporation;

(ii)	any sale, lease, exchange or other disposition of all or any substantial part of the assets of the Corporation to or with any other corporation, person or other entity;

(iii)
the issuance or transfer of any securities of the Corporation to any other corporation, person or other entity in exchange for assets or securities or a combination thereof (except assets or securities or a combination thereof so acquired in a single transaction or a series of related transactions having an aggregate fair market value of less than $5,000,000); or

(iv)	the issuance or transfer of any securities of the Corporation to any other corporation, person or other entity for cash,

shall require the affirmative vote of the holders of

(a)	at least 75% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purposes of this Article as one class, and

(b)	at least a majority of the outstanding shares of capital stock of the Corporation which are not beneficially owned by such corporation, person or other entity, if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purposes of this Article as one class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or in any agreement with any national securities exchange.
Section 2. Special Vote Not Required. The provisions of this Article shall not apply to any transaction described in clauses (i), (ii), (iii) or (iv) of Section 1 of this Article, (i) with another corporation if a majority, by vote, of the outstanding shares of all classes of capital stock of such other corporation entitled to vote generally in the election of directors, considered for this purpose as one class is owned of record or beneficially by the Corporation and/or its subsidiaries; or (ii) with another corporation, person or other entity if the Board of Directors of the Corporation shall by resolution have approved a memorandum of understanding with such other corporation, person or other entity with respect to and substantially consistent with such transaction prior to the time such other corporation, person or other entity became the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.
Section 3. Beneficial Ownership. For the purposes of this Article, a corporation, person or other entity shall be deemed to be the beneficial owner of any shares of capital stock of the Corporation (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i) above), by any other corporation, person or other entity (a) with which it or its “affiliate” or “associate” (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation or (b) which is its “affiliate” or “associate” as those terms were defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on May 1, 1976. For the purposes of this Article, the outstanding shares of any class of capital stock of the Corporation shall include shares deemed owned through the application of clauses (i) and (ii) of this Section 3 but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.
Section 4. Determination by Board of Directors. The Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Article, on the basis of information then known to it, whether (i) any corporation, person, or other entity beneficially owns, directly or indirectly, 5% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, or is an “affiliate” or an “associate” (as defined above) of another, (ii) any proposed sale, lease, exchange or other disposition of part of the assets of the Corporation involves a substantial part of the assets of the Corporation, (iii) assets or securities, or a combination thereof, to be acquired in exchange for securities of the Corporation, have an aggregate fair market value of less than $5,000,000 and whether the same are proposed to be acquired in a single transaction or a series of related transactions, and (iv) the memorandum of understanding referred to above is substantially consistent with the transaction to which it relates. Any such determination by the Board shall be conclusive and binding for all purposes of this Article.
Section 5. Amendment. Notwithstanding any other provision of this Certificate of Incorporation, or the Bylaws (and in addition to any other vote that may be required by law, this Certificate of Incorporation or the Bylaws), there shall be required to amend, alter, change or repeal, directly or indirectly, this Article Sixth the affirmative vote of (i) at least 75% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) and (ii) at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class), exclusive of all voting stock of the Corporation beneficially owned, directly or indirectly, by any corporation, person or entity which is, as of the record date for the determination of stockholders entitled to notice of such amendment, alteration, change or repeal and to vote thereon, the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class).
ARTICLE SEVENTH. The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation or the Bylaws, from time to time to amend the Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law.

ARTICLE EIGHTH. A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this Article Eighth shall not eliminate or limit the liability of a director to the extent provided by applicable law: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under section 174 of the General Corporation Law of the State of Delaware; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when this Article Eighth became effective. Any repeal or modification of the foregoing provisions of this Article Eighth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation is executed on behalf of the Corporation by one of its duly authorized officers and attested by its Corporate Secretary this [ ] day of [ ].

SUPERVALU ENTERPRISES, INC.

By: ________________________________
Name:
Title:
ATTEST:
By:______________________________
Name:
Title:

APPENDIX C

AMENDED AND RESTATED BYLAWS
OF
SUPERVALU ENTERPRISES, INC.

Section 9.05	Subsidiary Corporations..............................................................................................................	C-20
ARTICLE X.	Forum for Adjudication of Disputes...........................................................................................	C-20

Section 10.01	Forum..........................................................................................................................................	C-20

ARTICLE XI.	Miscellaneous...............................................................................................................................	C-20

Section 11.01	Periods of Time...........................................................................................................................	C-20
Section 11.02	Voting Securities Held by the Corporation.................................................................................	C-20
Section 11.03	Purchase and Sale of Securities..................................................................................................	C-20

ARTICLE XII.	Amendments...............................................................................................................................	C-20

Section 12.01	Amendments...............................................................................................................................	C-20

ARTICLE I.
Offices, Corporate Seal
Section 1.01    Registered Office. The registered office of the Corporation in Delaware shall be at 1209 Orange Street, Wilmington, Delaware, and the resident agent in charge thereof shall be The Corporation Trust Company.
Section 1.02    Corporate Seal. The corporate seal, if any, shall be circular in form and have inscribed thereon, the name of the Corporation, the year of its incorporation and the word “Delaware.”
ARTICLE II.
Meetings of Stockholders
Section 2.01    Place and Time of Meetings. Meetings of the stockholders may be held at such place and at such time as may be designated by the Board of Directors. In the absence of a designation of place, meetings shall be held at the principal executive office of the Corporation. In the absence of a designation of time, the meetings shall be held at 10:00 a.m. local time at the place where the meeting is to be held. Any previously scheduled annual or special meeting of the stockholders may be postponed by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting.
Section 2.02    Annual Meetings. The annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of any other proper business shall be held at such date, time and place as may be fixed by resolution of the Board of Directors.
Section 2.03    Special Meetings. Special meetings of the stockholders for any purpose or purposes shall be called only by the Secretary (but only at the written request of a majority of the total number of directors), the Chairman of the Board or the President. Stockholders shall have no power or right to call special meetings. The call of any special meeting shall state the purpose or purposes of the meeting. Business transacted at any special meeting shall be limited to the purposes stated in the call of such meeting.
Section 2.04    Quorum, Adjourned Meetings. The holders of a majority of the shares outstanding and entitled to vote shall constitute a quorum for the transaction of business at any annual or special meeting. If a quorum is not present at a meeting, those present shall adjourn to such day as they shall agree upon by majority vote; provided, however, that any annual or special meeting of stockholders, whether or not a quorum is present, may be adjourned from time to time by the Chairman of the meeting. Notice of any adjourned meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken. At adjourned meetings, any business may be transacted which might have been transacted at the meeting as originally noticed. If a quorum is present, the stockholders may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
Section 2.05    Organization. At each meeting of the stockholders, the Chairman of the Board or in such person’s absence the Lead Director, if then in existence, or in such person’s absence, a person designated by the Board shall act as Chairman; and the Secretary of the Corporation or in such person’s absence an Assistant Secretary or in such person’s absence any person whom the Chairman of the meeting shall appoint shall act as Secretary of the meeting.
Section 2.06    Order of Business. The order of business at all meetings of the stockholders shall be determined by the Chairman of the meeting. The Chairman of the meeting shall convene and adjourn the meeting and determine and announce the times at which the polls shall be opened and closed at the meeting.
Section 2.07    Voting. Except as may be provided in a resolution or resolutions of the Board of Directors establishing a series of Preferred Stock, and except as may be otherwise provided in the Certificate of Incorporation of the Corporation, each stockholder of the Corporation entitled to vote at a meeting of stockholders shall have one vote in person or by written proxy for each share of stock having voting rights held by him and registered in such person’s name on the books of the Corporation. Upon the request of any stockholder, the vote upon any question before a meeting shall be by written ballot, and all elections of directors shall be by written ballot. All questions at a meeting shall be decided by a majority vote of the number of shares entitled to vote represented at the meeting at the time of the vote except where otherwise required by statute, the Certificate of Incorporation or these Bylaws.
Persons holding stock in fiduciary capacity shall be entitled to vote the shares so held. Unless the Secretary of the Corporation has been furnished with a copy of governing instruments or orders which would cause other rules to be applicable, the following rules shall govern the voting of shares standing of record in the names of two or more persons (whether joint tenants, tenants in common, tenants by the entirety, fiduciaries, members of a partnership, or otherwise) or shares held in a fiduciary capacity in which two or more persons have the same fiduciary relationship respecting such shares:

(i)	If only one person shall vote, such person’s act shall bind all;

(ii)	If more than one person shall vote, the act of the majority voting shall bind all; and

(iii)
If more than one person shall vote, but the votes shall be evenly split on any particular matter, then, except as otherwise provided by statute, each fraction may vote the shares in question proportionately.

Section 2.08    Inspectors of Election. For each meeting of the stockholders, the Chairman of such meeting shall appoint one or more inspectors of election to act. Each inspector of election so appointed shall first subscribe an oath or affirmation to execute the duties of an inspector of election at such meeting with strict impartiality and according to the best of such person’s ability. Such inspectors of election, if any, shall take charge of the ballots at such meeting and after the balloting on any question shall count the ballots and shall make a report in writing to the Secretary of such meeting of the results thereof. An inspector of election need not be a stockholder of the Corporation, and any officer or employee of the Corporation may be an inspector of election on any question other than a vote for or against such person’s election to any position with the Corporation or on any other question in which such person may be directly interested.
Section 2.09    Notices of Meetings and Consents. Every stockholder may furnish the Secretary of the Corporation with an address at which notices of meetings and all other corporate communications may be served on or mailed to him. In the absence of such address, the address on the corporate share registry maintained by the transfer agent shall be sufficient for purposes of the hereinafter described notice. Except as otherwise provided by the Certificate of Incorporation or by statute, a written notice of each annual or special meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of such meeting to each stockholder of record of the Corporation entitled to vote at such meeting by delivering such notice of meeting to him personally or depositing the same in the United States mail, postage prepaid, directed to him at the post office address as provided above. Service of notice is complete upon mailing. Personal delivery to any officer of a corporation or association or to any member of a partnership is delivery to such corporation, association or partnership. To the extent permitted by the Delaware General Corporation Law, notice to a stockholder may be given by electronic transmission, and the Corporation may provide a single written notice to stockholders who share the same address. Every notice of a meeting of stockholders shall state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called.
Section 2.10    Proxies. Each stockholder entitled to vote at a meeting of stockholders or consent to corporate action without a meeting may authorize another person or persons to act for him by proxy by an instrument executed in writing or by an electronic transmission that meets the requirements of the Delaware General Corporation Law. If any such instrument or electronic transmission designates two or more persons to act as proxies, a majority of such persons present at the meeting, or, if only one shall be present, then that one shall have and may exercise all of the powers conferred by such instrument or electronic transmission upon all of the persons so designated unless the instrument or electronic transmission shall otherwise provide.
Section 2.11    Waiver of Notice. Notice of any annual or special meeting may be waived before, at or after such meeting in writing signed by the person or persons entitled to the notice or by electronic transmission to the extent permitted by the Delaware General Corporation Law. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transacting of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the stockholders need be specified in any written or electronic waiver of notice.
Section 2.12    Stockholder List. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder.
Section 2.13    Fixing Date for Determination of Stockholders of Record.
(a)    In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action (other than the expression of consent to corporate action in writing without a meeting of stockholders), the Board of Directors shall fix, in advance, a record date, which may not be more than 60 or not less than 10 days before the date of such meeting, nor more than 60 days prior to any other action.
(b)    A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 2.14    Stockholder Action by Written Consent. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within 10 days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.
Section 2.15    Notice of Stockholder Business and Nominations.
(a)    Annual Meetings of Stockholders. (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the Corporation’s notice of meeting, (B) by or at the direction of the Board of Directors or (C) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Section 2.15, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 2.15, or (D) by any Eligible Stockholder (as defined in Section 2.16 below) who complies with the procedures set forth in Section 2.16 below.
(2)    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(1) of this Section 2.15, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.
A stockholder’s notice to be proper must include: (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director (i) the name, age, business address and residence address of such person, (ii) the class, series and number of any shares of stock of the Corporation that are beneficially owned or owned of record by such person, (iii) the date or dates such shares were acquired and the investment intent of such acquisition, (iv) a completed and signed questionnaire, representation and agreement required by paragraph (a)(5) of this Section 2.15, and (v) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom; (C) as to the stockholder giving the notice and any Stockholder Associated Person, (i) the class, series and number of all shares of stock of the Corporation which are owned by such stockholder and by such Stockholder Associated Person, if any, (ii) the nominee holder for, and number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person, and (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any such Stockholder Associated Person with respect to any share of stock of the Corporation; (D) as to the stockholder giving the notice and any Stockholder Associated Person covered by clauses (B) or (C) of this paragraph (a)(2) of this Section 2.15, the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and current name and address, if different, and of such Stockholder Associated Person; and (E) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.
(3)    Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 2.15 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increase Board of Directors made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.15 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.
(4)    For purposes of this Section 2.15, “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person.
(5)    To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 2.15) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person: (A) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.
(b)    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (A) by or at the direction of the Board of Directors or (B) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section 2.15, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.15. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (a)(2) of this Section 2.15 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.
(c)    General. (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 2.15 or Section 2.16 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.15. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.15 or Section 2.16, as applicable, and, if any proposed nomination or business is not in compliance with this Section 2.15 or Section 2.16, as applicable, to declare that such defective proposal or nomination shall be disregarded.
(2)    For purposes of this Section 2.15 and Section 2.16, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(3)    Notwithstanding the foregoing provisions of this Section 2.15, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.15. Nothing in this Section 2.15 shall be deemed to affect any rights of (i) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) the holders of any series of Preferred Stock to elect directors under specified circumstances.
Section 2.16    Proxy Access for Stockholder Nominations.
(a)    Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 2.16, the Corporation shall include in its proxy statement for such annual meeting, in addition to any persons nominated for election by the Board of Directors or any committee thereof, the name, together with the Required Information (as defined below), of any person nominated for election (the “Stockholder Nominee”) to the Board of Directors by a stockholder or group of no more than 20 stockholders that satisfies the requirements of this Section 2.16 (the “Eligible Stockholder”) and that expressly elects at the time of providing the notice required by this Section 2.16 (the “Notice of Proxy Access Nomination”) to have such nominee included in the Corporation’s proxy materials pursuant to this Section 2.16. For purposes of this Section 2.16, the “Required Information” that the Corporation will include in its proxy statement is (1) the information provided to the Secretary of the Corporation concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, and (2) if the Eligible Stockholder so elects, a Supporting Statement (as defined below). The Required Information must be provided with the Notice of Proxy Access Nomination.
(b)    To be timely, the Notice of Proxy Access Nomination must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date that the Corporation distributed its proxy statement to stockholders for the previous year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the Notice of Proxy Access Nomination shall be timely if so delivered by the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the adjournment or postponement of an annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a Notice of Proxy Access Nomination pursuant to this Section 2.16.
(c)    The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (1) two or (2) 20% of the number of directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 2.16 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below 20%. In the event that one or more vacancies for any reason occurs on the Board of Directors after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the maximum number of Stockholder Nominees included in the Corporation’s proxy materials shall be calculated based on the number of directors in office as so reduced. For purposes of determining when the maximum number of Stockholder Nominees provided for in this Section 2.16 has been reached, each of the following persons shall be counted as one of the Stockholder Nominees: (1) any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 2.16 whose nomination is subsequently withdrawn, (2) any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 2.16 whom the Board of Directors decides to nominate for election to the Board of Directors and (3) any director in office as of the Final Proxy Access Nomination Date who was included in the Corporation’s proxy materials as a Stockholder Nominee for either of the two preceding annual meetings of stockholders (including any individual counted as a Stockholder Nominee pursuant to the immediately preceding clause (2)) and whom the Board of Directors decides to nominate for re-election to the Board of Directors. Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 2.16 shall rank such Stockholder Nominees based on the order in which the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials. In the event that the total number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.16 exceeds the maximum number of Stockholder Nominees provided for in this Section 2.16, the highest ranking Stockholder Nominee who meets the requirements of this Section 2.16 from each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of common stock of the Corporation each Eligible Stockholder disclosed as owned in its Notice of Proxy Access Nomination. If the maximum number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 2.16 from each Eligible Stockholder has been selected, then the next highest ranking Stockholder Nominee who meets the requirements of this Section 2.16 from each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials, and this process will continue as many times as necessary, following the same order each time, until the maximum number is reached.
(d)    In order to make a nomination pursuant to this Section 2.16, an Eligible Stockholder must have owned (as defined below) at least 3% of the Corporation’s outstanding common stock (the “Required Shares”) continuously for at least three years (the “Minimum Holding Period”) as of both the date the Notice of Proxy Access Nomination is delivered to the Secretary of the Corporation in accordance with this Section 2.16 and the record date for determining the stockholders entitled to receive notice of the annual meeting, and must continue to own the Required Shares through the date of the annual meeting. For purposes of this Section 2.16, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of common stock of the Corporation as to which the stockholder possesses both (1) the full voting and investment rights pertaining to the shares and (2) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares (A) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, (B) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, if, in any such case, such instrument or agreement has, or is intended to have, the purpose or effect of (i) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares and/or (ii) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or affiliate. A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which (1) the stockholder has loaned such shares, provided that the person has the power to recall such loaned shares on five business days’ notice and includes in its Notice of Proxy Access Nomination an agreement that it (A) will promptly recall such loaned shares upon being notified that any of its Stockholder Nominees will be included in the Corporation’s proxy materials and (B) will continue to hold such recalled shares through the date of the annual meeting or (2) the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the Corporation are “owned” for these purposes shall be determined by the Board of Directors or any committee thereof. For purposes of this Section 2.16, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.
(e)    To be in proper form for purposes of this Section 2.16, the Notice of Proxy Access Nomination must include or be accompanied by the following:
(1)    one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is delivered to or mailed and received by the Secretary of the Corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide, (A) within five business days after the record date for determining the stockholders entitled to receive notice of the annual meeting, one or more written statements from the record holder and such intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date and (B) immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the annual meeting;
(2)    a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;

(3)    the information and representations that would be required to be set forth in a stockholder’s notice of a nomination pursuant to Article II, Section 2.15 (including each Stockholder Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
(4)    a representation that the Eligible Stockholder (A) will continue to hold the Required Shares through the date of the annual meeting, (B) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent, (C) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) it is nominating pursuant to this Section 2.16, (D) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (E) has not distributed and will not distribute to any stockholder of the Corporation any form of proxy for the annual meeting other than the form distributed by the Corporation, (F) has complied and will comply with all laws and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the annual meeting (G) will file with the SEC any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act, and (H) has provided and will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make such information, in light of the circumstances under which it was or will be made or provided, not misleading;
(5)    an undertaking that the Eligible Stockholder agrees to (A) assume all liability stemming from any legal, regulatory or other violation arising out of communications with the stockholders of the Corporation by the Eligible Stockholder, its affiliates and associates or their respective agents and representatives, either before or after providing a Notice of Proxy Access Nomination pursuant to this Section 2.16, or out of the facts, statements or other information that the Eligible Stockholder or its Stockholder Nominee(s) provided or caused to be provided to the Corporation in connection with the inclusion of such Stockholder Nominee(s) in the Corporation’s proxy materials, and (B) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss, expense or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.16; and
(6)    a written representation and agreement from each Stockholder Nominee that such Stockholder Nominee (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Stockholder Nominee, if elected as a director of the Corporation, will act or vote on any issue or question that has not been disclosed to the Corporation or could limit or interfere with such Stockholder Nominee’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Stockholder Nominee that has not been disclosed to the Corporation, (C) has read and will comply with the Corporation’s code of business conduct and ethics, corporate governance principles, stock ownership and trading policies and guidelines and any other policies or guidelines of the Corporation applicable to directors and (D) will make such other acknowledgments, enter into such agreements and provide such information as the Board of Directors requires of all directors, including promptly submitting all completed and signed questionnaires required of the Corporation’s directors.
(f)    In addition to the information required pursuant to Section 2.16(e) or any other provision of these Bylaws, the Corporation also may require each Stockholder Nominee to furnish any other information (1) that may reasonably be requested by the Corporation to determine whether the Stockholder Nominee would be independent under the rules and listing standards of the principal United States securities exchanges upon which the common stock of the Corporation is listed or traded, any applicable rules of the SEC or any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors (collectively, the “Independence Standards”), (2) that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Stockholder Nominee or (3) that may reasonably be required to determine the eligibility of such Stockholder Nominee to serve as a director of the Corporation.
(g)    The Eligible Stockholder may, at its option, provide to the Secretary of the Corporation, at the time the Notice of Proxy Access Nomination is provided, a written statement, not to exceed 500 words, in support of the Stockholder Nominee(s)’ candidacy (a “Supporting Statement”). Only one Supporting Statement may be submitted by an Eligible

Stockholder (including any group of stockholders together constituting an Eligible Stockholder) in support of its Stockholder Nominee(s). Notwithstanding anything to the contrary contained in this Section 2.16, the Corporation may omit from its proxy materials any information or Supporting Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation.
(h)    In the event that any information or communications provided by an Eligible Stockholder or a Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make such information, in light of the circumstances under which it was made or provided, not misleading, such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect. In addition, any person providing any information pursuant to this Section 2.16 shall further update and supplement such information, if necessary, so that all such information shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting and as of the date that is ten business days prior to such annual meeting or any adjournment or postponement thereof, and such update and supplement (or a written certification that no such updates or supplements are necessary and that the information previously provided remains true and correct as of the applicable date) shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for determining the stockholders entitled to receive notice of such annual meeting (in the case of the update and supplement required to be made as of the record date), and not later than seven business days prior to the date of the annual meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten business days prior to the meeting).
(i)    Notwithstanding anything to the contrary contained in this Section 2.16, the Corporation shall not be required to include, pursuant to this Section 2.16, a Stockholder Nominee in its proxy materials (1) for any meeting of stockholders for which the Secretary of the Corporation receives notice that the Eligible Stockholder or any other stockholder intends to nominate one or more persons for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees set forth in Article II, Section 2.15 of these Bylaws, (2) if such Stockholder Nominee would not be an independent director under the Independence Standards, as determined by the Board of Directors or any committee thereof, (3) if such Stockholder Nominee’s election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, the rules and listing standards of the principal United States securities exchanges upon which the common stock of the Corporation is listed or traded, or any applicable state or federal law, rule or regulation, (4) if such Stockholder Nominee is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (5) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years, (6) if such Stockholder Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (7) if such Stockholder Nominee or the Eligible Stockholder who nominated such Stockholder Nominee provides any facts, statements or other information to the Corporation or its stockholders required or requested pursuant to this Section 2.16 that is not true and correct in all material respects or that omits a material fact necessary to make such information, in light of the circumstances in which it is made or provided, not misleading, or (8) if such Stockholder Nominee or the Eligible Stockholder who nominated such Stockholder Nominee otherwise contravenes any of the agreements or representations made by such Stockholder Nominee or Eligible Stockholder or fails to comply with its obligations pursuant to this Section 2.16.
(j)    Notwithstanding anything to the contrary set forth herein, if (1) a Stockholder Nominee and/or the applicable Eligible Stockholder breaches any of its or their obligations, agreements or representations under this Section 2.16 or (2) the Stockholder Nominee otherwise becomes ineligible for inclusion in the Corporation’s proxy materials pursuant to this Section 2.16 or dies, becomes disabled or is otherwise disqualified from being nominated for election or serving as a director of the Corporation, in each case as determined by the Board of Directors, any committee thereof or the chairman of the annual meeting, (A) the Corporation may omit or, to the extent feasible, remove the information concerning such Stockholder Nominee and the related Supporting Statement from its proxy materials and/or otherwise communicate to its stockholders that such Stockholder Nominee will not be eligible for election at the annual meeting, (B) the Corporation shall not be required to include in its proxy materials any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder and (C) the Board of Directors or the Chairman of the annual meeting shall declare such nomination to be invalid, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation and the named proxies will not vote any proxies received from stockholders with respect to such Stockholder Nominee. In addition, if the Eligible Stockholder (or a representative thereof) does not appear at the annual meeting to present any nomination pursuant to this Section 2.16, such nomination shall be disregarded as provided in clause (C) above.

(k)    Whenever the Eligible Stockholder consists of a group of stockholders, (1) a group of funds shall be treated as one stockholder if they are (A) under common management and investment control, (B) under common management and funded primarily by a single employer, or (C) part of a family of funds, meaning a group of publicly offered investment companies (whether organized in the U.S. or outside the U.S.) that hold themselves out to investors as related companies for purposes of investment and investor services, (2) each provision in this Section 2.16 that requires the Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each stockholder that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate their stockholdings in order to meet the 3% ownership requirement of the “Required Shares” definition), (3) a breach of any obligation, agreement or representation under this Section 2.16 by any member of such group shall be deemed a breach by the Eligible Stockholder and (4) the Notice of Proxy Access Nomination must designate one member of the group for purposes of receiving communications, notices and inquiries from the Corporation and otherwise authorize such member to act on behalf of all members of the group with respect to all matters relating to the nomination under this Section 2.16 (including withdrawal of the nomination). Whenever the Eligible Stockholder consists of a group of stockholders aggregating their stockholdings in order to meet the 3% ownership requirement of the “Required Shares” definition, (A) such ownership shall be determined by aggregating the lowest number of shares continuously owned (as defined in Section 2.16(d) hereof) by each such stockholder during the Minimum Holding Period and (B) the Notice of Proxy Access Nomination must indicate, for each such stockholder, such lowest number of shares continuously owned by such stockholder during the Minimum Holding Period. Any group of funds whose shares are aggregated for purposes of constituting an Eligible Stockholder must, within five business days after the date of the Notice of Proxy Access Nomination, provide documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under the required common management or part of the required family of funds. No person may be a member of more than one group of stockholders constituting an Eligible Stockholder with respect to any annual meeting. For the avoidance of doubt, a stockholder may withdraw from a group of stockholders constituting an Eligible Stockholder at any time prior to the annual meeting and if, as a result of such withdrawal, the Eligible Stockholder no longer owns the Required Shares, the nomination shall be disregarded as provided in Section 2.16(j). No shares may be attributed to more than one Eligible Stockholder, and no stockholder alone or together with any of its affiliates, may individually or as a member of a group qualify or constitute more than one Eligible Stockholder under this Section 2.16.
(l)    Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (1) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (2) does not receive at least 25% of the votes cast in favor of such Stockholder Nominee’s election will be ineligible to be a Stockholder Nominee pursuant to this Section 2.16 for the next two annual meetings of stockholders. For the avoidance of doubt, the immediately preceding sentence shall not prevent any stockholder from nominating any person to the Board of Directors pursuant to and in accordance with Article II, Section 2.15.
(m)    This Section 2.16 provides the exclusive method for a stockholder to include nominees for election to the Board of Directors in the Corporation’s proxy materials.
(n)    For the avoidance of doubt, nothing in this Section 2.16 shall limit the Corporation’s ability to solicit against any Stockholder Nominee or include in its proxy materials the Corporation’s own statements or other information relating to any Eligible Stockholder or Stockholder Nominee, including any information provided to the Corporation pursuant to this Section 2.16.
(o)    Without limiting the Board of Directors’ power and authority to interpret any other provision of these Bylaws, the Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 2.16 and to make any and all determinations necessary or advisable to apply this Section 2.16 to any persons, facts or circumstances, in each case acting in good faith.

ARTICLE III.
Board of Directors
Section 3.01    General Powers. The business of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may delegate its authority, subject to its reasonable supervision, to any committee, officer or agent and grant the power to sub-delegate.
Section 3.02    Number, Election and Term of Office.
(a)    Number. The exact number of directors shall be determined from time to time by resolution adopted by a majority of the whole Board of Directors or of the holders of at least 75% of the stock of the Corporation entitled to vote, considered for the purpose as one class, to a number not less than the minimum number of directors permitted by the Delaware General Corporation Law.
(b)    Election. Except as otherwise provided by law or by these Bylaws, the directors of the Corporation shall be elected at the Annual Meeting of stockholders in each year. Except as provided in paragraph (d) of this Section 3.02, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this paragraph, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a director is not elected, the director shall offer to tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Board of Directors’ decision.
(c)    Annual Election. Directors shall be elected annually for terms expiring at the next annual meeting of stockholders and until their successors shall be duly elected and qualified. If, for any cause, the Board of Directors shall not have been elected at an annual meeting of stockholders, they may be elected as soon thereafter convenient at a special meeting of stockholders called for that purpose in the manner provided in these Bylaws.
(d)    Vacancies. Newly Created Directorships-If the office of any director becomes vacant at any time by reason of death, resignation, retirement, disqualification, removal from office or otherwise, or if any new directorship is created by any increase in the authorized number of directors, a majority of the directors then in office, although less than a quorum, or the sole remaining director, may choose a successor to fill the newly created directorship, and the director so chosen shall hold office subject to the provisions of these Bylaws, until the next Annual Meeting of Stockholders or until his or her successor shall have been elected and qualified. At such next Annual Meeting the stockholders shall elect a director to fill the balance of the unexpired term of the director whose place was originally vacated or the term established by the Board pursuant to subsection (a) above.
(e)    Amendment. Notwithstanding Article XII of these Bylaws, no provision of this Section 3.02 may be amended or rescinded except by the affirmative vote of the holders of at least 75% of the stock of the Corporation entitled to vote, considered for the purpose as one class, or by a majority of the whole Board of Directors.
Section 3.03    Annual Meeting. As soon as practicable after each annual election of directors, the Board of Directors shall meet at the same place as the annual meeting of stockholders or at the principal executive office of the Corporation, or at such other place previously designated by the Board of Directors, for the purpose of electing the officers of the Corporation and for the transaction of such other business as may come before the meeting.
Section 3.04    Regular Meetings. Regular meetings of the Board of Directors shall be held from time to time at such time and place as may be fixed by resolution adopted by a majority of the total number of directors.
Section 3.05    Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President, or by any two of the directors and shall be held from time to time at such time and place as may be designated in the notice of such meeting.
Section 3.06    Notice of Meetings. No notice need be given of any annual or regular meeting of the Board of Directors. Notice of each special meeting of the Board of Directors shall be given by the Secretary who shall give at least three days’ notice thereof by mail or at least 24 hours’ notice thereof to each director by telephone, email, facsimile, board web portal (together with separate notice to the director of such posting) or other electronic transmission approved by the Board of Directors, or in person. Notice shall be effective upon dispatch of a letter, email or facsimile (properly addressed to the director), upon notice of the posting via a board web portal or upon delivery of written or telephoned notice to a person at the regular business or residence address of the director even if such notice is not personally received by the director.
Section 3.07    Waiver of Notice. Notice of any meeting of the Board of Directors may be waived either before, at or after such meeting in writing signed by each director so waiving notice or by an email or facsimile from such director. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purposes of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors need be specified in any written waiver of notice.
Section 3.08    Quorum. A majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless these Bylaws require a greater number.
Section 3.09    Removal. Any director may be removed from office at any meeting of the stockholders, with or without cause. If one or more directors be so removed, new director(s) may be elected at the same meeting.
Section 3.10    Committees of Directors.
(a)    The Board of Directors may, by resolution adopted by a majority of the total number of directors, designate one or more committees in addition to the committees established pursuant to Article IV of these Bylaws, each to consist of one or more of the directors of the Corporation, which, to the extent provided in the resolution, may exercise the powers of the Board of Directors in management of the business and affairs of the Corporation and may authorize the corporate seal to be affixed to all papers that may require it. The Board of Directors shall elect the directors to serve on each Committee and may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined by the resolution adopted by the directors. The chairman of each committee shall act as secretary of the meeting and prepare minutes of proceedings where formal action is taken by the committee, and each committee shall report their actions and recommendations to the Board of Directors when required.
(b)    The provisions of Section 3.06 through 3.08 of these Bylaws with respect to notices of meetings and quorums shall also be applicable to meetings of committees, except as otherwise provided in the Bylaws or resolutions establishing a particular committee. Special meetings of any committee shall be called at the request of any member or by the President or Chairman of the Board.
Section 3.11    Written Action. Any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting if all directors or committee members consent thereto in writing or by electronic transmission and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such action shall be deemed to have been taken upon the effective date appearing in the writings or electronic transmissions, notwithstanding the fact that some or all of the directors may have signed or consented by electronic transmission on a date other than the effective date.
Section 3.12    Compensation. Directors who are not salaried officers of this Corporation may receive such fixed sum per Board or Committee meeting attended or fixed annual sum and such other forms of compensation as may be determined by resolution of the Board of Directors. All directors shall receive their expenses, if any, of attendance at meetings of the Board of Directors or any committee thereof. Any director may serve the Corporation in any other capacity and receive proper compensation therefor.
Section 3.13    Conference Communications. Directors may participate in any meeting of the Board of Directors, or of any duly constituted committee thereof, by means of a conference telephone conversation or other comparable communication technique whereby all persons participating in the meeting can hear and communicate to each other. For the purposes of establishing a quorum and taking any action at the meeting, such directors participating pursuant to this Section 3.13 shall be deemed present in person at the meeting and the place of the meeting shall be the place of origination of the conference telephone conversation or other comparable communication technique.
Section 3.14    Chairman of the Board. The members of the Board of Directors shall elect from their number, at each annual meeting of the Board of Directors, a Chairman of the Board. The Chairman shall preside at all meetings of the directors and shall have such other duties as may be prescribed, from time to time, by the Board of Directors. The Chairman shall serve for a term ending (a) at the time determined by the Board of Directors at the time of election or (b) upon his or her earlier death, resignation or removal. The Chairman may be removed as Chairman at any time with or without cause by a majority of the directors. The Chairman of the Board shall not be deemed to be an officer of the Corporation as a result of such title.

ARTICLE IV.
Standing Committees
Section 4.01    Standing Committees. The Corporation shall have such standing committees of the Board of Directors as are provided in Article IV of these Bylaws. The Chairman of each standing committee shall be appointed by vote of a majority of the whole Board of Directors. The provisions of Section 3.10 of the Bylaws shall govern all standing committees, except as may be otherwise provided in the Bylaw establishing the committee. Each standing committee shall perform the duties specified in these Bylaws and shall have such other responsibilities and authority as may from time to time be assigned by the Board of Directors.
Section 4.02    Leadership Development and Compensation Committee. The Leadership Development and Compensation Committee shall provide a general review of the Corporation’s compensation and benefit plans to insure they meet corporate objectives. It shall perform such duties and responsibilities as may from time to time be assigned to it by the Board of Directors. Except as otherwise permitted by the applicable rules of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”), all members of the Committee shall be “independent directors” as defined by such rules and determined by the Board of Directors in accordance with its Governance Principles.
Section 4.03    Audit Committee.
(a)    The Audit Committee shall recommend to the whole Board of Directors the selection of independent certified public accountants to audit annually the books and records of this Corporation and shall review the activities and the reports of the independent certified public accountants and shall report the results of such review to the whole Board of Directors. The Audit Committee shall also monitor the internal audit controls of the Corporation.
(b)    Except as otherwise permitted by the applicable rules of the SEC and the NYSE, the Audit Committee shall be comprised solely of “independent directors” as defined by such rules and determined by the Board of Directors in accordance with its Governance Principles, including that such directors are independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a Committee member.
Section 4.04    Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee shall review and make its recommendations to the whole Board of Directors regarding nominations of persons to serve on the Board of Directors, and shall have such other duties and responsibilities as may from time to time be assigned to it by the Board of Directors. Except as otherwise permitted by the applicable rules of the SEC and the NYSE, the Corporate Governance and Nominating Committee shall be comprised solely of “independent directors” as defined by such rules and determined by the Board of Directors in accordance with its Governance Principles.
ARTICLE V.
Officers
Section 5.01    Number. The officers of the Corporation shall consist of a President, a Treasurer and a Secretary, and, if elected, such additional officers as described in this Article V. The directors may designate one or more regional or divisional Presidents and Vice Presidents who may but need not be officers of this Corporation. Any person may hold two or more offices except President and Vice President.
Section 5.02    Election, Term of Office and Qualifications. At each annual meeting of the Board of Directors, all officers, from within or without their number, shall be elected; however, the Board may elect additional officers at any Board meeting. Such officers shall hold office until the next annual meeting of the directors or until their successors are elected and qualified or until such office is eliminated by a vote of the majority of all directors. In addition, the Board of Directors at any time and from time to time may authorize the Chief Executive Officer to appoint one or more officers of the Corporation, other than the President, the Chief Financial Officer or any other executive officer.
Section 5.03    Removal and Vacancies. Any officer may be removed from office by a majority vote of the total number of directors with or without cause. In addition, the Board of Directors at any time and from time to time may authorize the Chief Executive Officer to remove one or more officers of the Corporation, other than the President, the Chief Financial Officer or any other executive officer. A vacancy among the officers by death, resignation, removal, or otherwise may be filled for the unexpired term by the Board of Directors (or by the Chief Executive Officer with respect to an officer who had been appointed by the Chief Executive Officer).
Section 5.04    President. The President shall have such duties as may, from time to time be prescribed by the Board of Directors and may be designated by the Board of Directors as the Chief Executive Officer.

Section 5.05    Chief Executive Officer. The Chief Executive Officer shall be the principal executive officer of the Corporation and shall be responsible for the general management, direction and control of all of the business and affairs of the Corporation. The Chief Executive Officer shall have such other authority and duties as the Board of Directors may prescribe. The Chief Executive Officer shall report to the Board of Directors and be responsible to them.
Section 5.06    Chief Operating Officer. The Chief Operating Officer, if one is elected, shall be responsible for the daily operations of the Corporation’s business and shall have such other authority and duties as the Board of Directors or the Chief Executive Officer may prescribe. The Chief Operating Officer shall report to the Chief Executive Officer if the Chief Executive Officer is not also serving as the Chief Operating Officer.
Section 5.07    Chief Financial Officer. The Chief Financial Officer shall exercise the powers and perform the duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Corporation. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as such officer may agree with the Chief Executive Officer or as the Board of Directors may from time to time determine.
Section 5.08    Vice Presidents. Each Vice President shall have such powers and shall perform such duties as may be prescribed by the Board of Directors, by the Chief Executive Officer or by his or her superior officer. The following categories of Vice Presidents may be elected by the Board of Directors:
(i)    Executive Vice Presidents,
(ii)    Senior Vice Presidents, or
(iii)    Vice Presidents including Group Vice Presidents.
Section 5.09    President Pro Tem. In the absence or disability of the President, the Board of Directors may appoint a President Pro Tem who shall have all the powers and duties of the President and shall serve during the aforesaid absence or disability.
Section 5.10    Secretary. The Secretary shall be secretary of and shall attend all meetings of the stockholders, the Board of Directors and the committees of the Board of Directors and shall record the proceedings of such meetings in the minute book of the Corporation. The Secretary shall give proper notice of meetings of stockholders, Board of Directors and committees of the Board of Directors. The Secretary shall keep the seal of the Corporation. The Secretary shall perform such other duties incident to the office of Secretary and as may from time to time be prescribed by the Board of Directors or by the President or the Chairman.
Section 5.11    Treasurer. The Treasurer or such person’s delegate shall keep accurate accounts of all moneys and securities of the Corporation received or disbursed. The Treasurer shall have power to endorse for deposit all notes, checks and drafts received by the Corporation. The Treasurer shall disburse the funds of the Corporation as ordered by the directors, making proper vouchers therefor. The Treasurer shall supervise and be responsible for borrowings and compliance with the provisions of all indentures, agreements and instruments governing such borrowings to which the Corporation is a party. The Treasurer shall render to the President and the Board of Directors whenever required an account of all his or her transactions as Treasurer and of the financial condition of the Corporation and shall perform such other duties incident to the office of the Treasurer and as may from time to time be prescribed by the Board of Directors or by the President or the Chairman.
Section 5.12    Controller. The duties of the Controller shall be to maintain adequate records and books of account and control of all assets, liabilities and transactions of this Corporation; to see that adequate audits thereof are currently and regularly made; and, in conjunction with other officers and department heads, to initiate and enforce adequate accounting measures and procedures. The Controller shall perform such other duties as the President, the Chief Financial Officer or the Board of Directors may from time to time prescribe or require. The Controller’s duties and powers shall extend to all subsidiary corporations.
Section 5.13    General Counsel. The General Counsel shall be the legal adviser of the Corporation. The General Counsel shall perform such other duties incident to the office of General Counsel and as may from time to time be prescribed by the Board of Directors or by the President or the Chairman.
Section 5.14    Duties of Other Officers. Assistant Vice Presidents, Assistant Secretaries, and Assistant Treasurers elected by the Board of Directors (or, to the extent permitted by Section 5.02 of these Bylaws, the Chief Executive Officer), if any, shall have the power and authority and may perform all the duties of a Vice President, the Secretary, or the Treasurer, respectively. Regional or divisional Presidents who are to be officers of the Corporation elected by the Board of Directors (or, to the extent permitted by Section 5.02 of these Bylaws, the Chief Executive Officer), if any, shall have such powers and shall perform such duties as may be prescribed by the Board of Directors, by the Chief Executive Officer or by such officer’s superior officer. The duties of such other officers and agents as the Board of Directors (or, to the extent permitted by Section 5.02 of these Bylaws, the Chief Executive Officer) may designate shall be set forth in the resolution or appointment creating such office or by subsequent resolution or appointment.
Section 5.15    Authority to Execute Agreements. The President, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Group Vice Presidents and regional and divisional Presidents who are officers of the Corporation are hereby authorized to execute or cause to be executed in the name and on behalf of this Corporation, all contracts, agreements, deeds, mortgages, bonds, options, leases, lease and other guarantees of the obligations of others, including subsidiary corporations and customers, stock transfer documents, and such other instruments as may be necessary or desirable in the conduct of the business of the Corporation; and said officers are further authorized to sign and affix, or cause to be signed and affixed, the seal of the Corporation on any instrument requiring the same, which seal shall be attested by the signature of the Secretary, the Treasurer, any Assistant Secretary or any Assistant Treasurer. Except as may be limited in a resolution or resolutions of the Board of Directors, in causing any of said documents to be executed in the name and on behalf of this Corporation, any of said officers shall have the authority to designate employees of the Corporation or any of its subsidiaries to have the power and authority to sign such documents in the name and on behalf of this Corporation as determined by the officer making such designation. The persons upon whom such power and authority is conferred shall not be deemed officers of the Corporation unless elected by the Board of Directors or, to the extent provided by Section 5.02 of these Bylaws, the Chief Executive Officer.
Section 5.16    Duties of Officers May be Delegated. Unless prohibited by the Board of Directors, an officer may, without the approval of the Board of Directors, delegate some or all of the duties and powers of his or her office to other persons.
ARTICLE VI.
Shares and Their Transfer
Section 6.01    Certificates for Stock. The Corporation’s shares of stock shall be represented by certificates, provided that the Board of Directors may, subject to the limits imposed by law, provide by resolution or resolutions that some or all of any or all classes or series shall be uncertificated shares. Certificates for shares of stock of the Corporation shall be in such form as shall be prescribed by the Board of Directors. Certificates for such shares shall be numbered in the order in which they shall be issued and shall be signed in the name of the Corporation by the Chairperson of the Board, the President or a Vice President, and by the Secretary or an Assistant Secretary and the seal of the Corporation shall be affixed thereto. Uncertificated shares of the Corporation’s stock that are issued by the Corporation shall be evidenced by entries on the books and records of the Corporation established and maintained for such purpose. Every certificate surrendered to the Corporation for exchange or transfer shall be cancelled, and no new certificate or certificates shall be issued in exchange for any existing certificate, or if uncertificated shares are to be issued pursuant to such exchange or transfer, no entry shall be made on the books and records of the Corporation relating to such exchange or transfer, until such certificate shall have been so cancelled, except in cases provided for in Section 6.06 below.
Section 6.02    Issuance of Stock. The Board of Directors is authorized to cause to be issued shares of the Corporation up to the full amount authorized by the Certificate of Incorporation in such amounts and for such consideration as may be determined by the Board of Directors.
Section 6.03    Partly Paid Stock. The Corporation may issue the whole or any part of its stock as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each certificate issued to represent any such partly paid stock, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid stock, the Corporation shall declare a dividend upon partly paid stock of the same class, but only upon the basis of the percentage of the consideration actually paid thereon. The Board of Directors may, from time to time, demand payment, in respect of each share of stock not fully paid, of such sum of money as the necessities of the business may, in the judgment of the Board of Directors, require, not exceeding in the whole the balance remaining unpaid on such stock, and such sum so demanded shall be paid to the Corporation at such times and by such installments as the directors shall direct. The directors shall give written notice of the time and place of such payments, which notice shall be mailed at least 30 days before the time for such payment, to each holder of or subscriber for stock which is not fully paid at such person’s last known post office address or such person’s last known address on the stock registry.
Section 6.04    Transfer of Stock. Transfer of stock on the books of the Corporation may be authorized only by the registered holder, the stockholder’s legal representative or the stockholder’s duly authorized attorney-in-fact and upon surrender of the certificate or the certificates for such stock. The Corporation may treat as the absolute owner of stock of the Corporation the person or persons in whose name stock is registered on the books and records of the Corporation. The Board of Directors may appoint one or more transfer agents, who shall keep the stock ledger and transfer book for the transfer of stock of the Corporation, and one or more registrars, and may require all certificates of stock to bear the signature of such transfer agents and of such registrars.
Section 6.05    Facsimile Signatures. Whenever any certificate is countersigned by a transfer agent or by a registrar other than the Corporation or its employee, then the signatures of the officers or agents of the Corporation may be a facsimile. Where a certificate is to bear the signature of a transfer agent and a registrar, the signature of one, but not both, may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on any such certificate shall cease to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation as though the person who signed such certificate or whose facsimile signature or signatures had been placed thereon were such officer, transfer agent or registrar at the date of issue.
Section 6.06    Lost, Stolen, Destroyed or Mutilated Certificates. The Corporation may issue a new stock certificate of stock in the place of any certificate theretofore issued by it alleged to have been lost, stolen, destroyed or mutilated, or if the Board of Directors has designated that such stock no longer be certificated, by recording the ownership of such shares on the books and records of the Corporation maintained for such purpose. The Board of Directors may require the owner of the allegedly lost, stolen or destroyed certificate, or the owner’s legal representatives, to give the Corporation such bond or such surety or sureties as the board of directors, in its sole discretion, deems sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction or the issuance of such new certificate and, in the case of a certificate alleged to have been mutilated, to surrender the mutilated certificate.
ARTICLE VII.
Dividends, Surplus, Etc.
Section 7.01    Dividends. The Board of Directors may declare dividends on its capital stock from the Corporation’s surplus, or if there be none, out of its net profits for the current fiscal year, and/or the preceding fiscal year in such amounts as in its opinion the condition of the affairs of the Corporation shall render it advisable unless otherwise restricted by law.
Section 7.02    Use of Surplus, Reserve. The Board of Directors may use any of the Corporation’s property or funds, unless such would cause an impairment of capital, in purchasing any of the stock, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation. The Board of Directors may from time to time set aside from corporate surplus or net profits such sums as it deems proper as a reserve fund for any purpose.
ARTICLE VIII.
Books and Records, Audit, Fiscal Year
Section 8.01    Books and Records. The Board of Directors of the Corporation shall cause to be kept: (a) a share ledger which shall be in charge of the Secretary; (b) records of the proceedings of stockholders and directors: and (c) such other records and books of account as shall be necessary and appropriate to the conduct of the corporate business.
Section 8.02    Audit. The Board of Directors shall cause the records and books of account of the Corporation to be audited at least once for each fiscal year and at such other times as it may deem necessary or appropriate.
Section 8.03    Fiscal Year. The fiscal year of the Corporation shall end on the last Saturday in February of each year.
ARTICLE IX.
Indemnification
Section 9.01    Statutory Indemnification. The Corporation shall indemnify any director or officer of the Corporation and may indemnify any employee or agent of the Corporation in the discretion of the Board of Directors for such liabilities in such manner under such circumstances and to such extent as permitted by Section 145 of the Delaware General Corporation Law or its successor, as now enacted or hereafter amended.
Section 9.02    Additional Indemnification. In addition to that authorized in Section 9.01 herein, the Corporation shall indemnify as follows:
(a)    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding (even if such wrongful act arose out of neglect or breach of duty not involving willful misconduct), so long as such person did not act out of personal profit or advantage which was undisclosed to the Corporation and such person acted in a manner he or she reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
(b)    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, including amounts paid in settlement, (even if such wrongful act arose out of neglect or breach of duty not involving willful misconduct), so long as such person did not act out of personal profit or advantage which was undisclosed to the Corporation and such person acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation.
Section 9.03    Procedure for Indemnification.
(a)    The Corporation shall be required to make a determination that indemnification under this Article is proper in the circumstances because the person being indemnified has met the applicable standards of conduct set forth in this Article. Such determination shall be made (1) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders of the Corporation. If a court orders indemnification of the officer or director, no such outside determination is necessary.
(b)    Expenses incurred by any person who shall have a right of indemnification under this Article in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action provided that a determination has not been made by independent legal counsel (who may be the regular counsel for the Corporation) in a written opinion that it is reasonably likely that the person has not met the applicable standards of conduct for indemnification and provided that the Corporation has received an undertaking by or on behalf of the person to repay such expenses unless it shall ultimately be determined that such person is entitled to be indemnified by the Corporation pursuant to this Article.
Section 9.04    Vested, Non-Exclusive Contract Right; Survival.
(a)    The indemnification provided by this Article is in addition to and independent of and shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person; provided that any indemnification realized other than under this Article shall apply as a credit against any indemnification provided by this Article.
(b)    The Corporation may provide indemnification under this Article to any employee or agent of the Corporation or of any other corporation of which the Corporation owns or controls or at the time owned or controlled directly or indirectly a majority of the shares of stock entitled to vote for election of directors or to any director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise in which the Corporation has or at the time had an interest as an owner, creditor or otherwise, if and whenever the Board of Directors of the Corporation deems it in the best interest of the Corporation to do so.
(c)    The Corporation may, to the fullest extent permitted by applicable law from time to time in effect, indemnify any and all persons whom the Corporation shall have power to indemnify under said law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said law, if and whenever the Board of Directors of the Corporation deems it to be in the best interest of the Corporation to do so.
(d)    The provisions of this Article IX shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while this Article IX is in effect, and any repeal or amendment of this Article IX shall not adversely affect any right or protection of any person granted pursuant hereto then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. Neither the repeal nor amendment of this Article IX, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that would accrue or arise, prior to such repeal, amendment or adoption of an inconsistent provision.
Section 9.05    Subsidiary Corporations. For purposes of this Article and indemnification hereunder, any person who is or was a director or officer of any other corporation of which the Corporation owns or controls or at the time owned or controlled directly or indirectly a majority of the shares of stock entitled to vote for election of directors of such other corporation shall be conclusively presumed to be serving or to have served as such director or officer at the request of the Corporation.
ARTICLE X.
Forum for Adjudication of Disputes
Section 10.01    Forum. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring: (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provisions of the Delaware General Corporation Law or the Certificate of Incorporation or these Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.
If any provision of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
ARTICLE XI.
Miscellaneous
Section 11.01    Periods of Time. During any period of time prescribed by these Bylaws, the date from which the designated period of time begins to run shall not be included, and the last day of the period so computed shall be included.
Section 11.02    Voting Securities Held by the Corporation. Unless otherwise ordered by the Board of Directors, the Chief Executive Officer shall have full power and authority on behalf of the Corporation: (a) to attend and to vote at any meeting of security holders of other corporations in which the Corporation may hold securities; (b) to execute any proxy for such meeting on behalf of the Corporation; or (c) to execute a written action in lieu of a meeting of such other corporation on behalf of the Corporation. At such meeting, by such proxy or by such writing in lieu of meeting, the Chief Executive Officer shall possess and may exercise any and all rights and powers incident to the ownership of such securities that the Corporation might have possessed and exercised if it had been present. The Board of Directors may, from time to time, confer like powers upon any other person or persons.
Section 11.03    Purchase and Sale of Securities. Unless otherwise ordered by the Board of Directors, the Chief Executive Officer shall have full power and authority on behalf of the Corporation to purchase, sell, transfer or encumber any and all securities of any other corporation owned by the Corporation and may execute and deliver such documents as may be necessary to effectuate such purchase, sale, transfer or encumbrance. The Board of Directors may, from time to time, confer like powers upon any other person or persons.
ARTICLE XII.
Amendments
Section 12.01    Amendments. These Bylaws may be amended, altered or repealed at any meeting of the directors by a vote of the majority of the whole Board of Directors or at any meeting of the stockholders at which a quorum, as defined in Article II, Section 2.04 of these Bylaws, is present by the vote of a majority of the shares voting at the meeting.

APPENDIX D
ADDITIONAL INFORMATION REGARDING PARTICIPANTS
IN THE SOLICITATION
Under applicable SEC rules and regulations, members of the Board of Directors, the Board’s director nominees and certain officers and other employees of SUPERVALU are “participants” with respect to our solicitation of proxies in connection with the 2018 Annual Meeting of Stockholders. The following sets forth certain information about the persons who are “participants.”
Directors and Director Nominees
The following table sets forth the names and business addresses, and addresses of the organizations of employment, of SUPERVALU’s directors (including the director nominees). The principal occupations or employment of SUPERVALU’s directors and nominees who are considered “participants” in our solicitation are set forth under “Proposal 1: Election of Directors” in this Proxy Statement/Prospectus.

Name	Business Address	Address of Organization of Employment
Donald R. Chappel	c/o SUPERVALU INC. 11840 Valley View Road Eden Prairie, MN 55344	—
Irwin S. Cohen	c/o SUPERVALU INC. 11840 Valley View Road Eden Prairie, MN 55344	—
Philip L. Francis	c/o SUPERVALU INC. 11840 Valley View Road Eden Prairie, MN 55344	—
Mark Gross	c/o SUPERVALU INC. 11840 Valley View Road Eden Prairie, MN 55344	SUPERVALU INC. 11840 Valley View Road Eden Prairie, MN 55344
Eric G. Johnson	c/o SUPERVALU INC. 11840 Valley View Road Eden Prairie, MN 55344	Baldwin Richardson Foods Company One Tower Lane, Suite 2390 Oakbrook Terrace, IL 60181
Mathew M. Pendo	c/o SUPERVALU INC. 11840 Valley View Road Eden Prairie, MN 55344	Oaktree Capital Management, L.P. 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071
Francesca Ruiz de Luzuriaga	c/o SUPERVALU INC. 11840 Valley View Road Eden Prairie, MN 55344	—
Frank A. Savage	c/o SUPERVALU INC. 11840 Valley View Road Eden Prairie, MN 55344	Lazard Ltd. 30 Rockefeller Plaza New York, NY 10020
Mary A. Winston	c/o SUPERVALU INC. 11840 Valley View Road Eden Prairie, MN 55344	—

Certain Officers and Other Employees
The following table sets forth the name and principal occupation of SUPERVALU’s officers and employees who are “participants.” The principal occupation refers to such person’s position with SUPERVALU, and the principal business address of each such person is 11840 Valley View Road, Eden Prairie, MN 55344.

Name	Principal Occupation
Mark Gross	President and Chief Executive Officer
Rob N. Woseth	Executive Vice President and Chief Financial Officer
Stuart D. McFarland	Senior Vice President, General Counsel and Corporate Secretary
Sarah L. Louden	Vice President, Human Resources and Chief Human Resources Officer
Steven J. Bloomquist	Vice President, Investor Relations
Jeffrey M. Bush	Vice President, Compensation
Jeffrey S. Swanson	Vice President, Communications

Information Regarding Ownership of SUPERVALU’s Securities by Participants
The number of SUPERVALU securities beneficially owned by directors and named executive officers as of June 21, 2018, is set forth under the heading “Security Ownership of Management” in this Proxy Statement/Prospectus. The following table sets forth the number of shares beneficially owned as of June 21, 2018, by our other employees who are “participants.”

Name	Shares of Common Stock Beneficially Owned (1)
Stuart D. McFarland	12,005
Sarah L. Louden	5,672
Steven. J. Bloomquist	11,158
Jeffrey M. Bush	4,759
Jeffrey S. Swanson	6,231
(1) Includes shares underlying options exercisable or exercisable within 60 days of June 21, 2018, as follows: Mr. McFarland, 7,771 shares; Ms. Louden, 3,524 shares; Mr. Bloomquist, 6,093 shares; and Mr. Swanson, 4,067 shares.
Shares of our common stock owned of record by each of our directors, named executive officers and other participants are beneficially owned by such person.
Information Regarding Transactions in SUPERVALU Securities by Participants
The following table sets forth purchases and sales of SUPERVALU’s securities during the past two years, by the persons listed above under “Directors and Director Nominees” and “Certain Officers and Other Employees.” None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Number of Shares	Transaction Description
Donald R. Chappel	07/29/2016	7,391.69	Acquisition - Annual stock retainer grant
	07/27/2017	14,245.81	Acquisition - Annual stock retainer grant
Irwin S. Cohen	07/29/2016	3,366.51	Acquisition - Annual stock retainer grant
	07/27/2017	4,588.99	Acquisition - Annual stock retainer grant
Philip L. Francis	07/29/2016	3,366.51	Acquisition - Annual stock retainer grant
	07/27/2017	4,588.99	Acquisition - Annual stock retainer grant
Mark Gross	04/27/2017	35,903	Acquisition - Grant of stock option
	04/27/2017	35,971	Acquisition - Grant of performance share units
	04/27/2017	27,407	Acquisition - Grant of restricted stock units

Name	Date	Number of Shares	Transaction Description
Mark Gross (continued)	4/26/2018	120,992	Acquisition - Grant of performance share units
	04/27/2018	(2,852)	Disposition - Surrender of shares for tax withholding
Eric G. Johnson	07/29/2016	6,425.64	Acquisition - Annual stock retainer grant
	07/27/2017	9,636.87	Acquisition - Annual stock retainer grant
Mathew M. Pendo	07/29/2016	3,366.51	Acquisition - Annual stock retainer grant
	07/27/2017	4,588.99	Acquisition - Annual stock retainer grant
Francesca Ruiz de Luzuriaga	07/29/2016	3,366.51	Acquisition - Annual stock retainer grant
	07/27/2017	4,588.99	Acquisition - Annual stock retainer grant
Frank A. Savage	07/29/2016	6,425.64	Acquisition - Annual stock retainer grant
	07/27/2017	8,978.45	Acquisition - Annual stock retainer grant
Mary A. Winston	07/29/2016	3,366.51	Acquisition - Annual stock retainer grant
	07/27/2017	4,588.99	Acquisition - Annual stock retainer grant
Rob N. Woseth	04/27/2017	10,851	Acquisition - Grant of performance share units
	04/27/2017	10,877	Acquisition - Grant of restricted stock units
	04/28/2017	(475)	Disposition - Surrender of shares for tax withholding
	04/30/2017	(601)	Disposition - Surrender of shares for tax withholding
	05/16/2017	(356)	Disposition - Surrender of shares for tax withholding
	04/26/2018	27,072	Acquisition - Grant of performance share units
	04/27/2018	(1,125)	Disposition - Surrender of shares for tax withholding
	04/28/2018	(432)	Disposition - Surrender of shares for tax withholding
	04/30/2018	(554)	Disposition - Surrender of shares for tax withholding
Stuart D. McFarland	04/27/2017	5,653	Acquisition - Grant of restricted stock units
	04/28/2017	(419)	Disposition - Surrender of shares for tax withholding
	04/30/2017	(130)	Disposition - Surrender of shares for tax withholding
	05/16/2017	(132)	Disposition - Surrender of shares for tax withholding
	04/26/2018	16,636	Acquisition - Grant of performance share units
	04/27/2018	(657)	Disposition - Surrender of shares for tax withholding
	04/28/2018	(311)	Disposition - Surrender of shares for tax withholding
	04/30/2018	(103)	Disposition - Surrender of shares for tax withholding
Sarah L. Louden	4/27/2017	2,912	Acquisition - Grant of restricted stock units
	4/28/2017	(235)	Disposition - Surrender of shares for tax withholding
	4/30/2017	(73)	Disposition - Surrender of shares for tax withholding
	5/16/2017	(76)	Disposition - Surrender of shares for tax withholding
	4/26/2018	15,124	Acquisition - Grant of restricted stock units
	4/27/2018	(356)	Disposition - Surrender of shares for tax withholding
	4/28/2018	(211)	Disposition - Surrender of shares for tax withholding
	4/30/2018	(56)	Disposition - Surrender of shares for tax withholding
Steven J. Bloomquist	04/27/2017	3,426	Acquisition - Grant of restricted stock units
	04/28/2017	(419)	Disposition - Surrender of shares for tax withholding
	04/30/2017	(130)	Disposition - Surrender of shares for tax withholding
	05/16/2017	(69)	Disposition - Surrender of shares for tax withholding
	04/26/2018	6,050	Acquisition - Grant of restricted stock units
	04/27/2018	(419)	Disposition - Surrender of shares for tax withholding
	04/28/2018	(376)	Disposition - Surrender of shares for tax withholding
	04/30/2018	(100)	Disposition - Surrender of shares for tax withholding

Name	Date	Number of Shares	Transaction Description
Jeffrey M. Bush	1/15/2017	(417)	Disposition - Surrender of shares for tax withholding
	4/27/2017	4,796	Acquisition - Grant of restricted stock units
	4/28/2017	(407)	Disposition - Surrender of shares for tax withholding
	1/15/2018	(374)	Disposition - Surrender of shares for tax withholding
	4/26/2018	8,469	Acquisition - Grant of restricted stock units
	4/27/2018	(586)	Disposition - Surrender of shares for tax withholding
	4/28/2018	(362)	Disposition - Surrender of shares for tax withholding
Jeffrey S. Swanson	4/27/2017	2,398	Acquisition - Grant of restricted stock units
	4/28/2017	(235)	Disposition - Surrender of shares for tax withholding
	4/30/2017	(78)	Disposition - Surrender of shares for tax withholding
	5/16/2017	(83)	Disposition - Surrender of shares for tax withholding
	4/26/2018	3,630	Acquisition - Grant of restricted stock units
	4/27/2018	(293)	Disposition - Surrender of shares for tax withholding
	4/28/2018	(211)	Disposition - Surrender of shares for tax withholding
	4/30/2018	(73)	Disposition - Surrender of shares for tax withholding
Miscellaneous Information Concerning Participants
Except as described in this Appendix D or in this Proxy Statement/Prospectus, neither any participant nor any of their respective associates or affiliates (together, the “Participant Affiliates”) is either a party to any transaction or series of transactions since the beginning of our last fiscal year or has knowledge of any currently proposed transaction or series of proposed transactions (i) to which the Company or any of its subsidiaries was or is to be a participant, (ii) in which the amount involved exceeds $120,000 and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Appendix D or in this Proxy Statement/Prospectus, no Participant Affiliate, directly or indirectly, beneficially owns any securities of SUPERVALU.
Except as described in this Appendix D or in this Proxy Statement/Prospectus, no participant or Participant Affiliate has any arrangement or understanding with any person with respect to any future employment by SUPERVALU or any of its affiliates or any future transactions to which SUPERVALU or any of its affiliates will or may be a party.
Except as described in this Appendix D or in this Proxy Statement/Prospectus, there are no contracts, arrangements or understandings by any participant since the beginning of our last fiscal year with any person with respect to any securities of SUPERVALU, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.
Except as described in this Appendix D or in this Proxy Statement/Prospectus, and excluding any director or executive officer of SUPERVALU acting solely in that capacity, no participant or Participant Affiliate who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.
SUPERVALU does not know of any changes in control of SUPERVALU within the last fiscal year. To the Company’s knowledge, there are no material proceedings to which any director, officer, employee or affiliate of SUPERVALU, any owner of record or beneficially of more than five percent of any class of voting securities of SUPERVALU, or any of their associates is a party adverse to, or has a material interest adverse to, SUPERVALU or any of its subsidiaries.

APPENDIX E
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION USED IN
COMPENSATION PERFORMANCE METRICS
Our Consolidated Financial Statements are prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). The “Compensation Discussion and Analysis” contains references to certain financial measurements that are not measured in accordance with GAAP (“non-GAAP”). The measures and items identified below, such as Adjusted EBITDA, are provided as a supplement to our results of operations. We consider these non-GAAP financial measures to assess the performance of our business, understand underlying operating performance and core business trends, which we use to facilitate operating performance comparisons of our business on a consistent basis over time, and as a compensation performance measure. The measures and items identified below, such as Adjusted EBITDA, are provided as a supplement to our results of operations and related analysis, and should not be considered superior to, a substitute for or an alternative to any financial measure of performance prepared and presented in accordance with GAAP. In each of these measures, certain items are omitted either because they are non-cash items or are items that are not considered in our supplemental assessment of ongoing business performance. Certain of these adjustments are considered in similar supplemental analyses by other companies, such as depreciation and amortization, impairment charges and certain other adjustments.
We believe these non-GAAP measures are useful to investors and financial institutions because Adjusted EBITDA provides additional understanding of other factors and trends affecting our business, which are used in the business planning process to understand expected performance, to evaluate results against those expectations, and as one of the compensation performance measures under certain compensation programs and plans. We believe Adjusted EBITDA is more reflective of factors that affect our underlying operating performance and facilitate operating performance comparisons of our business segments on a consistent basis over time.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Certain adjustments to our GAAP financial measures reflected below exclude items that may be considered recurring in nature and may be reflected in our financial results for the foreseeable future. These measurements and items may be different from non-GAAP financial measures used by other companies. All measurements are provided with a reconciliation from a GAAP measurement. The non-GAAP financial measures below should only be considered as an additional supplement to our financial results reported in accordance with GAAP and should be reviewed in conjunction with our results reported in accordance with GAAP in our Annual Report on Form 10-K for the fiscal year ended February 24, 2018.
There are significant limitations to using Adjusted EBITDA as a financial measure including, but not limited to, it not reflecting cash expenditures for capital assets or contractual commitments, changes in working capital, income taxes, capital lease obligations and debt service expenses that are recurring in our results of operations.
We define Adjusted EBITDA as Net earnings (loss) from continuing operations, plus Interest expense, net and Income tax provision (benefit), less Net earnings attributable to noncontrolling interests calculated in accordance with GAAP, plus non-GAAP adjustments for Depreciation and amortization, LIFO charge (credit), certain employee-related costs and pension-related charges (including severance costs, pension settlement charges, multiemployer pension withdrawal charges, accelerated stock- based compensation charges and other items), certain non-cash asset impairment and other charges (including asset write-offs, store closures and market exits), certain gains and losses on the sale of property, goodwill and intangible asset impairment charges, costs related to the separation of businesses, legal settlement charges and gains, contract breakage costs and certain other non-cash charges or items, as determined by management.

E-1

The following table reconciles Adjusted EBITDA to Net earnings from continuing operations:

2018 (52 weeks)
Net earnings from continuing operations	$49
Less: net earnings attributable to noncontrolling interests	(1)
Income tax provision	28
Interest expense, net	132
Depreciation and amortization	197
LIFO charge	1
Merger and integration costs(1)	37
Legal reserve charge(2)	9
Severance costs(3)	8
Store closure charges and costs(4)	3
Asset impairment and other charges, net of gains(5)	2
Gain on sale of property(6)	(3)
Vendor settlement income(7)	(5)
Benefit plan termination gain(8)	(8)
Gain on sale of unconsolidated affiliates(9)	(13)
Adjusted EBITDA	$436

(1)
Merger and integration costs relate to the acquisition and integration of Unified and AG Florida and primarily reflect employee severance and transition costs, acquisition costs and a multiemployer pension withdrawal charge. We expect to continue to incur merger and integration costs until the completion of the integration of Unified and AG Florida.

(2)	Legal reserve charge reflects a settlement for certain legal proceedings.

(3)	Severance costs primarily reflect termination costs for employees who are not part of our ongoing business.

(4)	Store closure charges and costs include impairment, severance and related costs due to store closures, including the sale of pharmacy prescription files related to a store closure.

(5)	Asset impairment charges include non-cash charges related to our Retail business in fiscal 2018.

(6)	Gain on sale of property primarily reflects cash received in excess of the property’s carrying value.

(7)	Vendor settlement income reflect funds received from vendors related to prior year claim settlements.

(8)	Benefit plan termination gain reflects the cancellation of certain non-qualified benefit plans.

(9)	Gain on sale of unconsolidated affiliates reflects the proceeds received from the sale of equity investments.

E-2

SUPERVALU INC.
SUPERVALU INC. Headquarters
11840 Valley View Road
Eden Prairie, MN 55344
August 16, 2018 Annual Meeting of Stockholders
The Annual Meeting will begin at 8:00 a.m., Central Time, at the SUPERVALU Headquarters,
11840 Valley View Road
Eden Prairie, MN 55344
SUPERVALU INC.
Annual Meeting of
Stockholders
August 16, 2018 at 8:00 a.m., Central Time
Please bring a current
brokerage statement, letter from your stockbroker
or other proof of stock ownership to the meeting

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

SUPERVALU INC.

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS

2018 ANNUAL MEETING OF STOCKHOLDERS – AUGUST 16, 2018

WHITE PROXY

As a stockholder named on this card, you hereby appoint Mark Gross and Stuart D. McFarland, and each of them, as your proxy, with power of substitution, to vote the shares of SUPERVALU common stock at the Annual Meeting, to be held at the SUPERVALU Headquarters, 11840 Valley View Road, Eden Prairie, Minnesota, on Thursday, August 16, 2018, at 8:00 a.m., Central Time, and at any adjournment(s) or postponement(s) thereof, as directed below. These proxies may also vote, in their discretion, upon all matters not timely submitted pursuant to Rule 14a-4(c)(1) and on all matters incident to the conduct of the Annual Meeting, or any adjournment(s) or postponement(s) thereof. The shares will be voted as if you were personally present at the Annual Meeting. All former proxies are revoked.

This proxy card, when properly executed, will be voted in the manner provided on the reverse side. If no direction is given, this proxy card will be voted FOR the election of the nominees of the Board of Directors named in Proposal 1, FOR Proposals 2, 3, and 4 and AGAINST Proposal 5, and in the discretion of the proxies as described above.

By executing this WHITE proxy card, the undersigned revokes all prior proxies that the undersigned has given with respect to the Annual Meeting.

(Continued, and to be signed and dated, on the reverse side.)

SUPERVALU INC.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of SUPERVALU INC. common stock for the upcoming Annual Meeting.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1. **Vote by Telephone –** Call toll-free from the U.S. or Canada at **1-888-216-1353** on a touch-tone telephone. If outside the U.S. or Canada, call **1-646-880-9094**. Please follow the simple instructions provided. You will be required to provide the unique control number printed below.

OR

2. **Vote by Internet –** Please access **https://www.proxyvotenow.com/svu** and follow the simple instructions provided. Please note you must type an "s" after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the proxies to vote your shares in the same manner as if you had signed, dated and returned a WHITE proxy card.

OR

3. **Vote by Mail –** If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: SUPERVALU INC., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

X **Please mark your vote as in this sample**

The Board of Directors recommends you vote FOR all Director nominees under Proposal 1.

1. Election of Directors

01 – Donald R. Chappel	06 – Mathew M. Pendo
02 – Irwin S. Cohen	07 – Francesca Ruiz de Luzuriaga
03 – Philip L. Francis	08 – Frank A. Savage
04 – Mark Gross	09 – Mary A. Winston
05 – Eric G. Johnson	

FOR ALL ☐ WITHHOLD ALL ☐ FOR ALL EXCEPT* ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below:

____

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4.

	FOR	AGAINST	ABSTAIN
2. To adopt the Agreement and Plan of Merger, dated as of June 7, 2018, by and among SUPERVALU INC., SUPERVALU Enterprises, Inc. and SUPERVALU Merger Sub, Inc., included in the Proxy Statement/Prospectus as Appendix A.	☐	☐	☐
3. Ratification of the appointment of KPMG LLP as independent registered public accounting firm.	☐	☐	☐
4. To approve, by non-binding vote, the executive compensation as disclosed in the Proxy Statement/Prospectus.	☐	☐	☐

The Board of Directors recommends you vote AGAINST Proposal 5.

	FOR	AGAINST	ABSTAIN
5. To approve a proposal regarding additional disclosure concerning the use of the Company's corporate aircraft submitted by a stockholder, Blackwells Capital LLC.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon all matters not timely submitted pursuant to Rule 14a-4(c)(1) and on all matters incident to the conduct of the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

Date: ______________________, 2018

____
Signature

____
Signature

____
Title

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.